          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 26, 2002
                                                      REGISTRATION NO. 333-83976

________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                              -------------------
                               AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------

                            UNITED NATIONAL BANCORP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              -------------------

          NEW JERSEY                            6712                              22-2894827
(STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER IDENTIFICATION NO.)
INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)
      1130 ROUTE 22 EAST                 POST OFFICE BOX 6000
                                  BRIDGEWATER, NEW JERSEY 08807-0010
                                           (908) 429-2200
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              -------------------

                              RALPH L. STRAW, JR.,
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            UNITED NATIONAL BANCORP
                               1130 ROUTE 22 EAST
                              POST OFFICE BOX 6000
                       BRIDGEWATER, NEW JERSEY 08807-0010
                                 (908) 429-2200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                              -------------------

                                   COPIES TO:

    CHARLES R. BERMAN, ESQ.                             JOHN B. LAMPI, ESQ.
    BOURNE, NOLL & KENYON                                SAUL EWING, LLP
   382 SPRINGFIELD AVENUE                               2 NORTH 2ND STREET
     POST OFFICE BOX 690                                    7TH FLOOR
SUMMIT, NEW JERSEY 07902-0690                      HARRISBURG, PENNSYLVANIA 17101
       (908) 277-2200                                     (717) 257-7553

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the Effective Date of the merger, as defined in the Agreement and Plan of Merger dated November 19, 2001, as amended (the 'merger agreement'), among the Registrant, UnitedTrust Bank, Vista Bancorp, Inc. and Vista Bank, N.A. attached as Appendix A to the Joint Proxy Statement/Prospectus.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ____________

    If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ____________

                              -------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

________________________________________________________________________________

[VISTA BANCORP LOGO]                              [UNITED NATIONAL BANCORP LOGO]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT


    The Boards of Directors of Vista Bancorp, Inc. ('Vista') and United National Bancorp ('United') have both unanimously approved the merger of Vista into United.


    THE VALUE OF THE MERGER CONSIDERATION PER SHARE OF VISTA COMMON STOCK THAT YOU WILL RECEIVE IN THE MERGER WILL DEPEND UPON THE AVERAGE OF THE CLOSING STOCK PRICES FOR UNITED'S COMMON STOCK DURING THE TEN CONSECUTIVE FULL TRADING DAYS ENDING ON THE FIFTH BUSINESS DAY BEFORE THE COMPLETION OF THE MERGER.


    A Vista stockholder will be entitled to elect to receive merger consideration in the form of United common stock, cash, or a combination of United common stock and cash. However, because the total amount of cash consideration payable in the merger is fixed at $37,615,527, subject to adjustment for changes in the number of shares of Vista common stock outstanding, regardless of your choice, you may actually receive a combination of cash and shares of United common stock for your Vista shares depending on the elections made by other Vista stockholders. Based on the average closing price for United's common stock for the ten trading day period ended March 18, 2002 of $22.19, approximately 68% of the outstanding shares of Vista common stock would be converted into United common stock and the remaining 32% would be converted into cash, and the merger consolidation to be received by each Vista stockholder would have had a value of $26.56 per share of Vista common stock. United common stock and Vista common stock are listed under the symbols 'UNBJ' and 'VBNJ', respectively, on NASDAQ.



    When the merger is completed, Vista stockholders will own about 4.7 million shares, or about 24.2% of United's common stock, assuming that no Vista options are exercised prior to the merger.


    The merger cannot be completed unless the stockholders of both companies approve it. Vista has scheduled a special meeting so its stockholders can vote on the merger. United's stockholders will vote on the merger at United's annual meeting, at which United's stockholders will also vote on the election of five directors. Each Board of Directors unanimously recommends that its stockholders vote FOR the merger. United's Board also recommends that its stockholders vote FOR management's nominees to the United Board.

    This document serves two purposes. It is the Proxy Statement being used by both the Vista Board and the United Board to solicit proxies for use at their meetings. It is also the Prospectus of United regarding the United common stock to be issued if the merger is completed. This document describes the merger in detail and includes a copy of the merger agreement as Appendix A.

    The dates, times and places of the meetings are as follows:


            FOR VISTA STOCKHOLDERS:                       FOR UNITED STOCKHOLDERS:
            May 7, 2002                                   May 7, 2002
            9:00 A.M.                                     9:00 A.M.
            Clarion Hotel and Conference Center           Raritan Valley Country Club
            1314 U.S. Route 22                            747 State Route 28
            Phillipsburg, New Jersey                      Bridgewater, New Jersey



    Only stockholders of record as of March 22, 2002, as to Vista, and March 21, 2002, as to United, are entitled to attend and vote at their meetings.


    Your vote is very important. Whether or not you plan to attend a meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote your proxy will be counted as a vote in favor of the merger. For Vista stockholders, a failure to return the proxy card will have the same effect as a vote against the merger.

           BARBARA HARDING                               THOMAS C. GREGOR
          President and CEO                         Chairman, President and CEO
         Vista Bancorp, Inc.                          United National Bancorp

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY BANK REGULATORY AGENCY, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    This Joint Proxy Statement/Prospectus is dated March 26, 2002, and is first being mailed to stockholders of United and Vista on or about March 28, 2002.

        QUESTIONS AND ANSWERS ABOUT THE MERGER AND RELATED TRANSACTIONS

Q: WHAT DO I NEED TO DO NOW?

A: After you have carefully read this joint proxy statement/prospectus, just indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the United special meeting or the Vista special meeting.

Q: IF MY SHARES ARE HELD IN 'STREET NAME' BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker. For Vista stockholders, the failure to instruct your broker to vote your shares will be the equivalent of voting against the adoption of the merger agreement.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED UNITED PROXY CARD?

A: Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new United proxy card. Third, you may vote in person at the United annual meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q: HOW DOES A VISTA STOCKHOLDER VOTE?

A: Vista is offering its stockholders three alternatives to vote their shares.

   1. You can vote by mail. For this method you will need to sign, date and return your proxy in the postage-paid envelope provided.

      2. You can vote by telephone (touch-tone telephones only). If you wish to vote by telephone, have your proxy card available when you call 1-800-293-8533.

         3. You can vote by Internet. For this method, you can access the web page at www.continentalstock.com and follow the prompts to vote your shares.

Q: WHAT IF A VISTA STOCKHOLDER VOTES AND THEN CHANGES HIS, HER OR ITS MIND?

A: You can revoke your proxy by writing to the Vista Corporate Secretary, by voting again using any one of the three methods, or by attending the Vista special meeting and casting your vote in person. Your last vote will be the vote that is counted.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. You should not send in your stock certificates at this time. United stockholders will not exchange their certificates in the merger. The certificates currently representing shares of United common stock will represent an equal number of shares of common stock of the combined company after the merger. Vista stockholders will exchange their certificates representing Vista common stock as a result of the merger and related transactions and Vista stockholders will receive instructions for exchanging those certificates after the merger is completed.

Q: WHEN DO YOU EXPECT TO MERGE?

A: We are working toward completing the merger as quickly as possible. We expect to complete the merger in the second quarter of 2002.

Q: WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS JOINT PROXY STATEMENT/PROSPECTUS?

United National Bancorp                        Vista Bancorp, Inc.
1130 Route 22 East, Post Office Box 6000       305 Roseberry Street
Bridgewater, New Jersey 08807                  Phillipsburg, New Jersey 08865-5360
Attention: Ralph L. Straw, Jr.,                Attention: Jill A. Pursell, Corporate
  Corporate Secretary                          Secretary
Phone Number: (908) 429-2409                   Phone Number: (908) 859-9559

                             [VISTA BANCORP LOGO]

                   305 Roseberry Street, Post Office Box 5360
                      Phillipsburg, New Jersey 08865-5360

                        -------------------------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        -------------------------------

    Vista Bancorp, Inc., a New Jersey corporation, will hold a Special Meeting of Stockholders at the Clarion Hotel and Conference Center, 1314 U.S. Route 22, Phillipsburg, New Jersey on Tuesday, May 7, 2002, at 9:00 a.m. local time for the following purposes:

        1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of November 19, 2001, as amended, by and between Vista and United National, a New Jersey corporation, and all of the matters contemplated by the merger agreement. Upon completion of the merger, Vista will merge with and into United, with United being the surviving corporation.

        2. To transact such other business as may properly come before the Vista special meeting.

    We describe more fully the merger and related matters and transactions in the attached Joint Proxy Statement/Prospectus, which includes as Appendix A a copy of the merger agreement, as amended.


    We have fixed the close of business on March 22, 2002 as the record date for determining the stockholders of Vista entitled to vote at the Vista special meeting and any adjournments or postponements of the meeting. Only holders of record of Vista common stock at the close of business on that date are entitled to notice of and to vote at the Vista special meeting.


    The board of directors of Vista unanimously recommends that you vote 'FOR' approval of the merger agreement, the merger and the other matters contemplated by the merger agreement. The affirmative vote of two-thirds of the outstanding shares of Vista common stock entitled to vote at the meeting is required to approve the merger agreement and related matters.

    The board of directors of Vista requests that you fill in and sign the enclosed proxy card and mail it promptly in the enclosed postage-prepaid envelope. You may revoke any proxy that you deliver prior to the Vista meeting by delivering a writing to Vista stating that you have revoked the proxy or by delivering a later dated proxy. Stockholders of record of Vista common stock who attend the Vista meeting may vote in person, even if they have previously delivered a signed proxy.

                                          By Order of the Board of Directors of
                                          VISTA BANCORP, INC.

                                          Barbara Harding
                                          ----------------
                                          Barbara Harding
                                          President and Chief Executive Officer

Phillipsburg, New Jersey
March 28, 2002

                         [UNITED NATIONAL BANCORP LOGO]

                    1130 Route 22 East, Post Office Box 6000
                         Bridgewater, New Jersey 08807
                        -------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        -------------------------------

    United National Bancorp, a New Jersey corporation, will hold its Annual Meeting of Stockholders at the Raritan Valley Country Club, 747 State Route 28, Bridgewater, New Jersey on May 7, 2002, at 9:00 a.m. local time for the following purposes:

        1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of November 19, 2001, as amended, by and between United and Vista Bancorp, Inc., a New Jersey corporation, and all of the matters contemplated by the merger agreement under which, among other things, Vista will merge with and into United, with United being the surviving corporation, upon the terms and subject to the conditions set forth in the merger agreement.

        2. To elect five persons to serve as directors of United for the terms specified in the proxy statement.

        3. To transact such other business as may properly come before the United annual meeting.

    We describe more fully the merger and related matters and transactions in the attached Joint Proxy Statement/Prospectus, which includes as Appendix A a copy of the merger agreement, as amended.


    We have fixed the close of business on March 21, 2002 as the record date for determining the stockholders of United entitled to vote at the United annual meeting and any adjournments or postponements of the meeting. Only holders of record of United common stock at the close of business on that date are entitled to notice of and to vote at the United annual meeting.


    The board of directors of United unanimously recommends that you vote 'FOR' approval of the merger agreement, the merger and the other matters contemplated by the merger agreement. The affirmative vote of a majority of the outstanding shares of United common stock entitled to vote at the meeting is required to approve the merger agreement and related matters.

    The board of directors of United requests that you fill in and sign the enclosed proxy card and mail it promptly in the enclosed postage-prepaid envelope. You may revoke any proxy that you deliver prior to the United meeting by delivering a writing to United stating that you have revoked the proxy or by delivering a later dated proxy. Stockholders of record of United common stock who attend the United meeting may vote in person, even if they have previously delivered a signed proxy.

                                          By Order of the Board of Directors of
                                          UNITED NATIONAL BANCORP

                                          Thomas C. Gregor
                                          ----------------
                                          Thomas C. Gregor
                                          Chairman, President and Chief
                                          Executive Officer

Bridgewater, New Jersey
March 28, 2002

                     HOW TO GET COPIES OF RELATED DOCUMENTS

    This document incorporates important business and financial information about United National Bancorp and Vista Bancorp, Inc., that is not included in or delivered with this document. United and Vista Stockholders may receive the information free of charge by writing or calling the persons listed below. For United documents, make your request to Ralph L. Straw, Jr., Corporate Secretary, United National Bancorp, 1130 Route 22 East, P.O. Box 6000, Bridgewater, New Jersey 08807; telephone number (908) 429-2409. For Vista documents, make your request to Jill A. Pursell, Corporate Secretary, Vista Bancorp, Inc., 115 South Main Street, Phillipsburg, NJ 08865-2894; telephone number (908) 859-9559. We will respond to your request within one business day by sending the requested documents by first class mail or other equally prompt means. In order to ensure timely delivery of the documents in advance of the meetings, any request should be made by April 23, 2002.

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
  SUMMARY.............................     1
  What this Document is About.........     1
  The United Meeting..................     1
  The Vista Meeting...................     1
  The Companies.......................     2
  The Merger..........................     2
    General Description...............     2
    Consideration Payable to Vista
      Stockholders....................     2
    Election of Cash or Stock
      Consideration...................     3
    Cash Instead of Fractional
      Shares..........................     3
    No Dissenters' Rights.............     3
    Federal Income Tax Consequences...     4
    Conversion of Vista Stock
      Options.........................     4
    Exchanging Your Stock
      Certificates....................     5
    Reselling the Stock You Receive in
      the Merger......................     5
    Differences in Stockholders'
      Rights..........................     5
    Reasons for the Merger............     5
    Opinion of United's Financial
      Advisor.........................     5
    Opinion of Vista's Financial
      Advisor.........................     6
    Financial Interests of Vista's
      Directors and Officers in the
      Merger..........................     6
    Conditions to the Merger..........     6
    Regulatory Approval...............     6
    Terminating the Merger
      Agreement.......................     6
    Amending the Merger Agreement.....     7
    Purchase Accounting Treatment of
      the Merger......................     7
    Vista has Agreed Not to Solicit
      Alternative Transactions........     7
    Vista has Granted United a Stock
      Option..........................     7
SELECTED HISTORICAL FINANCIAL DATA OF
  UNITED..............................     8
SELECTED HISTORICAL FINANCIAL DATA OF
  VISTA...............................     9
SELECTED UNAUDITED COMPARATIVE PER
  SHARE DATA..........................    10
MARKET PRICE AND DIVIDEND
  INFORMATION.........................    11
RISK FACTORS..........................    12
INTRODUCTION..........................    13
FORWARD LOOKING STATEMENTS............    13
CERTAIN INFORMATION ABOUT UNITED......    14
CERTAIN INFORMATION ABOUT VISTA.......    16
THE VISTA MEETING.....................    18
  Date, Time and Place................    18
  Purpose.............................    18
  Board Recommendation................    18



                                        PAGE
                                        ----
  Record Date; Required Vote..........    18
  Voting Rights; Proxies..............    19
  Solicitation of Proxies.............    19
  Quorum..............................    20
THE UNITED MEETING....................    20
  Date, Time and Place................    20
  Purpose.............................    20
  Board Recommendation................    20
  Record Date; Required Vote..........    20
  Voting Rights; Proxies..............    21
  Solicitation of Proxies.............    21
  Quorum..............................    21
PROPOSAL I -- THE PROPOSED MERGER.....    22
  General Description.................    22
  Conversion of Vista Common Stock....    22
      Total Dollar Value Per Share of
        Vista.........................    22
      Election of Stock...............    22
      Election of Cash................    23
  Fixed Amount of Merger
    Consideration.....................    23
  Election Procedure..................    24
  Election Proration..................    24
  Exchange of Shares; Fractional
    Shares............................    25
  Conversion of Vista Options.........    26
  Background of and Reasons for the
    Merger............................    26
      Background of the Merger with
        Respect to United.............    26
      United's Reasons for the
        Merger........................    27
  Recommendation of the United Board
    of Directors......................    27
  Background of the Merger with
    Respect to Vista..................    28
  Vista's Reasons for the Merger......    29
  Recommendation of the Vista Board of
    Directors.........................    30
  Interests of Certain Persons in the
    Merger............................    31
  Severance Agreements with Executive
    Officers..........................    31
  Vista Severance Pay Plan............    32
  Opinion of United's Financial
    Advisor...........................    32
  Opinion of Vista's Financial
    Advisor...........................    40
  Resale Considerations Regarding
    United Common Stock...............    46
  Conditions to the Merger............    46
  Conduct of Business Pending the
    Merger............................    47
  Stock Option to United for Vista
    Shares............................    47
  Representations, Warranties and
    Covenants.........................    48

                                        PAGE
                                        ----
  Regulatory Approvals................    48
  Management and Operations After the
    Merger............................    48
  Exchange of Certificates............    48
  Amendments..........................    49
  Termination.........................    49
  Termination Based Upon a Decline in
    Value of United Stock.............    49
  Accounting Treatment of the
    Merger............................    51
  Federal Income Tax Consequences.....    51
PRO FORMA UNAUDITED CONDENSED
  FINANCIAL STATEMENTS................    53
  Pro Forma Condensed Combined Balance
    Sheet.............................    54
  Pro Forma Condensed Combined
    Statement of Income...............    55
  Notes to Pro Forma Condensed
    Combined Financial Statements.....    56
DESCRIPTION OF UNITED CAPITAL STOCK...    60
  Common Stock........................    60
  Dividend Rights.....................    60
  Voting Rights.......................    60
  Minimum Price Provision.............    61
  Liquidation Rights..................    61
  Assessment and Redemption...........    61
  Preferred Stock.....................    61
  Shareholder Rights Plan.............    62
COMPARISON OF THE RIGHTS OF
  STOCKHOLDERS OF UNITED AND VISTA....    62



                                        PAGE
                                        ----
  Voting Requirements.................    62
  Cumulative Voting...................    63
  Classified Board of Directors.......    63
  Rights of Dissenting Stockholders...    63
  Stockholder Consent to Corporate
    Action............................    64
  Dividends...........................    64
  By-Laws.............................    64
  Limitation of Liability of Directors
    and Officers......................    65
  Minimum Price Provision.............    65
  Consideration of Acquisition
    Proposals.........................    65
  Preemptive Rights...................    66
  Preferred Stock.....................    66
  Shareholder Rights Plan.............    66
PROPOSAL II -- ELECTION OF UNITED
  DIRECTORS -- FOR CONSIDERATION AND
  VOTE BY UNITED STOCKHOLDERS ONLY....    67
STOCKHOLDER PROPOSALS.................    80
INFORMATION INCORPORATED BY
  REFERENCE...........................    81
OTHER MATTERS.........................    81
LEGAL OPINION.........................    82
EXPERTS...............................    82
AGREEMENT AND PLAN OF MERGER, AS
  AMENDED.............................   A-1
STOCK OPTION AGREEMENT................   B-1
OPINION OF RYAN, BECK & CO. LLC.......   C-1
OPINION OF KEEFE, BRUYETTE & WOODS,
  INC.................................   D-1

                                    SUMMARY

    This is a summary of certain information regarding the proposed merger and the stockholder meetings to vote on the merger. We urge you to carefully read the entire document, including the Appendixes, before deciding how to vote.

WHAT THIS DOCUMENT IS ABOUT

    The Boards of Directors of Vista Bancorp, Inc. and United National Bancorp have approved the merger of Vista into United. The terms of the proposed merger are set forth in a merger agreement signed by United and Vista and their bank subsidiaries, UnitedTrust Bank and Vista Bank, N.A. The merger cannot be completed unless the stockholders of both companies approve it. The Vista Board of Directors has called a special meeting of its stockholders to vote on the merger. United's stockholders will vote on the merger at United's annual meeting, at which they will also vote on the election of five directors. This document is the Proxy Statement used by both boards to solicit proxies for those meetings. It is also the Prospectus of United regarding the United common stock to be issued if the merger is completed.

THE UNITED MEETING


Date, Time and Place.................  United will hold its annual meeting of stockholders on
                                       Tuesday, May 7, 2002, 9:00 A.M. at the Raritan Valley
                                       Country Club, 747 State Route 28, Bridgewater, New Jersey.

Record Date..........................  March 21, 2002.

Shares Entitled to Vote..............  14,670,211 shares of United common stock were outstanding on the Record Date and entitled to vote at the United meeting.

Purpose of Meeting...................  To consider and vote on the merger agreement and the election of five directors.

Vote Required........................  A majority of the votes cast at the United meeting, whether in person or by proxy, must be cast in favor of the merger agreement for it to be approved.
The United Board Recommends You Vote
in Favor of the Merger...............  UNITED'S DIRECTORS HAVE UNANIMOUSLY APPROVED THE MERGER AND
                                       UNANIMOUSLY RECOMMEND THAT UNITED STOCKHOLDERS VOTE FOR THE
                                       MERGER AGREEMENT AND FOR MANAGEMENT'S NOMINEES FOR THE
                                       UNITED BOARD.

THE VISTA MEETING

Date, Time and Place.................  Vista will hold its special meeting of stockholders on
                                       Tuesday, May 7, 2002, 9:00 A.M., at the Clarion Hotel and
                                       Conference Center, 1314 U.S. Route 22, Phillipsburg, New
                                       Jersey.
Record Date..........................  March 22, 2002.

Shares Entitled to Vote..............  5,350,637 shares of Vista common stock were outstanding on the Record Date and entitled to vote at the Vista meeting.

Purpose of Meeting...................  To consider and vote on the merger agreement.

Vote Required........................  The affirmative vote, in person or by proxy, of two-thirds of the outstanding shares of Vista common stock is required to approve the merger agreement.

The Vista Board Recommends You Vote
in Favor of the Merger...............  VISTA'S DIRECTORS HAVE UNANIMOUSLY APPROVED THE MERGER AND
                                       UNANIMOUSLY RECOMMEND THAT VISTA STOCKHOLDERS VOTE FOR THE
                                       MERGER AGREEMENT.
THE COMPANIES

United...............................  United, a New Jersey corporation, is the bank holding company for UnitedTrust Bank. UnitedTrust Bank is a New
                                       Jersey bank that operates 36 branches in central and
                                       northern New Jersey. UnitedTrust Bank is a member of the
                                       Federal Reserve System and the FDIC insures its deposits. At
                                       December 31, 2001, United had approximately $2.0 billion in assets. United's principal executive offices are located at
                                       1130 Route 22 East, Bridgewater, New Jersey 08807-0010.
                                       United's telephone number is (908) 429-2200.

Vista................................  Vista, a New Jersey corporation, is the bank holding company for Vista Bank, N.A.. Vista Bank, N.A. is a national bank
                                       that operates 16 branches in western New Jersey and eastern
                                       Pennsylvania. At December 31, 2001, Vista had approximately
                                       $740 million in assets. Vista's principal executive offices are located at 305 Roseberry Street, Phillipsburg, NJ
                                       08865-5360 Vista's telephone number is (908) 859-9500.
THE MERGER

General Description..................  Vista will merge with United, with United as the surviving entity. The merger will be completed on the fifth business day after all material conditions to closing have been met, unless United and Vista agree on a different closing date. A copy of the merger agreement is attached as Appendix A to
                                       this document and is incorporated by reference.
Consideration Payable to Vista
Stockholders.........................  Vista stockholders will be offered the opportunity to elect to receive merger consideration in the form of United common stock, cash or a combination of United common stock and cash in exchange for their shares of Vista common stock. However, because the total amount of cash consideration to be paid in the merger is fixed at $37,615,527, subject to adjustment
                                       for changes in the number of shares of Vista common stock
                                       outstanding, regardless of a Vista stockholder's election, a
                                       Vista stockholder may actually receive a combination of cash and shares of United common stock for his, her or its Vista shares depending on the election made by other Vista
                                       stockholders.

                                       The total value of the merger consideration per Vista share that a Vista stockholder would receive will be the sum of:

                                           .8775 times the average of the closing prices for
                                           United's common stock during the ten consecutive full
                                           trading days ending on the fifth trading day before the
                                           completion of the merger; plus

                                            $7.09

                                       This value will be referred to as the Total Dollar Value.

                                       If you elect to receive cash and you receive cash, the
                                       amount of cash will be equal to the amount calculated by
                                       this formula. If you elect to receive United common stock
                                       and you receive United common stock, the number of shares of
                                       United common stock you will be entitled to receive for each share of Vista common stock will be calculated based on an exchange ratio equal to the Total Dollar Value divided by
                                       the average United common stock price during the same
                                       10-trading day period.
Election of Cash or Stock
Consideration........................  No later than 15 business days before the expected date of completion of the merger, we will send a form to you that
                                       you may use to indicate whether your preference is to
                                       receive cash, United common stock or a combination of cash and United common stock.

                                       If the number of Vista stockholders who elect to receive
                                       cash would require that an amount greater than $37,615,527, subject to adjustment for changes in the number of shares of
                                       Vista common stock outstanding, be paid as cash
                                       consideration, the amount of cash consideration that each
                                       stockholder electing to receive cash will receive will be
                                       reduced on a pro rata basis. These stockholders will receive
                                       United common stock for any Vista common stock for which
                                       they do not receive cash.

                                       If the number of Vista stockholders who elect to receive
                                       United common stock would require that an amount less than
                                       $37,615,527, subject to adjustment for changes in the number of shares of Vista common stock outstanding, would be paid as cash consideration, the amount of United common stock
                                       that each stockholder electing to receive United common
                                       stock will receive will be reduced on a pro rata basis.
                                       These stockholders will receive cash consideration for any
                                       Vista common stock for which they do not receive United
                                       common stock.

                                       THE DEADLINE FOR RETURNING THE ELECTION FORM IS THE CLOSE OF
                                       BUSINESS ON THE TWENTIETH BUSINESS DAY FOLLOWING THE MAILING
                                       DATE OF THE ELECTION FORM, NOT INCLUDING THE DATE OF
                                       MAILING, UNLESS VISTA AND UNITED MUTUALLY AGREE UPON ANOTHER
                                       DEADLINE DATE. IF YOU DO NOT MAKE AN ELECTION, YOU WILL BE
                                       DEEMED TO HAVE MADE AN ELECTION TO RECEIVE UNITED COMMON
                                       STOCK.

Cash Instead of Fractional Shares....  Vista stockholders will not receive fractional shares of
                                       United common stock in the merger. Instead they will
                                       receive, without interest, a cash payment equal to the
                                       fractional share interest they otherwise would have
                                       received, multiplied by the value of United common stock.
                                       For this purpose, United common stock will be valued at the average of its closing prices during the ten trading days
                                       ending on the fifth business day preceding the completion
                                       date of the merger.
No Dissenters' Rights for Vista or
United Stockholders..................  Under applicable New Jersey law, neither United nor Vista stockholders have dissenters' rights of appraisal as to the merger.

Federal Income Tax Consequences of
the Merger...........................  United's counsel, Bourne, Noll & Kenyon has delivered its opinion that the conversion of Vista common stock into
                                       United common stock will be tax-free for United and Vista.
                                       Vista stockholders will recognize no taxable gain or loss
                                       with respect to exchange of their Vista shares solely for
                                       United common stock (except for cash received in lieu of a fractional share) until they sell the United common stock
                                       that they receive in the merger. Vista stockholders will
                                       recognize gain or loss as to stock exchanged solely for cash in the merger in an amount equal to the difference between the amount of cash received and the basis of the stockholder in his shares of Vista common stock.

                                       If you exchange your Vista common stock for a combination of
                                       United common stock and cash, you will recognize taxable
                                       gain (but not loss) in an amount equal to the lesser of:

                                           (a) the excess, if any of:

                                               (1) the sum of the cash and the fair market value of
                                                   the United common stock you receive; over

                                               (2) your tax basis in the Vista common stock
                                                   surrendered in the merger; or

                                           (b) the cash that you receive in the merger.
                                       Your tax basis in the United common stock that you receive in the merger will equal your tax basis in the Vista common stock you surrendered in the merger, increased by the amount of any taxable gain you recognize in the merger.
                                       Your holding period for the United common stock that you
                                       receive in the merger will include your holding period for the shares of Vista common stock that you surrendered in the merger.

                                       If you acquired different blocks of Vista common stock at
                                       different times and at different prices, any taxable gain or loss you recognize will be determined separately with
                                       respect to each block of Vista common stock, and the cash
                                       and United common stock you receive will be allocated pro
                                       rata to each such block of stock. In addition, your basis
                                       and holding period in your United common stock may be
                                       determined with reference to each block of Vista common
                                       stock. VISTA STOCKHOLDERS ARE URGED TO READ THE MORE
                                       COMPLETE DESCRIPTION OF THE MERGER'S TAX CONSEQUENCES ON
                                       PAGES 51-52 AND TO CONSULT THEIR OWN TAX ADVISORS AS TO THE
                                       SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM UNDER
                                       APPLICABLE LAWS.

Conversion of Vista Stock Options....  In the merger, holders of options to acquire Vista common stock will receive options to purchase United common stock.
                                       The new options will have the same terms and conditions as the old

                                       options, except that the number of shares and the exercise price will be adjusted to reflect the closing exchange ratio of shares of United common stock for each share of Vista
                                       common stock. United may elect, by notice served on Vista at least two business days prior to the closing date, to
                                       exchange cash in lieu of United stock options for up to 25%
                                       of the total number of Vista options (pro rated among the
                                       holders of such Vista options) outstanding at the effective time. The cash payment per Vista option in lieu of
                                       converting such Vista option into an United stock option
                                       shall be calculated by multiplying the closing exchange
                                       ratio by $24.24, less the exercise price of the Vista
                                       option.

Exchanging Your Stock Certificates...  Promptly after the merger occurs, the United exchange agent will send Vista stockholders letters of transmittal and
                                       instructions for exchanging their stock certificates for
                                       certificates representing United common stock and/or cash.
                                       VISTA STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK
                                       CERTIFICATES UNTIL THEY RECEIVE INSTRUCTIONS FROM THE UNITED
                                       EXCHANGE AGENT.
Reselling the Stock You Receive in
the Merger...........................  The shares of United common stock to be issued in the merger will be registered under the Securities Act of 1933. Except as noted below, stockholders may freely transfer those
                                       shares after they receive them. Vista has identified certain of its directors, executive officers and others who may be deemed 'affiliates' of Vista, and those persons have entered into agreements with United restricting their ability to
                                       transfer the shares they will receive in the merger.

Differences in Stockholders'
Rights...............................  In the merger, each Vista stockholder who receives United common stock will become a United stockholder. The rights of
                                       Vista stockholders are currently governed by New Jersey
                                       corporate law and Vista's amended certificate of
                                       incorporation and by-laws. The rights of United stockholders are currently governed by New Jersey corporate law and
                                       United's certificate of incorporation and by-laws. The
                                       rights of Vista and United stockholders differ with respect to voting requirements in the merger and various other
                                       matters. See pages 62-66.

Reasons for the Merger...............  United entered into the merger agreement as part of United's ongoing strategy of growth through acquisitions. Vista
                                       entered into the merger agreement at the conclusion of a
                                       process in which Vista solicited expressions of interest
                                       from numerous potential acquirors. The Vista Board believes that the merger is fair to Vista stockholders and that the combined entity would be better positioned for future
                                       success than if Vista would have remained independent.
Opinion of United's Financial
Advisor..............................  Ryan, Beck & Co., LLC, or Ryan, Beck, is United's financial advisor on the merger. As of the date of this Joint Proxy
                                       Statement/Prospectus, Ryan, Beck considers the consideration in

                                       the merger fair to United and its common stockholders from a financial point of view. You can read Ryan, Beck's fairness opinion, which is Appendix C to this document. For
                                       information on how Ryan, Beck arrived at its opinion, see
                                       pages 32-40.

Opinion of Vista's Financial
Advisor..............................  Keefe, Bruyette & Woods, Inc, or KBW, is Vista's financial advisor on the merger. As of the date of this Joint Proxy
                                       Statement/Prospectus. KBW considered the exchange ratio in the merger to be fair to Vista's stockholders from a
                                       financial point of view. You can read KBW's fairness opinion which is Appendix D to this document. For information on how
                                       KBW arrived at its opinion, see pages 40-46.

Financial Interests of Vista's
Directors and Officers in the
Merger...............................  Some of Vista's directors and officers have interests in the merger that are in addition to their interests as
                                       stockholders. United has agreed that Barbara Harding, Harold
                                       J. Curry and J. Marshall Wolff will be appointed as
                                       directors of United and UnitedTrust Bank when the merger
                                       occurs. Based on current compensation levels each former
                                       Vista director serving as a United director will receive an annual fee of at least $6,000 per year.
                                       Certain Vista officers will receive severance payments after the completion of the merger.

                                       United has agreed to indemnify the directors and officers of
                                       Vista against certain liabilities for a six-year period
                                       following the merger.

                                       On the Record Date, directors and executive officers of
                                       Vista and their affiliates owned 657,773 shares or 12.3% of the Vista common stock.
                                       For additional information on the benefits of the merger to
                                       Vista management, see pages 31-32.

Conditions to the Merger.............  Completion of the merger is contingent on a number of conditions, including approval of the merger by Vista and
                                       United stockholders at their meetings.

Regulatory Approval..................  The merger has not as yet been approved by the Board of
                                       Governors of the Federal Reserve System. The merger has been approved by the New Jersey Department of Banking and
                                       Insurance. Approval does not constitute an endorsement of
                                       the merger or a determination that the terms of the merger are fair to Vista stockholders or United stockholders.

Terminating the Merger Agreement.....  Vista has the right to terminate the merger agreement if, between November 14, 2001 and the date that all material
                                       conditions to the closing have been met, the price of United common stock falls:

                                            below $19.39, and

                                            such price decrease is at least 20% more than any price
                                            decrease in a weighted index of 20 other financial

                                            institutions. The list of financial institutions
                                            comprising the index group is at Exhibit B to the Merger
                                            Agreement, which is at Appendix A.


                                       If Vista exercises this termination right, United can cancel the termination by increasing the merger consideration as
                                       provided in the merger agreement. The merger agreement may be terminated by either Vista or United if the merger has
                                       not occurred by September 30, 2002. For a more complete
                                       description of these and other termination rights available to Vista and United, see pages 49-51.

Amending the Merger Agreement........  The merger agreement may be amended by the written consent of United and Vista at any time prior to the merger.
                                       However, under applicable New Jersey law and NASDAQ rules, an amendment to reduce the merger consideration payable to
                                       Vista stockholders and certain other types of amendments
                                       cannot be made following adoption of the merger agreement by the Vista stockholders without their approval.
Purchase Accounting Treatment of the
Merger...............................  United expects to account for the merger as a purchase for financial reporting purposes.
Vista has Agreed Not to Solicit
Alternative Transactions.............  In the merger agreement, Vista has agreed not to encourage, negotiate with, or provide any information to any person
                                       other than United concerning an acquisition transaction
                                       involving Vista or Vista Bank, N.A. This restriction, along with the option described in the following paragraph, may
                                       deter other potential acquirors of control of Vista.
                                       However, Vista may take certain of these actions if its
                                       Board of Directors determines that it should do so. This
                                       determination by the Vista Board must be made after the
                                       Vista Board consults with its legal counsel, and must be
                                       based on the Vista Board's fiduciary duties.
Vista has Granted United a Stock
Option...............................  As a condition to United entering into the merger agreement,
                                       United required Vista to grant United a stock option
                                       designed to deter other companies from attempting to acquire control of Vista. The option gives United the right to
                                       purchase for $21.50 per share up to 1,055,781 shares of
                                       Vista common stock, representing 19.9% of the outstanding
                                       Vista shares on the date the option was granted. The option is exercisable only if certain specific triggering events
                                       occur and the merger does not occur. United has no right to vote the shares covered by the option prior to its exercise.
                                       United could recognize a gain if it exercises the option and resells the shares it acquires for more than the exercise
                                       price. The option may deter other potential acquirors of
                                       Vista, since it would probably increase the cost of
                                       acquiring Vista. The agreement granting the option is set
                                       forth at Appendix B.

                  SELECTED HISTORICAL FINANCIAL DATA OF UNITED


    United is providing the following information to aid you in your analysis of the financial aspects of the merger. United derived the information for the years ended, and as of December 31, 1997 through December 31, 2001 from its historical audited financial statements for these fiscal years. This information is only a summary, and you should read it in conjunction with United's consolidated financial statements and notes thereto contained in United's 2001 Annual Report on Form 10-K, which has been incorporated by reference into this document.



                                                                 YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------------
                                                        2001        2000     1999     1998     1997
                                                        ----        ----     ----     ----     ----
                                                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Income Statement Data:
    Interest income................................    $137.3      $154.0   $138.9   $132.3   $121.4
    Interest expense...............................      65.1        84.4     66.0     63.9     55.0
                                                       ------      ------   ------   ------   ------
    Net interest income............................      72.2        69.6     72.9     68.4     66.4
    Provision for loan losses......................       2.8         4.7      3.8      3.4      4.4
    Non-interest income............................      22.7        26.6     21.2     24.2     21.0
    Non-interest expense...........................      57.5        57.0     72.7     61.0     55.5
                                                       ------      ------   ------   ------   ------
    Income before income taxes.....................      34.6        34.5     17.6     28.2     27.5
    Income tax expense.............................       9.6         9.6      5.5      8.3      9.1
                                                       ------      ------   ------   ------   ------
    Net income.....................................    $ 25.0      $ 24.9   $ 12.1   $ 19.9   $ 18.4
                                                       ------      ------   ------   ------   ------
                                                       ------      ------   ------   ------   ------
    Net income attributable to common
      stockholders.................................    $ 24.8      $ 24.9   $ 12.1   $ 19.9   $ 18.4
                                                       ------      ------   ------   ------   ------
                                                       ------      ------   ------   ------   ------
Net income per common share
    Basic..........................................    $ 1.65      $ 1.62   $  .76   $ 1.26   $ 1.17
    Diluted........................................    $ 1.64      $ 1.61   $  .75   $ 1.22   $ 1.14
Average basic common shares used to calculate
  earnings per share (in thousands)................    15,047      15,397   16,002   15,787   15,705
Average diluted common shares used to calculate
  earnings per share (in thousands)................    15,183      15,509   16,177   16,225   16,128

                                                                      DECEMBER 31,
                                                     -----------------------------------------------
                                                        2001        2000     1999     1998     1997
                                                        ----        ----     ----     ----     ----
Balance Sheet Data:
    Assets.........................................    $1,962      $2,112   $2,090   $1,917   $1,789
    Securities.....................................       558         655      670      674      690
    Loans..........................................     1,236       1,287    1,262    1,057      931
    Deposits.......................................     1,401       1,527    1,481    1,403    1,393
    Borrowings.....................................       377         414      456      330      227
    Stockholders' Equity...........................       156         141      118      158      145



                                                                YEAR ENDED DECEMBER 31,
                                                  ----------------------------------------------------
                                                     2001          2000        1999     1998     1997
                                                     ----          ----        ----     ----     ----
Other Financial Data:
    Cash dividends per common share.............      $.80          $.80        $.77     $.61     $.49
    Common stock dividend payout ratio..........        49%           50%        101%      49%      42%
    Return on average assets....................      1.23%         1.17%        .61%    1.06%    1.12%
    Return on average stockholders' equity......     16.46%        20.77%       8.43%   12.83%   13.37%

Other Financial Data:
    Ratio of stockholders' equity to total
      assets....................................      7.94%         6.65%       5.67%    8.26%    8.13%
    Diluted book value for each common share....    $10.47         $9.22       $7.57    $9.94   $10.00
    Number of common shares outstanding at end
      of period (in thousands)..................    14,876        15,238      15,646   15,922   14,547

                  SELECTED HISTORICAL FINANCIAL DATA OF VISTA


    Vista is providing the following information to aid you in your analysis of the financial aspects of the merger. Vista derived the information for the years ended, and as of December 31, 1997 through December 31, 2001 from its historical audited financial statements for these fiscal years. This information is only a summary, and you should read it in conjunction with Vista's consolidated financial statements and notes thereto contained in Vista's 2001 Annual Report on Form 10-K, which has been incorporated by reference into this document.



                                                                 YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------------
                                                        2001        2000     1999     1998     1997
                                                        ----        ----     ----     ----     ----
                                                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Income Statement Data:
    Interest income................................    $ 48.8      $ 50.2   $ 43.9   $ 40.3   $ 38.0
    Interest expense...............................      22.1        24.7     20.3     19.4     19.2
                                                       ------      ------   ------   ------   ------
    Net interest income............................      26.7        25.5     23.6     20.9     18.8
    Provision for loan losses......................        .9         1.3      1.0       .8       .8
    Non-interest income............................       5.2         4.2      4.1      3.6      2.8
    Non-interest expense...........................      19.3        18.4     17.5     16.1     14.1
                                                       ------      ------   ------   ------   ------
    Income before income taxes.....................      11.7        10.0      9.2      7.6      6.7
    Income tax expense.............................       3.5         3.0      2.8      2.3      2.2
                                                       ------      ------   ------   ------   ------
    Net income.....................................    $  8.2      $  7.0   $  6.4   $  5.3   $  4.5
                                                       ------      ------   ------   ------   ------
                                                       ------      ------   ------   ------   ------
    Net income attributable to common
      stockholders.................................    $  8.2      $  7.0   $  6.4   $  5.3   $  4.5
                                                       ------      ------   ------   ------   ------
                                                       ------      ------   ------   ------   ------
    Net income per common share
        Basic......................................    $ 1.53      $ 1.31   $ 1.21   $  .99   $  .86
        Diluted....................................    $ 1.53      $ 1.31   $ 1.21   $  .99   $  .86
    Average basic common shares used to calculate
      earnings per share (in thousands)............     5,327       5,337    5,301    5,318    5,239
    Average diluted common shares used to calculate
      earnings per share (in thousands)............     5,327       5,337    5,301    5,318    5,307


                                                                      DECEMBER 31,
                                                     -----------------------------------------------
                                                        2001        2000     1999     1998     1997
                                                        ----        ----     ----     ----     ----
Balance Sheet Data:
    Assets.........................................    $  740      $  695   $  655   $  593   $  543
    Securities.....................................       200         195      202      180      188
    Loans..........................................       439         451      411      370      317
    Deposits.......................................       626         593      567      523      484
    Borrowings.....................................        51          45       39       20       13
    Stockholders' equity...........................        60          54       44       47       43

                                                                 YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------------
                                                        2001        2000     1999     1998     1997
                                                        ----        ----     ----     ----     ----
Other Financial Data:
    Cash dividends per common share................    $  .62      $  .55   $  .48   $  .40   $  .32
    Common stock dividend payout ratio.............     40.54%      42.27%   40.03%   39.10%   38.27%
    Return on average assets.......................      1.17%       1.02%    1.02%     .93%     .85%
    Return on average stockholders' equity.........     14.79%      13.65%   13.56%   11.83%   11.18%
Other Financial Data:
    Ratio of stockholders' equity to total
      assets.......................................      8.11%       7.76%    6.71%    7.90%    7.97%
    Diluted book value for each common share.......    $11.25      $10.07   $ 8.28   $ 8.84   $ 8.17
    Number of common shares outstanding at end of
      period (in thousands)........................     5,338       5,363    5,313    5,300    5,307

                 SELECTED UNAUDITED COMPARATIVE PER SHARE DATA


    The following table shows certain common per share data for United common stock and Vista common stock on a historical and pro forma basis reflecting the merger of Vista and United, accounted for as a purchase as if it had been consummated as of January 1, 2001. This information is only a summary, and you should read it in conjunction with the financial information appearing elsewhere in this document. The pro forma share data in the following table is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations in the future or what the combined financial position or results of operations would have been had the merger been completed during the period or as of the date for which this pro forma data is presented.



                                                              DECEMBER 31,
                                                                  2001
                                                                  ----
United Common Stock
    Book value per share
        Historical..........................................     $10.47
        Pro forma...........................................      13.80
    Cash dividends per share
        Historical..........................................        .80
        Pro forma...........................................        .80
    Net income per basic share
        Historical..........................................       1.65
        Pro forma...........................................       1.48
    Net income per diluted share
        Historical..........................................       1.64
        Pro forma...........................................       1.47
Vista Common Stock
    Book value per share
        Historical..........................................      11.25
        Pro forma equivalent(1).............................      16.15
    Cash dividends per share
        Historical..........................................        .62
        Pro forma equivalent(1).............................        .94
    Net income per basic share
        Historical..........................................       1.53
        Pro forma equivalent(1).............................       1.73
    Net income per diluted share
        Historical..........................................       1.53
        Pro forma equivalent(1).............................       1.72


---------

(1) The Vista pro forma equivalent per share amounts are calculated by multiplying the United pro forma share amounts as of and for the fiscal year ended December 31, 2001 by an implied exchange ratio of 1.17, as determined on the date the merger was announced, November 20, 2001.

                     MARKET PRICE AND DIVIDEND INFORMATION

    The table below sets forth, for the periods indicated, historical high and low closing price information for United common stock and Vista common stock. United common stock trades on NASDAQ under the symbol 'UNBJ'. Vista common stock trades on NASDAQ under symbol 'VBNJ.'


                                                        UNITED             VISTA
                                                     COMMON STOCK      COMMON STOCK
                                                    ---------------   ---------------
                                                     HIGH     LOW      HIGH     LOW
                                                     ----     ---      ----     ---
Quarter ended March 31, 1999......................  $22.23   $20.93   $18.68   $16.20
Quarter ended June 30, 1999.......................   22.41    21.05    17.69    15.87
Quarter ended September 30, 1999..................   22.88    18.87    17.46    15.36
Quarter ended December 31, 1999...................   22.94    18.75    17.00    15.08

Quarter ended March 31, 2000......................   21.56    15.88    15.42    12.24
Quarter ended June 30, 2000.......................   21.50    16.50    14.35    12.36
Quarter ended September 30, 2000..................   18.06    16.06    14.76    12.86
Quarter ended December 31, 2000...................   19.19    15.06    16.85    14.17

Quarter ended March 31, 2001......................   20.72    18.00    22.25    16.43
Quarter ended June 30, 2001.......................   22.68    18.80    21.43    19.00
Quarter ended September 30, 2001..................   25.50    21.51    20.60    18.75
Quarter ended December 31, 2001...................   25.10    21.92    27.50    16.99
Quarter ending March 31, 2002 (through
  March 22, 2002..................................   22.45    21.80    26.45    25.25




    The following table sets forth the closing sale price for a share of United common stock and Vista common stock, and the equivalent per share price for Vista common stock (which is the closing price of United common stock) as of November 19, 2001 (the last full trading day before the public announcement of the merger). See the section 'Conversion of Vista Common Stock' beginning on page 22.


                                                         UNITED   VISTA    EQUIVALENT
                                                         COMMON   COMMON     SHARE
                                                         STOCK    STOCK      PRICE
                                                         -----    -----      -----
November 19, 2001......................................  $24.38   $22.00     $28.52

    Stockholders are urged to obtain current market quotations for United common stock and Vista common stock.

                              DIVIDEND INFORMATION

    The following table sets forth cash dividends paid by United per share of common stock.

                                                              2001   2000   1999
                                                              ----   ----   ----
First Quarter...............................................  $.20   $.20   $.19
Second Quarter..............................................   .20    .20    .19
Third Quarter...............................................   .20    .20    .19
Fourth Quarter..............................................   .20    .20    .20

    The following table sets forth cash dividends paid by Vista per share of common stock.

                                                              2001   2000   1999
                                                              ----   ----   ----
First Quarter...............................................  $.14   $.13   $.09
Second Quarter..............................................   .16    .14    .13
Third Quarter...............................................   .16    .14    .13
Fourth Quarter..............................................   .16    .14    .13

                                  RISK FACTORS


    In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption 'Forward-Looking Statements' on page 13, you should carefully consider the following risk factors in deciding how to vote on the merger.


BECAUSE THE MARKET PRICE OF UNITED COMMON STOCK MAY FLUCTUATE, A VISTA STOCKHOLDER CANNOT BE SURE OF THE VALUE OF THE MERGER CONSIDERATION THAT HE, SHE OR IT WILL RECEIVE.

    Upon completion of the merger, each share of Vista common stock will be converted into merger consideration consisting of shares of United common stock and/or cash pursuant to the terms of the merger agreement. The value of the merger consideration to be received by Vista stockholders will be based in part on the average price of United common stock during the 10-trading day measurement period ending on the fifth trading day prior to the completion of the merger. This average price may vary from the price of United common stock on the date the merger was announced, on the date that this document is mailed to Vista stockholders, and on the date of the special meeting of Vista stockholders. Any change in the price of United common stock prior to completion of the merger will affect the value of the merger consideration that a Vista stockholder will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in United's businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond United's control.

    Accordingly, at the time of the Vista special meeting a Vista stockholder will not necessarily know or be able to calculate the value of the cash consideration he, she or it would receive or the number of shares of United stock he, she or it would receive upon completion of the merger.

UNITED MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF THE MERGER.

    The success of the merger will depend on, among other things, United's ability to realize anticipated cost savings and to combine the businesses of United and Vista in a manner that does not materially disrupt the existing customer relationships of Vista nor result in decreased revenues resulting from any loss of customers and that permits growth opportunities to occur. If United is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected.

    United and Vista have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of Vista's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

THE MARKET PRICE OF THE SHARES OF UNITED COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE SHARES OF VISTA COMMON STOCK.

    Upon completion of the merger, certain holders of Vista common stock will become holders of United common stock. Some of United's current businesses and markets differ from those of Vista and, accordingly, the results of operations of United after the merger may be affected by factors different from those currently affecting the results of operations of Vista. For a discussion of the businesses of United and Vista and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this document and referred to under 'Where You Can Find More Information.'

A VISTA STOCKHOLDER MAY NOT RECEIVE THE FORM OF MERGER CONSIDERATION THAT HE, SHE OR IT ELECTS.


    The merger agreement contains provisions that are designed to assure that the aggregate cash consideration to be paid to Vista stockholders in the merger will be $37,615,527 (subject to adjustment). If cash elections are made by Vista stockholders that would result in the aggregate cash consideration being more or less than $37,615,527 (subject to adjustment), then those electing to receive cash or those electing to receive United common stock will have the consideration of the type they selected reduced by a pro rata amount and will receive a portion of their consideration in the form that they did not elect to receive. Accordingly, there is a risk that you will not receive a portion of the merger consideration in the form that you elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected (including with respect to the recognition of taxable gain to the extent cash is received). See 'Federal Income Tax Consequences' beginning on page 51.


                                  INTRODUCTION

    The Boards of Directors of Vista Bancorp, Inc. and United National Bancorp have approved an Agreement and Plan of Merger, dated as of November 19, 2001, by and among United, United's subsidiary, UnitedTrust Bank, Vista and Vista's subsidiary, Vista Bank, N.A. The merger agreement provides for Vista to be merged with United, with United as the surviving corporation. The merger cannot be completed unless the stockholders of both Vista and United approve this merger agreement.


    This document serves two purposes. It is the Joint Proxy Statement being used by the Vista and United Boards of Directors to solicit proxies for use at their respective meetings called to seek stockholder approval of the merger agreement. It is also the Prospectus of United regarding the United common stock to be issued if the merger is completed. Thus, we sometimes refer to this document as the Joint Proxy Statement/Prospectus.


    This document describes the merger agreement in detail. A copy of the merger agreement is attached at Appendix A to this document and is incorporated by reference. We urge you to read carefully this entire document and the Appendixes.

    All information and statements contained or incorporated by reference in this document about Vista were supplied by Vista and all information and statements about United were supplied by United.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

                           FORWARD LOOKING STATEMENTS

    THIS DOCUMENT CONTAINS AND INCORPORATES BY REFERENCE CERTAIN FORWARD-LOOKING STATEMENTS REGARDING THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF UNITED AND VISTA. THOSE STATEMENTS ARE NOT HISTORICAL FACTS AND INCLUDE EXPRESSIONS ABOUT UNITED'S OR VISTA'S: (1) CONFIDENCE; (2) STRATEGIES AND EXPRESSIONS ABOUT EARNINGS; (3) NEW AND EXISTING PROGRAMS AND PRODUCTS;
(4) RELATIONSHIPS; (5) OPPORTUNITIES; (6) TECHNOLOGY; AND (7) MARKET CONDITIONS. YOU MAY IDENTIFY THOSE STATEMENTS BY LOOKING FOR FORWARD-LOOKING TERMINOLOGY LIKE 'EXPECT', 'BELIEVE' OR 'ANTICIPATE', OR EXPRESSIONS OF CONFIDENCE LIKE 'STRONG' OR 'ON-GOING', OR SIMILAR STATEMENTS OR VARIATIONS OF THOSE TERMS. THOSE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS THE FORWARD LOOKING STATEMENTS CONTEMPLATE BECAUSE OF, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) UNITED DOES NOT REALIZE EXPECTED COST SAVINGS OR REVENUE ENHANCEMENTS FROM THE MERGER AS ANTICIPATED; (2) DEPOSIT ATTRITION, CUSTOMER LOSS OR REVENUE LOSS FOLLOWING THE MERGER IS GREATER THAN EXPECTED; (3) COMPETITIVE PRESSURE IN THE BANKING AND FINANCIAL SERVICES INDUSTRY INCREASES SIGNIFICANTLY; (4) CHANGES IN THE INTEREST RATE ENVIRONMENT; AND (5) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR IN THE STATES OF NEW JERSEY AND PENNSYLVANIA, ARE LESS FAVORABLE THAN EXPECTED.

                        CERTAIN INFORMATION ABOUT UNITED

GENERAL

    United, a New Jersey corporation, was organized in 1987 and began operations in 1988 as a holding company for United National Bank, the predecessor to UnitedTrust Bank. United indirectly owns additional subsidiaries through UnitedTrust Bank, including an investment subsidiary and an insurance brokerage subsidiary. United is registered as a bank holding company with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act. On a consolidated basis, United had as of December 31, 2001:

     Total assets of $2.0 billion;

     Total deposits of $1.4 billion;

     Total loans of $1.2 billion; and

     Total stockholders' equity of $156 million.

    United's principal executive offices and telephone number are:

   1130 Route 22 East
    Bridgewater, New Jersey 08807-0010
    (908) 429-2200

UNITEDTRUST BANK

    UnitedTrust Bank, a wholly-owned subsidiary of United, is a commercial bank originally established in 1902 under the laws of the United States. In 2001, it became a New Jersey chartered commercial bank and changed its name from United National Bank to UnitedTrust Bank. UnitedTrust Bank is a member of the Federal Reserve System and the FDIC insures its deposits. UnitedTrust Bank maintains its principal office in Bridgewater, New Jersey and operates 36 branches in the following New Jersey counties:

     Essex

     Hunterdon

     Middlesex

     Morris

     Somerset

     Union

     Warren

    UnitedTrust Bank also operates over 40 automatic teller machines (ATMs) affiliated with the MAC'r' System, a multi-state network with membership in the Plus'r' Nationwide network and the Honor'r' network.

    UnitedTrust Bank provides a full range of commercial and retail bank services, including:

     Demand, savings and time deposit accounts;

     Commercial and retail loans (primarily residential mortgages, automobile loans, small business loans and credit card loans);

     Personal, corporate and employee benefit trust services, and

     Other fiduciary services

FOURTH QUARTER AND FULL-YEAR 2001 RESULTS

    On January 15, 2002, United reported its fourth quarter and full-year 2001 earnings. Net income for the full-year 2001 totaled $25.0 million, compared to $24.9 million for 2000. Excluding a non-recurring, after-tax charge of $468,000 in connection with the conversion of United National Bank to a state chartered bank and its name change to UnitedTrust Bank in 2001, United's net income was $25.4 million in 2001, compared to $24.9 million in 2000. Diluted earnings per share were $1.64 for the full-year 2001, compared to $1.61 for 2000. Excluding the non-recurring charge in 2001, diluted earnings per share were $1.67 for 2001, compared to $1.61 per share in 2000, representing a 3.7% increase.

    Fourth-quarter 2001 net income totaled $6.5 million, compared to $6.6 million for 2000. Diluted earnings per share were $.42 in 2001 and $.43 in 2000. During the fourth quarter of 2001, United incurred an after-tax loss of $127,000 to common shareholders or $.01 per share resulting from the repurchase of $2.7 million of its Series B capital securities.


    United's return on average assets was 1.33% for the fourth quarter and 1.23% for the full-year 2001. United's return on average equity was 15.85% for the fourth quarter of 2001 and 16.46% for the full-year 2001. Net interest income was $72.2 million for the full year 2001, compared to $69.6 million reported in 2000. United's net interest margin on a taxable equivalent basis was 4.04% for 2001, compared to 3.65% for 2000.


    United's total assets at December 31, 2001 were $2.0 billion. At the end of 2001, loans totaled $1.2 billion and deposits were $1.4 billion.

RECENT DEVELOPMENTS


    A subsequent development occurring in February 2002 involved a credit facility of $130 million to Suprema Specialities, a company which filed for bankruptcy on February 24, 2002. UnitedTrust Bank is a participant in this facility to the extent of $5.3 million at February 28, 2002. The facility is secured by all corporate assets of Suprema, including accounts receivable and inventory. The creditor group is currently evaluating its overall collateral position and, at the present, the extent of any loss to UnitedTrust Bank is indeterminable. UnitedTrust Bank is working with other bank creditors to mitigate any potential loss and the loan was placed on non-accrual status in late February, 2002.


                            UNITED NATIONAL BANCORP
                              FINANCIAL HIGHLIGHTS


                                                               THREE MONTHS ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                               2001          2000
                                                               ----          ----
                                                                   (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
Net interest income.........................................  $18,866       $16,906
Provision for loan losses...................................      678         --
Non-interest income.........................................    4,875         6,084
Non-interest expense........................................   14,050        13,727
Net income..................................................    6,473         6,623
Net income per common share:
    Basic...................................................   $.43          $.43
    Diluted.................................................   $.42          $.43
Weighted average shares outstanding
    Basic...................................................   14,925        15,295
    Diluted.................................................   15,088        15,382

                        CERTAIN INFORMATION ABOUT VISTA

GENERAL

    Vista Bancorp, Inc., ('VISTA') is a New Jersey corporation, organized in 1988 as the parent company for The Phillipsburg National Bank and Trust Company, or Phillipsburg National Bank. Vista is a bank holding company, registered with and supervised by the Board of Governors of the Federal Reserve System.

    Phillipsburg National Bank was organized in 1856 and became a national banking association in 1865. Vista organized another banking subsidiary in 1990, Twin Rivers Community Bank, or Twin Rivers, to establish a bank branching network along the Interstate 78 corridor in Northampton County, Pennsylvania. In August, 2000, Vista unified its New Jersey banking subsidiary, Phillipsburg National Bank, and its Pennsylvania banking subsidiary, Twin Rivers, under a national banking charter with the title of Vista Bank, N.A.

    Vista's growth strategy is centered on the development of its community-based retail banking network along the Interstate 78 corridor in the counties of Hunterdon and Warren in New Jersey and the counties of Lehigh and Northampton in Pennsylvania. This retail approach to banking has resulted in the growth of demand and savings deposits due to convenience and service. The objective of this strategy, which is further enhanced by this proposed business combination with United, is to take advantage of the expected long-term economic growth along the Interstate 78 corridor in New Jersey and Pennsylvania.

    Vista's and Vista Bank's principal executive offices are currently located at 305 Roseberry Street, Phillipsburg, New Jersey 08865-5360. The telephone number is (908) 859-9500. Vista has one non-banking subsidiary, Phillipsburg Investment Corporation, a New Jersey corporation, organized in 1987, to hold investment securities and other financial instruments on behalf of Vista.

ADMINISTRATION OF VISTA BANK

    Although Vista Bank operates with a significant level of independence, Vista has centralized operations for certain functions, and makes available its corporate staff and centralized resources for other functions. As of December 31, 2001, the corporate staff consisted of 55 full-time employees and 2 part-time employees.

    Credit related Services. Initial customer credit decisions are made by the management of Vista Bank. To assist management and to maintain system-wide credit standards, Vista has established a system-wide credit review process to review loans. In addition, internal audit and compliance officers of Vista regularly review Vista Bank's lending portfolios and require periodic reports from Vista Bank as to outstanding credits and their quality.

    Data Processing. Vista performs data processing services for Vista Bank through the use of computer hardware it owns and leases and maintains and software it is licensed to use.

    Other Operations and Services. Vista provides other services for the benefit of Vista Bank such as compliance, audit, bookkeeping, human resources services and benefits administration, and corporate security and disaster recovery. Vista believes that centralizing those services promotes efficiency and cost savings for Vista Bank without interfering with its community-oriented management.

    On a consolidated basis, Vista had as of December 31, 2001:

     Total assets of $740 million;

     Total deposits of $626 million;

     Total loans of $439 million; and

     Total stockholders' equity of $60 million.

VISTA BANK, N.A.

    Vista Bank, N.A. ('VISTA BANK') is a wholly-owned subsidiary of Vista and was created when Vista unified its New Jersey and Pennsylvania bank subsidiaries. Vista Bank is a national banking association and member of the Federal Reserve System. Its deposits are insured by the FDIC to the maximum extent provided under law. Vista Bank currently operates 10 branches in New

Jersey and 6 branches in Pennsylvania. As of December 31, 2001, Vista Bank had 154 full-time and 24 part-time employees. Vista Bank has no collective bargaining agreement with any of its employees and management considers its relations with its employees as excellent.

    Vista Bank provides a full range of retail and commercial banking services for consumers and small to medium size businesses. Lending is concentrated in commercial, consumer and real estate loans to local borrowers. Vista Bank's lending and investing activities are funded principally by deposits gathered through its retail branch office network. Vista Bank's retail approach is that of a community bank -- development of long-term customer relationships, personalized service, convenient locations, free checking for customers maintaining certain minimum balances and convenient hours of operation.


RECENT DEVELOPMENTS


    On November 7, 2001, Vista Bank opened a full service, commercial banking office located at 1225 Highway 22 West, Phillipsburg, New Jersey.

FOURTH QUARTER AND FULL YEAR 2001 RESULTS

    On January 18, 2002, Vista reported its fourth quarter and full-year 2001 earnings. Net income for the full-year 2001 increased 16.6% to $8.2 million, compared to $7.0 million for 2000. Diluted earnings per common share were $1.53 for the full-year 2001, compared to $1.31 for 2000. These earnings per share amounts have been adjusted for a 5% stock dividend paid on May 25, 2001 and a 5% stock dividend paid on May 26, 2000. The growth in net income in 2001 from 2000 resulted primarily from higher net interest income and non-interest income, partially offset by a rise in non-interest expense, largely salaries and benefits expense.

    Net income for the fourth quarter of 2001 increased 21.0% to $2.2 million from the $1.8 million earned in the same quarter of 2000. Diluted earnings per common share were $.42 in the fourth quarter of 2001 and $.34 in the fourth quarter of 2000. These earnings per share amounts have been adjusted for a 5% stock dividend paid on May 25, 2001 and a 5% stock dividend paid on May 26, 2000. The increase in net income in the fourth quarter of 2001 from the fourth quarter of 2000 was due to the same factors noted for the full-year comparison.

    Vista's return on average assets was 1.22% for the fourth quarter of 2001 and 1.17% for the full-year 2001. Vista's return on average equity was 15.61% for the fourth quarter of 2001 and 14.79% for the full-year 2001. Net interest income was $26.7 million for the full-year 2001, compared to the $25.5 million reported for the year 2000. Vista's net interest margin on a taxable equivalent basis was 4.13% for 2001 versus 4.07% for 2000.

    Vista's total assets at December 31, 2001 were $740 million. At the end of 2001, loans totaled $439 million and deposits were $626 million.

                       VISTA BANCORP, INC. AND SUBSIDIARY
                              FINANCIAL HIGHLIGHTS


                                                           THREE MONTHS ENDED
                                                              DECEMBER 31,
                                                          ---------------------
                                                           2001          2000
                                                           ----          ----
                                                               (UNAUDITED)
                                                          (IN THOUSANDS, EXCEPT
                                                             PER SHARE DATA)
Net interest income.....................................  $6,972        $6,417
Provision for loan losses...............................     225           316
Non-interest income.....................................   1,442         1,117
Non-interest expense....................................   4,941         4,588
Net income..............................................   2,237         1,848
Net income per common share:
    Basic...............................................   $.42          $.34
    Diluted.............................................   $.42          $.34
Weighted average shares outstanding
    Basic...............................................   5,309         5,356
    Diluted.............................................   5,319         5,356


                               THE VISTA MEETING

DATE, TIME AND PLACE

    This document solicits, on behalf of the Vista Board, proxies to be voted at a special meeting of Vista stockholders and at any adjournments or postponements thereof. The Vista meeting is scheduled to be held:


   Tuesday, May 7, 2002
    9:00 A.M.
    The Clarion Hotel and Conference Center
    1314 U.S. Route 22
    Phillipsburg, New Jersey


PURPOSE

    At the meeting, Vista stockholders will consider and vote on:

     approval and adoption of the merger agreement; and

     any other matters that may properly be brought before the meeting.

BOARD RECOMMENDATION

    THE VISTA BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE; REQUIRED VOTE


    The Vista Board has fixed the close of business on March 22, 2002 as the record date for the meeting. Only holders of record of Vista common stock at that time are entitled to get notice of the meeting and to vote at the meeting. On the record date, there were 5,350,637 shares of Vista common stock outstanding. Each of those shares will be entitled to one vote on each matter properly submitted to the meeting.


    THE MERGER CANNOT BE COMPLETED WITHOUT VISTA STOCKHOLDER APPROVAL. A 66 2/3% VOTE OF THE OUTSTANDING SHARES OF VISTA COMMON STOCK MUST VOTE AFFIRMATIVELY IN PERSON OR BY PROXY IN ORDER TO APPROVE THE MERGER AGREEMENT.

    The required vote of the Vista stockholders on the merger agreement is based upon the total number of outstanding shares of Vista common stock and not upon the number of shares which are actually voted. Thus, if you abstain from voting or if you don't submit your form of proxy and don't vote in person at the Vista meeting, your action will have the same effect as a vote 'NO' on the merger agreement. Also, any broker non-vote will have the same effect as a vote 'NO' on the merger agreement.


    On the record date, which was the close of business on March 22, 2002, the directors and executive officers of Vista as a group beneficially owned 657,773 shares of Vista common stock (12.3% of the issued and outstanding shares). The Vista directors have agreed to vote all the shares they own FOR the merger agreement.


    The Vista non-director executive officers have indicated that they intend to vote all the shares they beneficially own FOR the merger agreement.

    THE MATTERS TO BE CONSIDERED AT THE VISTA MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF VISTA. ACCORDINGLY, WE URGE YOU TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS DOCUMENT, AND TO COMPLETE, DATE AND PROMPTLY DELIVER THE ENCLOSED PROXY BY USING ONE OF THE THREE METHODS AVAILABLE TO YOU.

VOTING RIGHTS; PROXIES

    If you properly vote your proxy and send it to Vista in a timely manner, your proxy will be voted in accordance with the instructions, unless you revoke your proxy prior to the vote. IF YOU SEND VISTA A PROXY THAT DOES NOT INSTRUCT THE PROXYHOLDERS HOW TO VOTE, YOUR SHARES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    The Vista Board is not aware of any matters that will come before the Vista meeting other than the vote on the merger. If any other matters come before the Vista meeting, the proxyholders named on the form of proxy will have the discretion to vote on those matters using their best judgment, unless you specifically withhold that authorization when you complete your proxy.

    You may revoke your proxy that you give at any time before it is voted. Simply attending the Vista meeting will not automatically revoke your proxy. To revoke a proxy, you must either file a written notice of revocation with the Vista Corporate Secretary; vote again using any one of the three methods; or attend the Vista special meeting and vote in person. The Vista Corporate Secretary will be in attendance at the Vista meeting and, prior to the meeting date, can be reached at the following address:

    Jill A. Pursell
    Corporate Secretary
    Vista Bancorp, Inc.
    305 Roseberry Street
    Phillipsburg, New Jersey 08865-2894
    (908) 859-9559

    Election inspectors appointed for the meeting will tabulate the votes cast by proxy or in person at the Vista meeting. The election inspectors will determine whether a quorum is present. The election inspectors will treat abstentions and 'broker non-votes' as shares that are present and entitled to vote for purposes of determining a quorum where (1) proxies are marked as abstentions; (2) stockholders appear in person but abstain from voting; or (3) a broker indicates on a proxy that it does not have discretionary authority regarding certain shares.

SOLICITATION OF PROXIES

    In addition to using the mails, the directors, officers and employees of Vista may solicit proxies for the Vista meeting from stockholders in person or by telephone. These directors, officers and employees will not be specifically compensated for their services. Vista may retain a proxy-soliciting firm to assist it in soliciting proxies. If so, Vista would pay the proxy-soliciting firm a fee and reimburse it for certain out-of-pocket expenses. Vista will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so. Vista will bear all costs of soliciting proxies for the Vista meeting.

QUORUM

    At least a majority of the Vista common stock issued and outstanding and entitled to be voted at the Vista meeting must be present in person or by proxy to constitute a quorum.

                               THE UNITED MEETING

DATE, TIME AND PLACE

    This document solicits, on behalf of the United Board, proxies to be voted at the annual meeting of United Stockholders and at any adjournments or postponements thereof. The United meeting is scheduled to be held:


    Tuesday, May 7, 2002
    9:00 A.M.
    Raritan Valley Country Club
    747 State Route 28
    Bridgewater, New Jersey


PURPOSE

    At the meeting, United stockholders will consider and vote on:

     approval and adoption of the merger agreement

     election of five directors to the United Board

     any other matters that may properly be brought before the meeting.

BOARD RECOMMENDATION

    THE UNITED BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND FOR ELECTION OF MANAGEMENT'S NOMINEES TO THE UNITED BOARD.

RECORD DATE; REQUIRED VOTE


    The United Board has fixed the close of business on March 21, 2002 as the record date for the United meeting. Only holders of record of United common stock at that time will be entitled to receive notice of, and to vote at, the United meeting. On the record date, there were 14,670,211 shares of United common stock outstanding and entitled to vote at the United meeting. Each of those shares will be entitled to one vote on each matter properly submitted to the meeting.


    THE MERGER CANNOT BE COMPLETED WITHOUT UNITED STOCKHOLDER APPROVAL. A MAJORITY OF THE SHARES OF UNITED COMMON STOCK REPRESENTED AND VOTING AT THE UNITED MEETING, IN PERSON OR BY PROXY, MUST VOTE AFFIRMATIVELY IN ORDER TO APPROVE THE MERGER AGREEMENT.

    The required vote of the United stockholders on the merger agreement is different from that for the Vista stockholders. The required United stockholder vote is based on the number of shares which are actually voted, rather than the total number of outstanding shares of United common stock. Thus, if you abstain from voting or if you don't submit a proxy card and don't vote in person at the United meeting, your action will have no effect. Also, broker non-votes will have no effect.

    On the record date, which was the close of business on March 21, 2002, the directors and executive officers of United as a group beneficially owned 733,226 shares of United common stock (5% of the issued and outstanding shares). (These figures are calculated without counting shares that could be acquired by exercising stock options since the shares underlying those options can't be voted at the meeting.) The United directors and executive officers have indicated that they intend to vote all the shares they beneficially own for the merger agreement.


    WE URGE YOU TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS DOCUMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE PROXY IN THE POSTAGE PAID ENVELOPE PROVIDED.

VOTING RIGHTS; PROXIES

    If you properly execute a proxy card and send it to United in a timely manner, your proxy will be voted in accordance with the instructions you indicate on the proxy card, unless you revoke your proxy prior to the vote. IF YOU SEND UNITED A PROXY CARD THAT DOES NOT INSTRUCT THE PROXYHOLDERS HOW TO VOTE, YOUR SHARES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND FOR ELECTION OF MANAGEMENT'S NOMINEES TO THE UNITED BOARD.

    The United Board is not aware of any matters that will come before the meeting other than the vote on the merger and the election of five directors. If any other matters come before the United meeting, the persons named on the enclosed proxy card will have the discretion to vote on those matters using their best judgment, unless you specifically withhold that authorization when you complete your proxy card.

    You may revoke any proxy that you give at any time before it is used to cast your vote. Simply showing up at the United meeting will not automatically revoke your proxy. To revoke a proxy, you must either file a written notice of revocation with the United Corporate Secretary, or deliver a properly executed proxy with a later date to the United Corporate Secretary. The United Corporate Secretary will be in attendance at the United meeting and, prior thereto, can be reached at the following address:

    Ralph L. Straw, Jr.
    Corporate Secretary
    United National Bancorp
    1130 Route 22 East
    Post Office Box 6000
    Bridgewater, New Jersey 08807-0010

    Election inspectors appointed for the meeting will tabulate the votes cast by proxy or in person at the United meeting. The election inspectors will determine whether or not a quorum is present. The election inspectors will treat abstentions and 'broker non-votes' as shares that are present and entitled to vote for purposes of determining a quorum where (1) proxies are marked as abstentions, (2) stockholders appear in person but abstain from voting, or (3) a broker indicates on a proxy that it does not have discretionary authority regarding certain shares.

SOLICITATION OF PROXIES

    In addition to using the mails, the directors, officers and employees of United may solicit proxies for the United meeting from stockholders in person or by telephone. These directors, officers and employees will not be specifically compensated for their services. United may retain a proxy-soliciting firm to assist it in soliciting proxies. If so, United would pay the proxy-soliciting firm a fee and reimburse it for certain out-of-pocket expenses. United will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so. United will bear all costs of soliciting proxies for the United meeting.

QUORUM

    At least a majority of the United common stock issued and outstanding and entitled to be voted at the United meeting must be present in person or by proxy to constitute a quorum.

                       PROPOSAL I -- THE PROPOSED MERGER

    We have attached a copy of the merger agreement and its amendments at Appendix A to this Joint Proxy Statement/Prospectus and incorporated it by reference. Descriptions of the merger and the merger agreement are qualified in their entirety by reference to the merger agreement, as amended.

GENERAL DESCRIPTION


    The merger agreement provides for the merger of Vista with and into United, with United as the surviving entity. A closing under the merger agreement is to occur on the fifth business day after the day when all material conditions to closing (including receipt of regulatory approvals and the expiration of regulatory waiting periods) have been met. However, United and Vista may agree on a different closing date. The parties currently anticipate closing in the second quarter of 2002. The merger will become effective at the time specified in the certificate of merger which United will file with the New Jersey Secretary of State. The time that the merger becomes effective is referred to as the 'Effective Time'. United and Vista anticipate that the Effective Time will be the close of business on the closing date. Subsequent to the merger becoming effective, United will merge Vista Bank, N.A. with UnitedTrust Bank, with UnitedTrust Bank as the surviving entity. The exact closing date and Effective Time are dependent upon satisfaction of numerous conditions, some of which are not under United's or Vista's control.


CONVERSION OF VISTA COMMON STOCK

    In the merger, Vista stockholders will receive United common stock, cash or a combination of United common stock and cash.


    Total Dollar Value Per Share of Vista. Regardless of whether a Vista stockholder receives United common stock, cash or a combination of United common stock and cash, the total value of the consideration per Vista common share will be calculated based upon the following formula:



          Total value per Vista share (Total Dollar Value) equals .8775 times the Average Pre-Closing Price of United common stock, plus $7.09. If we assume that the Average Pre-Closing Price of United common stock is $24.24, the Total Dollar Value per share of Vista common stock will be $28.36.



    Election of Stock. With respect to the conversion of Vista common stock into United common stock, the following formula will be used to determine the number of shares of United common stock to be issued per share of Vista common stock:



               Total Dollar Value                       Number of shares of
------------------------------------------------   =    United common stock
Average Pre-Closing Price of United Common Stock        to be issued per
                                                        share of Vista
                                                        common stock



    Total Dollar Value means .8775 times the Average Pre-Closing Price of United common stock, plus $7.09.


    Average Pre-Closing Price of United common stock means the average closing prices of shares of United common stock for 10 consecutive trading days ending on the fifth trading day before the date chosen as the closing date to complete the merger.

    For example: assume the Average Pre-Closing Price of United common stock is $24.24, then the exchange ratio to be applied to convert one share of Vista common stock into United common stock would be:

        28.36 = 1.17 (rounded to the nearest one-hundredth of one percent)
        -----
        24.24

    Election of Cash. With respect to the conversion of Vista common stock into cash, the following formula will be used to determine the amount of cash to be paid per share of Vista common stock:


        The sum of .8775 x Average Pre-Closing Price of United common stock and $7.09.

    Using our example of $24.24 as the Average Pre-Closing Price of United common stock, then the amount of cash to be received for one share of Vista common stock would be:

        (.8775 x $24.24) + $7.09 = $28.36

    We cannot predict what will be the Average Pre-Closing Price of United common stock. Therefore, we cannot give a Vista stockholder any assurance that such price will be $24.24. The actual Average Pre-Closing Price of United common stock will, in all likelihood, be higher or lower than the price used in this illustration of the merger consideration in United common stock and cash.

    Finally, we would like to point out that United will issue no fractional shares. A fractional share will be converted solely into cash. It is likely that many Vista stockholders will have a fractional share after the exchange ratio is applied to their stockholdings. The amount of cash to be received is determined by multiplying the fractional interest by the Average Pre-Closing Price of United common stock.

FIXED AMOUNT OF MERGER CONSIDERATION

    There is a fixed amount of cash and United common stock to be paid to Vista stockholders in exchange for their Vista common stock. The cash is fixed at $37,615,527 and the number of shares of United stock is fixed at 4,655,518, subject to adjustments if any of the Vista stock options are exercised prior to the completion of the merger or if United has a stock split, stock dividend or similar capital event. Based on the average closing price for United shares on November 14, 2001, this represented approximately 25% (in cash) and 75% (in United shares), respectively, of the value of the aggregate merger consideration.

    The outcomes of the cash and stock elections (each of which is discussed below) will not change the fixed amount in cash to be paid and the fixed number of United shares to be issued (except as adjusted and discussed above).

    The actual amount of cash and the actual number of United shares to be exchanged for one Vista share will be based upon the average closing prices of United common stock for a 10-day trading period ending on the fifth business day prior to the closing date of the merger. Therefore, we can not with certainty fix the value in cash and in United common stock that a Vista stockholder will receive as of any date prior to the expiration of this 10-day trading period. We can only describe examples based upon assumed prices of United common stock.

    Furthermore, because the actual value of the merger consideration must consist of $37,615,527 in cash and 4,655,518 shares of United common stock, (subject to adjustment) if Vista stockholders make elections which would cause the aggregate to differ from $37,615,527 in cash or 4,655,518 shares of United common stock (subject to adjustment), then Vista and United agreed to pro rate the mixture of cash and United shares based upon formulas in the merger agreement.

    THEREFORE, VISTA STOCKHOLDERS MAY NOT RECEIVE EXACTLY WHAT THEY HAVE ELECTED AS MERGER CONSIDERATION FOR THEIR VISTA SHARES.

    Stock/Cash Effects of Fluctuations in United Common Stock Price. Examples of the aggregate consideration and potential effects on the per share merger consideration and the implied exchange ratio based on the fluctuations of United common stock price are illustrated below, based upon a range of hypothetical average prices for United common stock during the measurement period.

UNITED MEASUREMENT   PERCENTAGE      AGGREGATE     AGGREGATE VALUE                      VALUE OF
  PERIOD ASSUMED     CHANGE IN         CASH           OF STOCK         AGGREGATE     CONSIDERATION     AGGREGATE
  AVERAGE STOCK     UNITED STOCK   CONSIDERATION    CONSIDERATION    CONSIDERATION      FOR EACH      CASH STOCK    EXCHANGE
     PRICE(1)         PRICE(2)         ($MM)          ($MM)(3)         ($MM)(3)      VISTA SHARE(4)   PERCENTAGE     RATIO
     --------         --------         -----          --------         --------      --------------   ----------     -----
      $30.30              +25%        $37,616         $141,053         $178,669          $33.68       21.05/78.95    1.1115x
       29.09              +20          37,616          135,410          173,026           32.61       21.74/78.26    1.1212
       27.88              +15          37,616          129,768          167,384           31.55       22.47/77.53    1.1318
       26.66              +10          37,616          124,126          161,742           30.49       23.26/76.74    1.1434
       25.45               +5          37,616          118,484          156,100           29.42       24.10/75.90    1.1561
       24.24           --              37,616          112,842          150,458           28.36       25.00/75.00    1.1700
       23.03              - 5          37,616          107,200          144,816           27.30       25.98/74.02    1.1854
       21.82             - 10          37,616          101,558          139,174           26.23       27.03/72.97    1.2025
       20.60             - 15          37,616           95,916          133,532           25.17       28.17/71.83    1.2216
       19.39             - 20          37,616           90,274          127,890           24.11       29.41/70.59    1.2431


(1) Average closing stock price of United common stock during the 10-trading day measurement period.

(2) Percentage difference between average United common stock price during the 10-trading day measurement period and $24.24, which was the closing stock price for United common stock on November 14, 2001.

(3) Aggregate stock consideration valued using the assumed pre-closing average stock price for United common stock during the 10-trading day measurement period (see column 1) and assuming that 4,655,518 shares of United common stock will be issued in the transaction.

(4) Stock consideration for each Vista share and cash consideration for each Vista share valued using the assumed pre-closing average stock price for United common stock during the 10-trading day measurement period (see column 1).

                              -------------------

    United Stock. Each share of United common stock issued and outstanding at the time of the merger will remain outstanding and those shares will be unaffected by the merger.

ELECTION PROCEDURE

    Each Vista stockholder will have the opportunity to elect to receive for his, her or its shares of Vista common stock either cash; or

     shares of United common stock; or

     a combination of cash and United common stock.


    No later than 15 business days before the expected date of completion of the merger, an election form/letter of transmittal will be mailed to each Vista stockholder that he, she or it may use to indicate whether they elect to receive their merger consideration in cash, in shares of United common stock or a combination of both.


    If a Vista stockholder does not make a proper election within the time prescribed in the election form, then he, she or it will be deemed to have made an election to receive all United common stock. Election forms must be returned by 5:00 p.m., New York time, on the twentieth business day immediately following the mailing date of the election form, not including the date of mailing, unless Vista and United mutually agree upon another deadline date. Each Vista stockholder may change or revoke his, her or its election by written notice to the exchange agent, if such notice is received before the election deadline.



ELECTION PRORATION



    Each election by a Vista stockholder for cash or stock is potentially subject to proration because the amount of cash United will pay in the merger is fixed at $37,615,527, subject to adjustment for changes in the number of shares of Vista common stock outstanding, and that amount will in all likelihood either be oversubscribed or undersubscribed. For example, if the product of the value to be paid for each Vista share, and



     the number of Vista shares for which cash is elected


would exceed $37,615,527 (as adjusted), the amount of cash consideration to be paid to each Vista stockholder electing to receive cash will be reduced on a pro rata basis, and they will instead receive United common stock for Vista shares for which they do not receive cash. In that case, each Vista stockholder electing to receive shares of United common stock will receive United common stock for all of his, her or its Vista shares.

    If the product of


     the value to be paid for each Vista share and



     the number of Vista shares for which cash is elected



would be less than $37,615,527 (as adjusted), the amount of United common stock to be distributed to each Vista stockholder electing to receive stock will be reduced on a pro rata basis, and they will receive cash consideration for those Vista shares for which they do not receive United common stock. In that case, each Vista stockholder electing to receive cash will receive cash for all of his, her or its Vista shares.



    Some examples of the effects of this proration of the merger consideration are illustrated below (all percentages are approximate). The actual elections and the United stock price are likely to differ, perhaps significantly. The following examples are based on assumptions of the average prices of United common stock during the 10-trading day measurement period. The percentages of shares electing cash are shown for illustrative purposes only.



                                           IF 30% OF SHARES                    IF 20% OF SHARES
                                           ELECT CASH THEN:                    ELECT CASH THEN:
                                   STOCKHOLDERS ELECTING STOCK WILL     STOCKHOLDERS ELECTING ALL CASH
                                    RECEIVE ALL UNITED SHARES, AND        WILL RECEIVE ALL CASH, AND
                                      STOCKHOLDERS ELECTING CASH         STOCKHOLDERS ELECTING STOCK
                                            WILL RECEIVE:                       WILL RECEIVE:
                                   --------------------------------    --------------------------------
                                         % OF              % OF              % OF              % OF
   UNITED AVERAGE PRICE DURING       VISTA SHARES      VISTA SHARES      VISTA SHARES      VISTA SHARES
PRECLOSING MEASUREMENT PERIOD ($)  IN UNITED SHARES      IN CASH       IN UNITED SHARES      IN CASH
---------------------------------  ----------------      -------       ----------------      -------
30.30...........................         29.8               70.2             98.7               1.3
29.09...........................         27.5               72.5             97.8               2.2
27.88...........................         25.1               74.9             96.9               3.1
26.66...........................         22.5               77.5             96.8               3.2
25.45...........................         19.7               80.3             95.8               4.2
24.24...........................         16.7               83.3             93.7               6.3
23.03...........................         13.4               86.6             92.5               7.5
21.82...........................          9.4               90.1             91.2               8.8
20.60...........................          6.1               93.9             89.8              10.2
19.39...........................          2.0               98.0             88.2              11.8



    Based upon the average closing price for United common stock for the ten trading day period ended March 18, 2002 of $22.19, in order for each Vista stockholder to receive exactly what he, she or it elects, and not be subject to the proration described in this section, 73.3% of the Vista shares would need to elect to receive United common stock, and 26.7% of the Vista shares would need to elect to receive cash.


EXCHANGE OF SHARES; FRACTIONAL SHARES

    Exchange of Shares. At or promptly after the election deadline, United will deposit with its exchange agent, certificates representing shares of United common stock and sufficient cash for conversion of the shares as described under ' -- Conversion of Vista Common Stock' and 'Conversion of Vista Stock Options.'

    VISTA COMMON STOCK CERTIFICATES SHOULD NOT BE SENT TO VISTA OR UNITED AT THIS TIME. VISTA STOCKHOLDERS WILL RECEIVE INSTRUCTIONS FOR SURRENDERING THEIR CERTIFICATES WITH THEIR ELECTION FORM, AND THOSE VISTA STOCKHOLDERS WHO DO NOT SEND IN A COMPLETED ELECTION FORM WILL RECEIVE A SEPARATE LETTER OF TRANSMITTAL AFTER COMPLETION OF THE MERGER.

    Fractional Shares. United will not issue fractional shares of United common stock to Vista stockholders. There will be no dividends or voting rights with respect to any fractional shares. For each fractional share of United common stock that would otherwise be issued, United will pay cash, without interest, in an amount equal to the product of:

   The fraction of a whole share that would otherwise have been issued multiplied by the average of the closing sale prices of United common stock on NASDAQ for the 10 trading days ending on the fifth business day prior to completion of the merger.

CONVERSION OF VISTA OPTIONS

    The merger agreement provides that each outstanding option to purchase Vista common stock granted under the Vista stock option plan will be converted at the Effective Time into an option to purchase United common stock. The terms of the new option will be determined as follows:

     the right to purchase shares of Vista common stock pursuant to the old option will be converted in the new option into the right to purchase that same number of shares of United common stock multiplied by the closing exchange ratio, the option exercise price per share of United common stock will be the previous option exercise price per share of Vista common stock divided by the closing exchange ratio, and in all other material respects the new option will be subject to the same terms and conditions which governed the old option on which it was based, including the length of time within which the option may be exercised.

    United may elect, by notice served on Vista at least two business days prior to the Effective Time, to exchange cash in lieu of United stock options for up to 25% of the total number of Vista options (pro rated among the holders of such Vista options) outstanding at the Effective Time. The cash payment per Vista option in lieu of converting such Vista option into a United stock option shall be calculated by multiplying the closing exchange ratio by $24.24, and then subtracting the exercise price of the Vista option.


    United has reserved for issuance the number of shares of United common stock necessary to satisfy United's obligations under the converted options. United has agreed to register those shares pursuant to the Securities Act of 1933 as soon as practicable after the Effective Time, but in no event later than 45 days after the Effective Time. As of the Record Date, there were options outstanding for 15,916 shares of Vista common stock which would be converted in the merger as described above.


BACKGROUND OF AND REASONS FOR THE MERGER

    Background of the Merger With Respect to United. United's management and Board of Directors regularly considers the possibility of acquiring other financial institutions, as part of United's ongoing strategy of growth through acquisitions in existing and contiguous market areas. Thomas C. Gregor is the Chairman and Chief Executive Officer of United, and Barbara Harding is the President and Chief Executive Officer of Vista. Mr. Gregor has known Ms. Harding for a number of years, and has from time to time over approximately the last 2 years discussed with Ms. Harding, in general terms, United's interest in a possible business combination.

    Further contacts between the two CEOs did not result in progress on a potential merger until August 2001. On August 29, 2001 Mr. Gregor was contacted by Keefe Bruyette & Woods, Inc., or KBW, Vista's financial advisor, to see if there was any interest on United's part in a potential merger. On September 10, 2001, Mr. Gregor received a confidentiality agreement from KBW, which was subsequently executed and returned to KBW on October 2, 2001. Between October 6, 2001 and October 15, 2001 Mr. Gregor, in consultation with United's executive management, performed an initial analysis of the potential transaction. On October 16, 2001 Mr. Gregor reported the discussions that he had had regarding the potential merger to the United Board. United prepared and then submitted to KBW on October 16, 2001 a written expression of interest in a transaction with Vista. Representatives of United performed due diligence on Vista on October 27, 2001.

    On November 6, 2001 Mr. Gregor reported to the United Board on the status of United's discussions with Vista. Also on that date, United directed its outside counsel to begin preparing a draft merger agreement and related documents. Drafts of the merger agreement and related documents were circulated and negotiated as due diligence proceeded.

    On November 6, 2001 United held a Special Meeting of the United Board, at which an analysis of the potential acquisition of Vista and a pricing analysis were presented by Mr. Gregor, Warren R. Gerleit, President and Chief Operating Officer of UnitedTrust Bank, and Alfred J. Soles, United's Chief Financial Officer. Thereafter, on November 13, 2001 the Executive Committee of the United Board approved the submission of a bid for all outstanding shares of Vista common stock.


    On November 14, 2001 Mr. Gregor conveyed to KBW an offer of an exchange of
1.17 shares of United common stock for each share of Vista common stock. Consideration for the shares would take the form of 75% in stock and 25% in cash. On November 15, 2001 KBW advised Mr. Gregor that Vista's management had accepted United's offer, subject to approval by Vista's Board.


    The final version of the merger agreement was presented to the United Board at a meeting on November 19, 2001. At its November 19, 2001 meeting, the United Board gave its final approval to the merger. The next day, United and Vista jointly issued a public announcement regarding the transaction.

    United's Reasons for the Merger. The United Board believes that the merger and the merger agreement are in the best interests of United. The United Board views the merger with Vista as part of its ongoing strategy of growth through acquisitions in existing and contiguous market areas. The United Board believes the merged institution will be a more efficient and capable competitor in view of the evolution of the financial services industry. In reaching its determination to approve the merger, factors considered by the United Board included, among other things, the following:

     Information concerning the business, earnings, operations, financial condition, prospects, capital levels and asset quality of Vista and United, both individually and as combined;

     The terms of the merger agreement and the Option Agreement;

     The anticipated cost savings and efficiencies available to United as a result of the merger;

     The financial advice rendered by Ryan, Beck in connection with the merger;

     The results of United's due diligence investigation, including assessments of credit policies;


     Asset quality, interest rate risk, litigation and adequacy of loan loss reserves;


     The expectation that the merger would be tax-free to United;


     The extension of United's market into eastern Pennsylvania; and


     The enhancement of United's market position in western New Jersey.

    In reaching its determination to approve and recommend the merger, the United Board did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have given differing weights to different factors.

RECOMMENDATION OF THE UNITED BOARD OF DIRECTORS

    The United Board believes that the merger is fair to, and in the best interests of, United and its stockholders. The United Board also believes the merged institution will be a more efficient and capable competitor in view of the evolution of the financial services industry. Accordingly, the United Board unanimously approved the merger agreement and merger, and recommends that United stockholders vote FOR the approval and adoption of the merger agreement.

THE UNITED BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL STOCKHOLDERS OF UNITED APPROVE THE MERGER AGREEMENT.

BACKGROUND OF THE MERGER WITH RESPECT TO VISTA

    From time to time over the past several years, representatives of various bank holding companies located in Pennsylvania and New Jersey have made informal inquiries to Vista senior management as to whether Vista had any interest in exploring a possible business combination. Moreover, various Vista stockholders have also made similar inquiries to Vista senior management about exploring a possible business combination with another bank holding company.

    For example, at the Vista 2000 annual meeting of stockholders held on April 27, 2000, a stockholder proposal was presented in the form of a recommendation to Vista senior management to 'take all necessary and prudent steps to solicit, negotiate and effectuate a merger of the company by a tax-free exchange of stock and/or cash with a suitable banking institution so as to maximize the overall return to the stockholders.' In the Vista proxy statement, the Board recommended a vote against this proposal and believed, at that time, it was not in the best interest of Vista stockholders, employees, customers and its communities to solicit proposals to merge. Approximately 83% of the shares cast voted against this stockholder proposal and 17% of the shares cast voted for it.

    As a result of this proposal by a stockholder, the Board had discussions with the Vista senior officers about the strategic course of action to pursue and concluded that the best course of action to pursue was to remain independent and to execute strategies to build the franchise value of Vista, through the unification of Vista's two banking subsidiaries; the establishment of additional branch offices in markets with a potential for strong growth along the Interstate 78 corridor; share repurchases; consistent increases in cash dividends; and payment of stock dividends.

    On January 25, 2001, Lawrence B. Seidman, a stockholder who was, at that date, the representative for holders of 230,195 or 4.51% of the outstanding shares of Vista common stock, met with Vista senior officers to discuss the potential to maximize stockholder value by a sale of Vista and to request that he be nominated by the Board of Directors as a director at the 2001 annual meeting of stockholders to be held on April 26, 2001. Mr. Seidman related that if he was not nominated, he would contest the election of the Board of Directors by causing to be nominated an alternative slate of three directors. The Board did not nominate Mr. Seidman and, therefore, there was a contested election for the Board of Directors. Approximately 80% of the shares voted were cast for the Vista slate and 20% of the shares voted were cast for the Seidman slate. It should be noted that the main campaign theme for this election contest was whether or not Vista senior management should pursue a strategy to sell the company.

    At the March 21, 2001, meeting of the Board, Vista's senior officers reviewed with the directors valuation estimates for remaining independent through internal growth strategies and external acquisitions of branch offices and whole banks or of selling the company. At this meeting, the Board directed the President to evaluate, select and enter into an agreement with a qualified investment banking firm to assist the Board in making these strategic decisions -- especially in light of the contentious election to the Board of Directors about to unfold in the proxy solicitation process for the 2001 annual meeting of stockholders.

    At the April 19, 2001, meeting of the Board, the Board selected Keefe, Bruyette & Woods Inc. or KBW, as Vista's investment banking firm. Vista made a public announcement and appropriate SEC filing on this selection.

    At the May 17, 2001, meeting of the Board, representatives of KBW presented a comparison of Vista's performance with a peer group of banks. In addition, KBW reviewed potential acquisitions by Vista within a 100-mile radius of Phillipsburg, New Jersey. The Board discussed various strategic options with KBW, including selling Vista. KBW indicated that the Board was not compelled to take any immediate action.

    At the August 16, 2001 meeting of the Board, the President informed the Board that an authorized representative of Valley National Bank, headquartered in Wayne, New Jersey and a principal stockholder holding approximately 503,377 or 9.9% of the then outstanding shares of Vista common stock, informed her that Valley National Bank was considering filing an application with the Federal Reserve Board for permission to increase its stockholdings in Vista to a number of shares equal to 24.9% of the outstanding shares of Vista common stock. The Board was very concerned with losing control over the strategic business direction for Vista, if Valley National Bank did, in fact, increase its ownership to 24.9%. The Board was also concerned that such a large ownership percentage might cause the market value of a share of Vista common stock to decrease or at least not respond positively in the future, even if the performance of Vista would warrant an increase in market value. The Board requested a meeting with KBW and legal counsel to discuss the ramifications of this potential purchase by Valley National Bank.

    On August 27, 2001, a special meeting of the Board was held. The Board of Directors discussed the long-term legal as well as business considerations, if Valley National Bank began to purchase Vista shares to increase its ownership percentage to 24.9%. At the conclusion of this discussion, the directors were of the opinion that the best course of action was to pursue the sale of Vista in order to maintain market and investment value in the shares of Vista common stock. The Board of Directors instructed KBW to solicit indications of interest from a group of banking institutions that would make a good strategic fit for Vista.

    At the October 18, 2001, meeting of the Board, KBW presented proposals to acquire Vista from four potential acquirors. KBW reviewed the performance of these four potential acquirors and recent comparable merger transactions. After discussion, the Board of Directors instructed KBW to proceed to negotiate a higher price with two of these potential acquirors -- one of which was United National Bancorp, headquartered in Bridgewater, New Jersey.

    At the November 19, 2001 meeting of the Board, KBW presented the proposal made by United National Bancorp which was the highest dollar value offer made by these two remaining potential acquirors. The Board approved the Agreement and Plan of Merger and Stock Option Agreement with United National Bancorp and the Board of Directors of Vista Bank approved the Bank Subsidiary merger agreement.

VISTA'S REASONS FOR THE MERGER

    Vista's Board believes that the terms of the merger agreement are fair and in the best interests of Vista and its stockholders. In the course of reaching its determination, the Board consulted with legal counsel with respect to its legal duties and the terms of the merger agreement. The Board consulted with its financial advisors with respect to the financial aspects of the transaction and fairness of the exchange ratio from a financial point of view, and with senior management regarding, among other things, operations matters.

    The following discussion of the information and factors considered by the Board is not intended to be exhaustive, but does include all material factors considered by the Board. In reaching its decision to approve the merger agreement, the Board considered the following:

     United serves the Central New Jersey market along the Interstate 78 corridor and the expanded reach of the combined company would benefit existing customers and make the combined company more attractive to potential customers;

     United offers a broader range of products and services and the merger would provide Vista's customers with access to these products and services without Vista's having to undergo the expense of introducing them on its own;

     financial condition, results of operations, cash flow, businesses and prospects of Vista. In this regard, the Vista Board analyzed the options of selling Vista or continuing on a stand-alone basis, and the impact that could result to stock price performance, if Valley National

     Bank held 24.9% of the outstanding shares. The value of Vista's common stock, based on financial forecasts developed by Vista and analyzed by its financial advisors;

     the value of the shares of United common stock to be received for each share of Vista common stock was $28.36, based on the last trade of United common stock on November 16, 2001, the last trading day prior to the date of the execution of the merger agreement;

     the relative attractiveness of United's trading multiples which appeared to offer price appreciation to Vista stockholders;

     Vista stockholders' significant ownership percentage in United after the completion of the merger would be approximately 23.5%;

     the $28.36 value of the shares of United common stock compared favorably with the $21.90 price of the last trade of Vista common stock on November 16, 2001, and compared favorably with the range of values of Vista common stock on November 19, 2001, on a stand-alone basis and discounted to present value based on the forecasts developed by Vista and analyzed by its financial advisors;

     this exchange ratio resulted in a value of $28.36 per share, or approximately 30% premium to the then trading price of Vista common stock. The Board determined this premium by comparing $21.90, the last trade of Vista common stock on November 16, 2001;

     this exchange ratio would result in an increase of dividends per share of approximately $0.235 ($0.94 annualized) or approximately 47% annualized on November 19, 2001;

     Vista's equity to assets ratio and its impact on Vista's ability to generate a market rate of return on equity. In this regard, the Board reviewed Vista's prior efforts to use its capital and generate additional profitability through acquisitions;

     the written opinion of Keefe, Bruyette & Wood Inc. that, as of November 19, 2001, the exchange ratio was fair to Vista's stockholders from a financial point of view;

     current operating environment, including the continued consolidation and increasing competition in the banking and financial services industries and the prospect for further changes in these industries;

     results of the due diligence investigations of United, including assessments of credit policies, asset quality, interest rate risk, litigation and adequacy of loan loss reserves;

     other terms of the merger agreement and exhibits, including the opportunity for Vista's stockholders to receive shares of United stock in a tax-free exchange;

     anticipated cost savings and efficiencies available to the combined company as a result of the merger. These anticipated cost savings were based on the assumption that employee related cost savings and non-employee related cost savings and non-employee related expense savings would be achieved;

     the detailed financial analyses, pro forma and other information, with respect to Vista and United discussed by the financial advisors, as well as the Board's knowledge of Vista, United and their respective businesses; and

     the likelihood of the merger and related transactions being approved by the appropriate regulatory authorities, including factors such as market share analyses, United's Community Reinvestment Act rating at that time and the estimated pro forma financial impact of the transaction on United.

    In reaching its determination to approve and recommend the merger agreement, the Vista Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently.

RECOMMENDATION OF THE VISTA BOARD OF DIRECTORS

    The Vista Board believes that the merger is fair to, and in the best interests of, Vista and its stockholders. Accordingly, the Vista Board unanimously approved the merger agreement and recommends that Vista stockholders vote FOR the approval and adoption of the merger agreement.

    THE VISTA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL STOCKHOLDERS OF VISTA APPROVE THE MERGER AGREEMENT.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Vista Board regarding the merger, Vista stockholders should know that certain directors and officers of Vista have interests in the merger in addition to their interests as stockholders of Vista. All those additional interests are described below, to the extent they are material and are known to Vista. The Vista Board was aware of these interests and considered them, among other matters, in approving the merger agreement:


    Board Membership. The merger agreement provides that United and UnitedTrust Bank will each appoint Barbara Harding, Harold J. Curry and one other current Vista director to be selected by United to its Board of Directors as of the Effective Time. Under this provision United has selected J. Marshall Wolff to serve as a United director. Ms. Harding is currently the President and Chief Executive Officer of Vista. Mr. Curry is currently the Chairman of Vista.
Mr. Wolff is currently a director of both Vista and Vista Bank, N.A.



    Stock Benefits. At the Effective Time, each outstanding option granted under Vista's 1998 Stock Compensation Plan will be converted into an option to purchase United common stock and cash. See ' -- Conversion of Vista Options' on page 26.


SEVERANCE AGREEMENTS WITH EXECUTIVE OFFICERS

    Vista entered into severance agreements with its key executive officers. The executive officers who entered into these agreements were:

Barbara Harding..........................  President and Chief Executive Officer of
                                             Vista and Chairman, President and Chief
                                             Executive Officer of Vista Bank

David L. Hensley.........................  Executive Vice President of Vista and
                                             Senior Executive Vice President of
                                             Vista Bank

Marc S. Winkler..........................  Executive Vice President of Vista and
                                             Senior Executive Vice President of
                                             Vista Bank

William F. Keefe.........................  Executive Vice President of Vista and
                                             Executive Vice President of Vista Bank

    United has offered Messrs. Hensley and Keefe positions that are a diminution in the circumstances of their current employment at Vista. Mrs. Harding and Mr. Winkler will not be employees of United after the completion of the merger. These employment changes constitute a 'constructive termination' after a change in control of Vista as that term is defined in these severance agreements.

    Therefore, these agreements provide that each executive shall receive a lump sum payment equal to the employee's base compensation as defined under the agreements if he or she has been constructively terminated following a change of control. The amounts of these lump sum payments are determined by multiplying the following number of months by the executive's base salary at the Effective Time of the merger:

                                                             CHANGE IN CONTROL
                                                                 SEVERANCE
                           NAME                                (# OF MONTHS)
                           ----                                -------------
Barbara Harding............................................         36
David L. Hensley...........................................         24
Marc S. Winkler............................................         24
William F. Keefe...........................................         24

    In addition to this severance payment, an executive who is constructively terminated is also entitled to all salary through the termination date; all accrued vacation pay; continued family health coverage (24 months for Messrs. Hensley, Winkler and Keefe, and 36 months for Mrs. Harding) after termination; all distributions and vesting rights under applicable retirement plans; right to exercise any vested or unvested stock options; or vesting of any unvested stock grants under the ROE Plan, as the applicable case may be.

VISTA SEVERANCE PAY PLAN

    Vista has a severance policy for its employees who do not have a severance agreement and lose their jobs through no fault of their own as a result of this proposed merger.

    An employee who terminates employment for Good Reason within 12 months following the completion date of the merger is eligible to receive a severance benefit under this plan. Good Reason means: a decrease in the base salary of the employee after the completion of the merger; or a required relocation of the employee's place of employment to a place that is more than 50 miles from the employee's place of employment immediately before the completion of the merger or from a place that was agreed to when the employee accepted the position with United.

    The amount of severance will be paid in a lump sum and is based on job level and years of service. The maximum amount of severance is 104 weeks of salary under this severance pay plan.


    Share Ownership. As of the Record Date, the directors and executive officers of Vista and Vista Bank, N.A. beneficially owned in the aggregate approximately 12.3% of the outstanding shares of Vista common stock. In connection with the execution of the merger agreement, the directors of Vista and Vista Bank, N.A. agreed to vote in favor of the merger agreement.


    Indemnification; Directors and Officers. The merger agreement requires United to indemnify, for a period of six years after the Effective Time, each director and officer of Vista and Vista Bank, N.A. to the fullest extent which Vista and Vista Bank, N.A. would have been permitted under applicable law and its Certificate of Incorporation and By-laws had the merger not occurred. The indemnification is to cover any claims made against that person because he or she served as a director or officer of Vista or Vista Bank, N.A. or acted as a director or officer of a third party at the written request of Vista or Vista Bank, N.A. The merger agreement also requires United to provide Vista and Vista Bank, N.A. officers and directors with directors' and officers' liability insurance for at least six years after the Effective Time upon terms and conditions substantially similar to Vista's existing directors' and officers' insurance policy, provided, that United is not required to incur annual premiums for that coverage exceeding 125% of the amount expended by Vista for coverage as of the Effective Time of the merger.

OPINION OF UNITED'S FINANCIAL ADVISOR

    Ryan, Beck began working with United in mid-November, 2001, and on November 19, 2001, United formally retained Ryan, Beck to act as its financial advisor with respect to its potential acquisition of Vista. Ryan, Beck is regularly engaged in the valuation of banks, bank holding companies, savings and loan associations, savings banks and savings and loan holding companies in connection with mergers, acquisitions and other securities-related transactions. Ryan, Beck has knowledge of, and experience with, the banking market in which United and Vista operate and banking organizations within this market, and was selected by United because of Ryan, Beck's knowledge of, experience with, and reputation in the financial services industry.


    Ryan, Beck did not participate in the negotiations with respect to the pricing and other terms and conditions of the merger. Ryan, Beck rendered an oral opinion (subject to the satisfactory completion of a due diligence investigation of Vista) to United's Board on November 19, 2001 and rendered a subsequent written opinion dated as of March 25, 2002, (a copy of which is attached as Appendix C), that based on and subject to the assumptions, factors, and limitations as set forth in the attached opinion and as described below, the consideration offered to Vista stockholders is fair to United's stockholders from a financial point of view. No limitations were imposed by the United Board of Directors upon Ryan, Beck with respect to the investigations made or procedures followed by it in arriving at its opinion.



    THE FULL TEXT OF RYAN, BECK'S OPINION, WHICH SETS FORTH ASSUMPTIONS MADE AND MATTERS CONSIDERED, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS OF UNITED ARE URGED TO READ THE ATTACHED RYAN, BECK OPINION IN ITS ENTIRETY. THE RYAN, BECK OPINION IS DIRECTED ONLY TO THE FINANCIAL FAIRNESS OF THE CONSIDERATION OFFERED TO VISTA STOCKHOLDERS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE MEETING. WE HAVE NOT CONSIDERED, NOR ARE WE EXPRESSING ANY OPINION HEREIN WITH RESPECT TO, THE PRICE AT WHICH UNITED COMMON STOCK WILL TRADE FOLLOWING THE CONSUMMATION OF THE MERGER. THE SUMMARY OF THE RYAN, BECK OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE RYAN, BECK OPINION. IN RENDERING ITS OPINION, RYAN, BECK DOES NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM 'EXPERT' AS USED WITHIN THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, OR THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.


    In connection with its opinion, Ryan, Beck reviewed the following documents:

     The merger agreement and related documents;

     This Proxy Statement/Prospectus;


     United's Annual Reports on Form 10-K for the years ended December 31, 2001, 2000, 1999 and 1998, United's Quarterly Reports on Form 10-Q for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001 as well as United's Proxy Statement dated March 27, 2001;

     Vista's Annual Reports on Form 10-K for the years ended December 31, 2001, 2000, 1999 and 1998, and Vista's Quarterly Reports on Form 10-Q for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001 as well as Vista's Proxy Statement dated March 27, 2001;

     Certain operating and financial information provided to Ryan, Beck by the managements of United and Vista relating to their business and prospects;

     The historical stock prices and trading volume of United's common stock;

     The publicly available financial data of commercial banking organizations which Ryan, Beck deemed generally comparable to United;

     The historical stock prices and trading volume of Vista's common stock;

     The publicly available financial data of commercial banking organizations which Ryan, Beck deemed generally comparable to Vista; and

     The terms of recent acquisitions of commercial banking organizations which Ryan, Beck deemed generally comparable in whole or in part to Vista.

    Additionally, Ryan Beck

     Conducted or reviewed such other studies, analyses, inquiries and examinations as it deemed appropriate;

     Analyzed United's ability to consummate the merger; and

     Met with certain members of United's and Vista's senior management to discuss United's and Vista's past and current business operations, regulatory standing, financial condition, strategic plan and future prospects, including any potential operating efficiencies and synergies which may arise from the merger.

    In connection with its review, Ryan, Beck relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding United, Vista, and their subsidiaries provided to Ryan, Beck by United and Vista and their representatives. Ryan, Beck is not an expert in the evaluation of allowances for loan losses.

Therefore, Ryan, Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the balance sheets of United and Vista at December 31, 2001, and Ryan, Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the securities and exchange commission as of the date of such financial statements. Ryan, Beck reviewed certain operating forecasts and financial projections (and the assumptions and bases therefor) provided by United and Vista. Ryan, Beck assumed that such forecasts and projections reflected the best currently available estimates and judgments of the respective managements. In certain instances, for the purposes of its analyses, Ryan, Beck made adjustments to such forecasts and projections, which in Ryan, Beck's judgment were appropriate under the circumstances. Ryan Beck also relied, without independent verification, upon the estimates and judgments of the managements of United and Vista as to the potential cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the merger. Ryan, Beck was not retained to nor did it make any independent evaluation or appraisal of the assets or liabilities of United, Vista or their respective subsidiaries nor did Ryan, Beck review any loan files of United, Vista or their respective subsidiaries. Ryan, Beck also assumed that the merger in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to United and Vista.


    The preparation of a fairness opinion on a transaction such as the merger involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, Ryan, Beck's opinion is not readily susceptible to summary description. In arriving at its opinion, Ryan, Beck performed a variety of financial analyses. Ryan, Beck believes that its analyses must be considered as a whole and the consideration of portions of such analyses and the factors considered therein, or any one method of analysis, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Ryan, Beck's opinion. No one method of analysis was assigned a greater significance than any other.

    The forecasts and projections furnished to Ryan, Beck were prepared by the respective managements of United and Vista without input or guidance by Ryan, Beck. United and Vista do not publicly disclose internal management projections of the type provided to Ryan, Beck in connection with the review of the merger. Such projections were not prepared with a view towards public disclosure. The public disclosure of such projections could be misleading since the projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

    In its analyses, Ryan, Beck made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of United or Vista. Any estimates contained in Ryan, Beck's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect the prices at which companies or their securities may actually be sold.

    Ryan, Beck's opinion was based solely upon the information available to it and the economic, market and other circumstances, as they existed as of the date of the opinion. Ryan, Beck did not and does not express any opinion as to the price or range of prices at which United common stock might trade subsequent to the merger. Events occurring after such date could materially affect the assumptions and conclusions contained in the Ryan, Beck's opinion. Ryan, Beck has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion.

    The following is a brief summary of the analyses and procedures performed by Ryan, Beck in the course of arriving at its opinion. The summary does not purport to be a complete description, but is a brief summary of the material analyses and procedures performed by Ryan, Beck in the course of arriving at its opinion.

    Analysis of Selected Publicly Traded Companies: Ryan, Beck compared the financial data for Vista as of September 30, 2001 to a peer group of twenty-six selected commercial banks located in the Mid-Atlantic region of the United States with assets between $550 million and $1.1 billion for which public trading and pricing information was available. Ryan, Beck deemed this group to be generally comparable to Vista. The following table compares selected statistics of Vista with the median ratios and average ratios for the twenty-six selected commercial banks comprising the peer group:


                                                       VISTA         PEER        PEER
                                                     BANCORP(1)   AVERAGE(1)   MEDIAN(1)
                                                     ----------   ----------   ---------
Capitalization
    Total Assets (000s)............................   $698,772     $760,266    $713,447
    Total Equity/Assets............................       8.54%        8.50%       8.28%
    Tangible Equity/Tangible Assets................       8.49         8.10        8.03

Asset Quality
    Non-Performing Loans + 90 Days Past Due/Loans..       0.80         0.71        0.64
    Loan Loss Reserves/NPLs........................     187.94       343.78      344.15
    Loan Loss Reserves/NPLs + 90 Days Past Due.....     187.94       281.91      191.00
    Loan Loss Reserves/Loans.......................       1.49         1.23        1.14
    Non-Performing Assets/Equity...................       6.80         4.45        3.46

Loan & Deposit Composition
    Total Loans/Total Assets.......................      61.65        60.01       60.71
    1-4 Family Loans/Total Loans...................      48.86        40.14       39.50
    Construction & Developmental Loans/Total
      Loans........................................       0.25         5.60        3.14
    Other Real Estate Loans/Total Loans............      33.59        26.92       25.24
    Real Estate Loans/Total Loans..................      83.32        74.44       78.43
    Consumer Loans/Total Loans.....................      10.16         7.37        3.60
    Commercial Loans/Total Loans...................       5.96        14.50       13.60
    Non-Interest Bearing Deposits/Total Deposits...      11.79        13.32       12.51
    Time Deposits >$100,000/Total Deposits.........       9.30        13.93       10.63

Performance
    Return on Average Assets.......................       1.12         1.04        1.07
    Return on Average Equity.......................      14.33        11.95       13.19
    Net Interest Margin............................       4.07         3.99        4.10
    Yield on Interest Earning Assets...............       7.71         7.77        7.70
    Cost of Interest Bearing Liabilities...........       4.24         4.52        4.62
    Non Interest Income/Average Assets.............       0.67         0.75        0.65
    Non Interest Expense/Average Assets............       2.71         2.79        2.82
    Efficiency Ratio...............................      59.21        61.15       59.78

Market Statistics
    Stock Price at November 14, 2001...............      21.50
    Price/LTM EPS..................................      14.83x       14.57x      13.22x
    Price/Book Value...............................     191.11%      153.68%     150.50%
    Price/Tangible Book Value......................     192.14       164.63      153.17
    Market Capitalization ($M).....................    $114.06       $99.19      $97.88
    Dividend Yield.................................       2.98%        2.91%       3.21%



    Ryan, Beck noted that the performance of Vista as measured by return on average assets and return on average equity was slightly above that of the peer group median due in part to its non-interest expenses as a percent of average assets being lower than the peer group median. Vista's net interest margin and non-interest income to average assets ratio were essentially equal to the peer group medians. Vista's tangible equity to assets ratio was slightly above that of its peer group median.

    Additionally, Ryan, Beck noted that Vista has a higher level of non-performing loans plus loans 90 days past due measured as a percentage of total loans as compared to the peer group median. This is despite a higher level of 1-4 family mortgage loans, which totaled 48.86% of total loans at Vista as compared to the peer group median of 39.5%. Generally, 1-4 family mortgage loans are considered to have less credit risk than other types of loans. Vista maintains a significantly greater level of loan loss reserves as a percentage of total loans at 1.49% compared to the peer group median of 1.14%. Vista's loan loss reserves as a percent of non-performing loans plus loans 90 days past due is essentially equal to the median of the peer group.


    Lastly, Ryan, Beck noted that Vista was trading at a higher multiple to latest twelve-month earnings as well as a higher percentage of book value and tangible book value than its peers. This is likely due to the announcement made by Vista in April 2001 in which it disclosed it had retained Keefe, Bruyette & Woods, Inc. to act as financial advisor with respect to a review of Vista's strategic alternatives. Vista's dividend yield at 2.98% was slightly below the peer group median of 3.21%. Ryan, Beck also compared United's financial data as of September 30, 2001 with that of a group of eighteen selected commercial banks located in the Mid-Atlantic region of the United States with assets between $1.25 billion and $3 billion for which public trading and pricing information was available. Ryan, Beck deemed this group to be generally comparable to United. The following table compares selected statistics of United with the median ratios and average ratios for the eighteen selected commercial banks comprising the peer group:



                                                       United
                                                      National          Peer         Peer
Capitalization                                        Bancorp(1)     Average(1)    Median(1)
    Total Assets (000s)...............................  $1,943,624   $2,007,817   $1,976,225
    Total Equity/Assets...............................        8.26%        8.30%        8.31%
    Tangible Equity/Tangible Assets...................        8.03         7.51         7.59

Asset Quality
    Non-Performing Loans + 90 Days Past Due/Loans.....        0.43         0.96         0.71
    Loan Loss Reserves/NPLs...........................      352.44       302.01       204.12
    Loan Loss Reserves/NPLs + 90 Days Past Due........      242.67       265.67       191.16
    Loan Loss Reserves/Loans..........................        1.05         1.66         1.37
    Non-Performing Assets/Equity......................        2.27         7.12         5.11

Loan & Deposit Composition
    Total Loans/Total Assets..........................       60.37        59.60        59.57
    1-4 Family Loans/Total Loans......................       41.74        31.32        29.95
    Construction & Developmental Loans/Total Loans....        4.11         5.25         2.42
    Other Real Estate Loans/Total Loans...............       14.57        27.21        25.18
    Real Estate Loans/Total Loans.....................       60.49        65.96        65.99
    Consumer Loans/Total Loans........................       13.64        10.47         9.88
    Commercial Loans/Total Loans......................       23.68        19.00        16.85
    Non-Interest Bearing Deposits/Total Deposits......       18.18        15.28        14.54
    Time Deposits > $100,000/Total Deposits...........       12.09        14.79        12.90
    Return on Average Assets..........................        1.22         1.11         1.19
    Return on Average Equity..........................       17.55        13.57        15.17
    Net Interest Margin...............................        3.93         4.09         4.07
    Yield on Interest Earning Assets..................        7.72         7.89         7.84
    Cost of Interest Bearing Liabilities..............        4.48         4.54         4.46
    Non Interest Income/Average Assets................        1.12         0.97         0.88
    Non Interest Expense/Avg Assets...................        2.83         2.71         2.68
    Efficiency Ratio..................................       58.02        54.64        55.63

                                                  (table continued on next page)

(table continued from previous page)

                                                          UNITED
                                                         NATIONAL       PEER         PEER
                                                        BANCORP(1)   AVERAGE(1)   MEDIAN(1)
                                                        ----------   ----------   ---------
Market Statistics
    Stock Price at November 14, 2001..................       24.24
    Price/LTM EPS.....................................       14.69x       17.84x       14.62x
    Price/Book Value..................................      226.97%      192.66%      189.64%
    Price/Tangible Book Value.........................      233.98       200.34       204.47
    Market Capitalization ($M)........................     $364.32      $325.56      $281.75
    Dividend Yield....................................        3.30%        3.17%        3.25%

    Ryan, Beck noted that United's performance, as measured by return on average assets and return on average equity, was greater than its peer group median due in part to United's significantly higher level of non-interest income relative to the peer group. United's net interest margin is slightly below the median of its peer group. United's efficiency ratio is slightly higher than the peer group median. United's tangible equity to assets ratio is slightly above that of its peer group median.

    Additionally, Ryan, Beck noted that United has a significantly lower level of non-performing loans plus loans 90 days past due measured as a percentage of its total loans compared to the peer group median. This is due in part to United's relatively high level of generally lower risk 1-4 family mortgages as compared to the peer group median. Due in part to the mix of its loan portfolio, United maintains a significantly lower level of loan loss reserves as a percentage of total loans relative to the peer group median. Despite the lower level of reserves as a percent of loans, United's loan loss reserves as a percent of non-performing loans plus loans 90 days past due significantly exceeded the peer group median.

    Lastly, Ryan, Beck noted that United's price as a multiple of latest twelve months earnings was similar to that of the peer group median. As a percentage of book value and tangible book value, its price was above its peer medians. This is likely due to its strong return on average assets and return on average equity relative to the peer group. United's dividend yield was essentially equal to that of the peer group median.

    Analysis of Selected Transactions: Ryan, Beck compared Vista's financial data as of September 30, 2001 with that of a group of fourteen selected transactions announced since September 30, 2000 for which pricing data pertaining to the transactions was publicly available. Ryan, Beck deemed these companies generally comparable to Vista. The criteria for this group was commercial banks located in the United States with assets between $600 million and $1.1 billion. The following table compares selected statistics of Vista with the median ratios and average ratios for the fourteen acquired companies in these transactions:


                                                     VISTA     PEER GROUP   PEER GROUP
                                                    BANCORP     AVERAGE       MEDIAN
                                                    -------     -------       ------
Total Assets (000's)..............................  $698,772    $809,023     $741,769
Tangible Equity/Tangible Assets...................      8.49%       7.44%        7.76%
Return on Average Assets..........................      1.14        0.98         0.86
Return on Average Equity..........................     14.46       12.51        12.88
Non-Performing Assets/Assets......................      0.58        0.36         0.29
Net-Operating Expenses/Assets.....................      2.03        1.92         1.88
Efficiency Ratio..................................     59.21       60.76        61.05


    Assuming a transaction value of $28.36 per share, Ryan, Beck calculated the transaction value as a multiple of Vista's September 30, 2001 stated book value, tangible book value, latest twelve months diluted earnings, core deposit premium over tangible equity and premium over November 14, 2001 stock price as follows:

Percentage of Stated Book Value.............................  252.09%
Percentage of Tangible Book Value...........................  253.44%
Multiple of Latest Twelve Months Diluted Earnings...........   19.56x
Core Deposit Premium over Tangible Equity...................   17.15%
Market Premium..............................................   31.91%

    The average and median pricing ratios for the comparable transactions are illustrated in the chart below:

                                                       PRICE/
                                          PRICE/      TANGIBLE    PRICE/LTM   CORE DEPOSIT
                                        BOOK VALUE   BOOK VALUE   EARNINGS      PREMIUM
                                        ----------   ----------   --------      -------
Average...............................    208.17%      231.12%      18.19x       15.72%
Median................................    215.98       245.99       18.29        13.03

    Ryan, Beck then adjusted the peer group statistics to reflect the change in the NASDAQ Bank Stock Index from the date of announcement of each transaction to the closing value of the index on November 14, 2001. The adjusted average and median pricing ratios for the comparable transactions are illustrated in the chart below:

                                                       PRICE/
                                          PRICE/      TANGIBLE    PRICE/LTM   CORE DEPOSIT
                                        BOOK VALUE   BOOK VALUE   EARNINGS      PREMIUM
                                        ----------   ----------   --------      -------
Average...............................    225.79%      250.00%      19.67x       17.20%
Median................................    232.00       260.21       20.17        13.51

    The imputed value of Vista, based upon the average and median ratios of the comparable transactions, as adjusted, can be seen in the chart below:

                                               PRICE/
                                  PRICE/      TANGIBLE    PRICE/LTM   CORE DEPOSIT   MEDIAN
                                BOOK VALUE   BOOK VALUE   EARNINGS      PREMIUM      VALUE
                                ----------   ----------   --------      -------      -----
Average.......................    $25.40       $27.97      $28.52        $28.41      $28.19
Median........................    $26.10       $29.12      $29.25        $24.71      $27.61

    While the value of the transaction at $28.36 is slightly higher than the median imputed values of the comparable transactions, Ryan, Beck noted that Vista's financial performance as measured by its return on average assets and return on average equity is superior to the peer group and therefore Vista would be expected to sell for a slightly higher multiple than that of the comparable companies.

    No company or transaction used in the Analysis of Selected Publicly Traded Companies and Analysis of Selected Transactions sections is identical to Vista, United or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved, market areas in which the companies operate and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.

    Impact Analysis: Ryan, Beck analyzed the merger in terms of its effect on United's projected fiscal year ending December 31, 2002 and 2003 return on equity and return on tangible equity, 2002 and 2003 diluted earnings per share, 2002 and 2003 cash earnings per share, stated book value and tangible book value, based on Vista's projected 2002 and 2003 earnings. The projected diluted earnings for United and Vista were derived from information provided by the managements of United and Vista, using certain assumed growth rates. Based upon certain assumptions, including those with respect to cost savings and other synergies from the merger and the stand-alone diluted earnings projections provided by United and Vista, the analysis showed that the merger would be break-even to United's projected 2002 fiscal year diluted earnings per share, accretive to projected 2003 fiscal year diluted earnings per share by approximately 1.54%, accretive to United's projected 2002 fiscal year cash earnings per share by approximately 2.42%, accretive to projected 2003 fiscal year cash earnings per share by approximately 3.92%, accretive to United's stated book value per share by approximately 27.65% and dilutive to United's tangible book value by approximately 20.19%. Ryan, Beck noted that United's projected return on average equity would decrease from 15.26% in 2002 to 12.38%. Ryan, Beck also noted that United's projected return on tangible equity would increase from 15.21% in 2002 to 19.75%. This is primarily due to increased equity as a result of purchase accounting. These forward-looking projections may be affected by many factors beyond the control of United and/or Vista, including the future direction of interest rates, economic conditions in the companies' market place, the actual amount and timing of cost savings achieved through the merger, the actual level of revenue enhancements brought about through the merger, future regulatory changes and various other factors. The actual results achieved may vary from the projected results and the variations may be material.

    Discounted Dividend Analysis: Using a discounted dividend analysis, Ryan, Beck estimated the present value of the future dividend stream that Vista could produce in perpetuity. Projection ranges for Vista's five-year balance sheet and income statement were provided by Vista's management and based on certain assumed growth rates. Management's projections were based upon various factors and assumptions, many of which are beyond the control of Vista. These projections are, by their nature, forward-looking and may differ materially from the actual future values or actual future results for the reasons discussed above. The actual future values or results may be significantly more or less favorable than suggested by such projections. In producing a range of per share Vista values, Ryan, Beck utilized the following assumptions: discount rates range from 12% to 14%, terminal price/earnings multiples range from 13x to 15x (which, when applied to terminal year estimated earnings, produces a value which approximates the net present value of the dividends in perpetuity, given certain assumptions regarding growth rates and discount rates) and earnings that include estimated savings in Vista's non-interest expense equal to 26.43% in the first year following the merger, and 33.3% in the second year following the merger, with 5.00% growth thereafter. The discounted dividend analysis produced the range of net present values per share of Vista Common Stock illustrated in the chart below:

                                                         DISCOUNT RATES:
                                                     ------------------------
                                                      12%      13%      14%
                                                      ---      ---      ---
Terminal Year                                  13x   $28.87   $27.74   $26.67
Multiple                                       14x   $30.48   $29.27   $28.13
Of Earnings                                    15x   $32.08   $30.80   $29.59

    These analyses do not purport to be indicative of actual values or expected values or an appraisal range of the shares of Vista common stock. The discounted dividend analysis is a widely used valuation methodology, but Ryan, Beck noted that it relies on numerous assumptions, including expense savings levels, dividend payout rates, terminal values and discount rates, the future values of which may be significantly more or less than such assumptions. Any variation from these assumptions would likely produce different results.


    In connection with Ryan, Beck's updated opinion dated March 25, 2002, and contained at Appendix C to this Proxy Statement, Ryan, Beck confirmed the appropriateness of its reliance on the analyses used to render its November 19, 2001 oral opinion by performing procedures to update certain of such analyses and by reviewing the assumptions and conclusions upon which the November 19, 2001 oral opinion was based.


    With regard to Ryan, Beck's services in connection with the merger, United will pay Ryan, Beck a fee of $250,000 for issuing a fairness opinion, one-third of which was due upon the signing of the merger agreement, with the remainder due upon the issuance of the Fairness Opinion contained at Appendix C. In addition, United has agreed to reimburse Ryan, Beck for its reasonable out-of-pocket expenses, including the fees and disbursements of Ryan Beck's legal counsel, which shall not exceed $5,000 without the prior consent of United. United has also agreed to indemnify Ryan, Beck and certain related persons against certain liabilities, including liabilities under federal securities law, incurred in connection with its services. The amount of Ryan, Beck's fee was determined by negotiation between United and Ryan, Beck.

    Ryan, Beck has not had an investment banking relationship with United within the last three years. Ryan, Beck is a market maker in United 's common stock, and in such capacity, may from time to time own United common stock. Ryan, Beck's research department provides published investment analysis on United.

    Ryan, Beck has not had an investment banking relationship with Vista. Ryan, Beck is also a market maker in Vista's common stock and, in such capacity, may from time to time own Vista common stock. Ryan, Beck's research department does not provide published investment analysis on Vista.

OPINION OF VISTA'S FINANCIAL ADVISOR

    Vista engaged Keefe, Bruyette & Woods, Inc. to render financial advisory and investment banking services to and at the request of Vista. KBW agreed to assist Vista in analyzing, structuring, negotiating and effecting a transaction. Vista selected KBW because KBW is a nationally recognized investment-banking firm with substantial experience in transactions similar to the merger and is familiar with Vista and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

    On November 19, 2001, the Vista Board held a meeting to evaluate the proposed merger with United. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered a verbal opinion that the consideration to be received by Vista stockholders in the merger was fair to those stockholders from a financial point of view. The Vista Board approved the merger agreement at this meeting. That opinion was reconfirmed in writing as of the date of this document.

    The full text of KBW's updated written opinion is attached as Appendix D to this document and is incorporated herein by reference. Vista's stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW.

    KBW'S OPINION IS DIRECTED TO THE BOARD AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION TO THE VISTA STOCKHOLDERS. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO PROCEED WITH THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY VISTA STOCKHOLDER AS TO HOW THE STOCKHOLDER SHOULD VOTE AT THE VISTA SPECIAL MEETING ON THE MERGER OR ANY RELATED MATTER.

    In rendering its opinion, KBW:

     reviewed, among other things,

      the merger agreement,

      Annual Reports to stockholders and Annual Reports on Form 10-K of Vista and United, and

      Quarterly Reports on Form 10-Q of Vista and United;

     held discussions with members of senior management of Vista and United regarding past and current business operations,

      regulatory relationships,

      financial condition, and

      future prospects of the respective companies;

     reviewed the market prices, valuation multiples, publicly reported financial conditions and results of operations for Vista and United and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

     compared the proposed financial terms of the merger with the financial terms of certain other transactions that KBW deemed to be relevant; and

     performed other studies and analyses that it considered appropriate.

    In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by or for KBW, or that was publicly available. KBW did not attempt to verify such information independently. KBW relied upon the management of Vista as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for United and Vista are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of United or Vista.

    The projections furnished to KBW and used by it in certain of its analyses were prepared by Vista's and United's senior management teams. Vista and United do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

    For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

     the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

     the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

     each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

     all conditions to the completion of the merger will be satisfied without any waivers; and

     in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

    KBW further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. KBW's opinion is not an expression of an opinion as to the prices at which shares of Vista stock or shares of United stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

    In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of KBW, Vista and United. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Vista Board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Vista Board or management of Vista with respect to the fairness of the merger consideration.

    The following is a summary of the material analyses presented by KBW to the Vista Board on November 19, 2001, in connection with its oral opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Vista Board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

    Calculation of Implied Value of Exchange Ratio. KBW noted that the exchange ratio of 1.17 shares of United common stock for each share of Vista common stock had an implied value of $28.36 per share of Vista common stock based upon the closing price of United common stock on November 16, 2001, of $24.24 and the fixed cash portion of the merger consideration.

    Financial Impact Analysis. KBW performed pro forma merger analysis that combined projected income statement and balance sheet information of United and Vista. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of United. This analysis indicated that the merger is expected to be accretive to estimated GAAP and cash earnings per share in 2002. The analysis also indicated that the merger is expected to be dilutive to United's tangible book value per share, but that United would maintain a healthy tier 1 capital ratio and thus had the financial ability to execute the merger. This analysis was based on internal projections provided by Vista and United's senior management teams. For all of the above analysis, the actual results achieved by United following the merger will vary from the projected results, and the variations may be material.

    Contribution Analysis. KBW analyzed the relative contribution of each of Vista and United to the pro forma balance sheet and income statement items of the combined entity, including assets, common equity, tangible equity, deposits, loans, market capitalization, estimated 2001 and 2002 net income and estimated 2001 and 2002 cash net income. KBW compared the relative contribution of balance sheet and income statement items with the estimated pro forma ownership for Vista based on the exchange ratio of 1.17 for 75% of Vista's shares. The results of KBW's analysis are set forth in the following table.

                          CATEGORY                            UNITED       VISTA
                          --------                            ------       -----
2001 Estimated Net Income...................................    76%         24%
2001 Estimated Cash Net Income..............................    77%         23%
2002 Estimated Net Income...................................    76%         24%
2002 Estimated Cash Net Income..............................    76%         24%
Total Assets................................................    74%         26%
Gross Loans.................................................    73%         27%
Total Deposits..............................................    71%         29%
Common Equity...............................................    73%         27%
Tangible Common Equity......................................    72%         28%
Market Capitalization.......................................    76%         24%
Ownership...................................................    76%         24%

    Selected Transaction Analysis. KBW reviewed certain financial data related to comparably sized acquisitions of mid-Atlantic bank holding companies announced after January 1, 2000, with aggregate transaction values between $50 million and $500 million. The transactions included in the group were:

    Sovereign Bancorp, Inc./Main Street Bancorp, Inc.
    NBT Bancorp Inc./CNB Financial Corp.
    F.N.B. Corporation/Promistar Financial Corp.
    United Bankshares, Inc./Century Bancshares Inc.
    North Fork Bancorp, Inc./Commercial Bank of New York Fulton Financial Corp./Drovers Bancshares Corp. Community Bank Systems, Inc./First Liberty Bank Corp. Financial Institutions, Inc./Bath National Corp.
    Valley National Bancorp/Merchants New York Bancorp, Inc.
    BB&T Corp./FCNB Corp.
    Shore Bancshares, Inc./Talbot Bancshares Inc.
    M&T Bank Corporation/Premier National Bancorp Inc. Niagara Bancorp Inc. (MHC)/Iroquois Bancorp Inc.
    Fulton Financial Corp./Skylands Financial Corp.
    Sterling Financial Corp./Hanover Bancorp Inc.
    Mercantile Bankshares Corp./Union National Bancorp, Inc.

    Transaction multiples from the merger were derived from the $28.36 per share deal price and financial data as of September 30, 2001, for Vista. KBW also relied upon 2001 Vista earnings per share estimates provided by management. KBW compared these results with both announced multiples and, for transactions with stock components, multiples adjusted to reflect changes in individual buyer stock prices from announcement to November 16, 2001. The results of the analysis are set forth in the following table.

                                      UNITED/     ANNOUNCED    ANNOUNCED    ANNOUNCED    ANNOUNCED
                                       VISTA      COMPARABLE   COMPARABLE   COMPARABLE   COMPARABLE
                                    TRANSACTION    AVERAGE       MEDIAN      AVERAGE       MEDIAN
                                    -----------    -------       ------      -------       ------
Deal Price/Book Value.............      253%          226%         218%         253%         238%
Deal Price/Tangible Book Value....      255%          245%         241%         274%         251%
Deal Price/Trailing 12 Months          19.6x         18.6x        17.9x        20.7x        19.6x
  Earnings per Share..............
Deal Price/Forward 12 Months           16.8x         15.6x        15.7x        17.2x        16.0x
  Earnings per Share..............
Market Premium vs. 1 Day Prior to      29.5%         36.4%        31.5%          NA           NA
  Announcement....................
Core Deposit Premium..............     17.3%         16.5%        15.9%        18.8%        16.1%

    No company or transaction used as a comparison in the above analysis is identical to Vista, United or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

    Discounted Cash Flow Analysis. KBW estimated the present value of Vista's common stock based on a continued independence scenario by adding (i) the present value of the estimated future dividend stream that Vista could generate over the period beginning January 2002 and ending in December 2006, and (ii) the present value of the 'terminal value' of the Vista common stock. For purposes of this analysis, a discount rate was calculated based on the Capital Asset Pricing Model. A sensitivity table was presented with a range of earnings per share growth rates from 8.0% to 13.0% and a range of terminal multiples from 12.0 times to 17.0 times applied to the 2006 earnings per share estimate. This resulted in a range of values from $20.08 to $32.31 per share.

    KBW stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Vista common stock.

    Selected Peer Group Analysis. KBW compared the financial performance and market performance of United and Vista to those of a group of comparable northeastern bank holding companies. Companies included were:

       Commerce Bancorp, Inc.
       Valley National Bancorp
       Fulton Financial Corp.
       Hudson United Bancorp
       Provident Bankshares Corp.
       Susquehanna Bancshares, Inc.
       First Commonwealth Financial Corp.
       Community Bank System, Inc.
       National Penn Bancshares, Inc.
       Harleysville National Corp.
       U.S.B. Holding Company, Inc.
       Sandy Spring Bancorp, Inc.
       Sun Bancorp, Inc.
       Yardville National Bancorp
       Sterling Financial Corp.
       Financial Institutions, Inc.
       Patriot Bank Corp.
       Lakeland Bancorp, Inc.

    To perform this analysis, KBW used the financial information as of and for the quarterly period ended September 30, 2001. Market price information was as of November 16, 2001, and earnings estimates were taken from a nationally recognized earnings estimate consolidator for comparable companies.

    KBW's analysis showed the following concerning United's and Vista's financial performance:


                                                                              PEER GROUP   PEER GROUP
               PERFORMANCE MEASURE                  UNITED         VISTA       AVERAGE       MEDIAN
               -------------------                  ------         -----       -------       ------
Return on Equity..................................  17.31%         15.55%       14.59%       13.60%
Return on Assets..................................   1.33%          1.25%        1.09%        1.14%
Net Interest Margin...............................   4.24%          4.26%        3.88%        4.03%
Efficiency Ratio..................................  55.60%         57.28%       58.08%       55.57%
Equity/Assets.....................................   8.26%          8.54%        7.68%        8.18%
Tangible Equity/Assets............................   8.03%          8.49%        7.02%        6.61%
Loan Loss Reserves/Loans..........................   1.05%          1.49%        1.33%        1.28%
Net Charge Offs/Average Loans.....................   0.09%          0.16%        0.29%        0.22%
Non Performing Assets/Loans Plus Other Real
  Estate Owned....................................   0.31%          0.94%        0.67%        0.48%
Loans/Deposits....................................   81.8%          73.4%        82.0%        80.9%
Loans/Assets......................................   60.4%          61.7%        59.4%        59.4%


    KBW's analysis showed the following concerning United's and Vista's market performance:

                                                                              PEER GROUP   PEER GROUP
               PERFORMANCE MEASURE                  UNITED         VISTA       AVERAGE       MEDIAN
               -------------------                  ------         -----       -------       ------
Price to Earnings Multiple, based on 2001 GAAP
  estimated earnings..............................   14.6x          14.5x        14.9x        14.5x
Price to Earnings Multiple, based on 2002 GAAP
  estimated earnings..............................   13.3x          13.0x        13.5x        13.2x
Price to Book Multiple Value per share............   2.27x          1.95x        2.14x        1.94x
Price to Tangible Book Multiple Value per Share...   2.34x          1.96x        2.36x        2.23x
Dividend Yield....................................   3.30%          2.92%        3.20%        3.45%

    Other Analyses. KBW reviewed the relative financial and market performance of Vista and United to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for United.


    In connection with its opinion dated as of the date of this document, KBW performed procedures to update, as necessary, certain of the analyses described above. KBW reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith. KBW did not perform any analyses in addition to those described above in updating its February 27, 2002 opinion.


    The Vista Board has retained KBW as an independent contractor to act as financial adviser to Vista regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Vista and United. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Vista and United for KBW's own account and for the accounts of its customers.

    Vista and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. Vista agreed to pay KBW a cash fee equal to 1.00% of the aggregate market value of the consideration paid for Vista in any transaction. Payment of the Contingent Fee would be distributed in three parts as follows: 1) at the signing of a definitive merger or sale agreement, 2) at the mailing of a merger related proxy statement and, 3) at closing. No less than 20% of the Contingent Fee is payable at any individual part as described above. Pursuant to the KBW engagement agreement, Vista also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

RESALE CONSIDERATIONS REGARDING UNITED COMMON STOCK

    The shares of United common stock that will be issued if the merger is consummated have been registered under the Securities Act of 1933. These registered shares will be freely transferable, except for shares received by persons, including directors and executive officers of Vista, who may be deemed to be 'affiliates' of Vista under Rule 145 promulgated under the Securities Act of 1933. An 'affiliate' of an issuer is defined generally as a person who 'controls' the issuer. Directors, executive officers and 10% stockholders may be deemed to control the issuer. Affiliates may not sell their shares of United common stock acquired pursuant to the merger, except pursuant to an effective registration statement under the Securities Act of 1933 covering the United common stock or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act of 1933.

    Persons who may be deemed 'affiliates' of Vista have delivered letters to United in which they have agreed to certain restrictions on their ability to transfer, whether by sale or otherwise, any United common stock acquired by them in the merger. United required these restrictions in order to comply with Rule 145 under the Securities Act of 1933. Those persons have also agreed to refrain from transferring United common stock acquired by them in the merger, except in compliance with certain restrictions imposed by Rule 145. Certificates representing the shares of United common stock acquired by these persons in the merger will bear a legend reflecting that the shares are restricted in accordance with the letter signed by them and may not be transferred except in compliance with such restrictions.

CONDITIONS TO THE MERGER

    The obligation of each party to consummate the merger is subject to satisfaction or waiver of certain conditions, including:

     approval of the merger agreement by the stockholders of Vista and United;


     receipt of all necessary consents, approvals and authorizations from federal and state regulatory authorities (see ' -- Regulatory Approvals' on page 48);


     absence of any litigation that would restrain or prohibit the consummation of the merger; and


     receipt of an opinion of Bourne, Noll & Kenyon regarding the tax-free nature of the merger (see ' -- Federal Income Tax Consequences' on pages 51-52).


    The obligation of United to consummate the merger is also conditioned on, among other things:

     continued accuracy of the representations and warranties of Vista contained in the merger agreement; and

     performance by Vista, in all material respects, of its obligations under the merger agreement.

    The obligation of Vista to consummate the merger is also conditioned on, among other things:

     continued accuracy of the representations and warranties of United contained in the merger agreement;

     performance by United, in all material respects, of its obligations under the merger agreement;

     receipt by Vista of an updated fairness opinion letter of KBW, its financial advisor, prior to or at the Effective Time, to the effect that the merger consideration is fair from a financial point of view; and the appointment of Ms. Harding, Mr. Curry and one other Vista director selected by United as directors of United and UnitedTrust Bank.

CONDUCT OF BUSINESS PENDING THE MERGER

    The merger agreement requires Vista to conduct its business prior to the Effective Time only in the ordinary course of business and consistent with prudent banking practices, except as permitted under the merger agreement or with the written consent of United. Under the merger agreement, Vista has agreed not to take certain actions without the prior written consent of United or unless permitted by the merger agreement, including, among other things, the following:

     change any provision of its charter, bylaws or similar governing documents;

     issue new stock, grant any options, or declare, set aside or pay any dividend other than Vista's regular quarterly cash dividends up to $0.16 per share;

     grant anyone severance or termination pay (other than as disclosed to United or as agreed to by United in writing) or enter into or amend any employment agreement;

     adopt any new employee benefit plan, (other than as disclosed to United or as agreed to by United in writing);

     award any increase in compensation or benefits (other than with the prior consent of United, which consent shall not be unreasonably withheld);

     file any applications or make any contracts regarding branching or site location or relocation (other than with the prior written consent of United);

     agree to acquire any business or entity (other than to foreclose on collateral for a defaulted loan);

     make any material change in its accounting methods or practices not required by generally accepted accounting principles, also known as 'GAAP'; and

     take any action that would cause any of its representations or warranties in the merger agreement to be materially untrue or incorrect at the Effective Time.

    Under the merger agreement, Vista cannot encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than United) concerning any (1) merger; (2) sale of stock; (3) sale of substantial assets or liabilities outside the ordinary course of business; or (4) similar transactions. However, Vista may enter into discussions or negotiations or provide any information in connection with an unsolicited possible transaction, if the Vista Board, after consulting with its legal counsel, determines in the exercise of its fiduciary responsibilities that it should take such actions. Vista has agreed to promptly communicate to United the terms of any proposal it may receive with respect to any such acquisition transaction. This restriction, along with the option described in the following section, may deter other potential acquirors of Vista.

STOCK OPTION TO UNITED FOR VISTA SHARES

    As a condition to United entering into the merger agreement, United required that Vista grant United a stock option that was designed to deter other companies from attempting to acquire control of Vista. The option gives United the right to purchase for $21.50 per share up to 1,055,781 shares of Vista common stock, representing 19.9% of the outstanding Vista shares on the date the option was granted. The option is exercisable only if certain specific triggering events occur and the merger does not occur. United has no right to vote the shares covered by the option prior to its exercise.

    United could recognize a gain if it exercises the option and resells the shares it acquires for more than the exercise price. The option may deter other potential acquirors of Vista, since it would probably increase the cost of acquiring Vista. The agreement granting the option is set forth at Appendix B.

REPRESENTATIONS, WARRANTIES AND COVENANTS

    The merger agreement contains customary mutual representations and warranties, as well as covenants, relating to, among other things:

     corporate organization and similar corporate matters;

     authorization, execution and enforceability of the merger agreement;

     the accuracy of information contained in each party's filings with the SEC;

     the accuracy of information supplied by each party in creating this document;

     compliance with applicable laws;

     the absence of material litigation;

     certain bank regulatory matters;

     the absence of certain material changes or events since September 30, 2001; and

     the adequacy of loan loss reserves.

REGULATORY APPROVALS


    Consummation of the United-Vista merger and the merger of Vista Bank, N.A. into UnitedTrust Bank requires the approval of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956 and the approval of the New Jersey Department of Banking and Insurance under the New Jersey Banking Act of 1948. The Board of Governors of the Federal Reserve System has not yet approved the merger. On March 19, 2002 the New Jersey Department of Banking and Insurance approved the United-Vista merger. Approval does not constitute an endorsement of the merger or a determination by the Federal Reserve Board or the New Jersey Department of Banking and Insurance that the terms of the merger are fair to the stockholders of Vista or United, respectively.


MANAGEMENT AND OPERATIONS AFTER THE MERGER


    At the Effective Time, as a result of the merger, Vista will be merged with and into United, with United as the surviving entity. Subsequent to the merger, Vista Bank, N.A. will be merged with and into UnitedTrust Bank, with UnitedTrust Bank as the surviving entity. UnitedTrust Bank will continue to operate as a wholly-owned subsidiary of United.



    At the Effective Time, Barbara Harding, Harold J. Curry, and J. Marshall Wolff will become directors of both United and UnitedTrust Bank. Ms. Harding is currently President and Chief Executive Officer of both Vista and Vista Bank, N.A. Mr. Curry is currently the Chairman and a director of Vista and Vista Bank, N.A. Mr. Wolff is currently a director of Vista and Vista Bank, N.A.


EXCHANGE OF CERTIFICATES

    At the Effective Time, no one will any longer have any rights as a Vista stockholder. Certificates that represented shares of Vista common stock automatically will represent the shares of United common stock into which the merger converts those shares of Vista common stock.

    Promptly after the Effective Time, United will have its Exchange Agent send written instructions and a letter of transmittal to each holder of Vista common stock, indicating how to exchange Vista stock certificates for the United stock certificates and/or cash consideration to be paid in the merger. VISTA STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE INSTRUCTIONS FROM THE EXCHANGE AGENT.


    Each share of United common stock issued in exchange for Vista common stock will be deemed to have been issued at the Effective Time. Thus, Vista stockholders who receive United common stock in the merger will be entitled to receive any dividend or other distribution which may be payable to holders of record of United common stock as of any date on or after the

Effective Time. However, no dividend or other distribution will actually be paid with respect to any shares of United common stock until the certificates formerly representing shares of Vista common stock have been surrendered, at which time any accrued dividends and other distributions on such shares of United common stock will be paid without interest. See ' -- Exchange of Shares; Fractional Shares' on page 25.


    Vista stockholders, promptly after they surrender their Vista stock certificates to the Exchange Agent, will, if applicable, receive a certificate representing the full number of shares of United common stock into which their shares of Vista common stock have been converted. At the time the new stock certificate is issued, a check for the cash portion of the merger consideration, if any, including the amount of the fractional share interest, if any, will also be issued to each former Vista stockholder.

AMENDMENTS

    United and Vista may amend the merger agreement by mutual written consent at any time prior to the Effective Time. However, New Jersey law and applicable NASDAQ rules would require Vista to obtain approval from its stockholders of certain types of amendments, such as an amendment that would decrease the merger consideration payable to Vista stockholders.

TERMINATION

    Vista and United may terminate the merger agreement at any time by mutual consent.

    Either Vista or United may terminate the merger agreement for certain reasons, including the following:

     the merger has not been completed by September 30, 2002;

     the Vista or United stockholders fail to approve the merger agreement at their meetings; or

     a regulatory approval needed to complete the merger has been denied or withdrawn.

    United may terminate the merger agreement if:

     there has been a material adverse change in Vista's business, operations, assets or financial condition since November 19, 2001;

     Vista materially breaches the merger agreement; or

     a regulatory approval needed to complete the merger is given with conditions which materially impair the value of Vista to United.

    Vista may terminate the merger agreement if:

     there has been a material adverse change in United's business, operations, assets or financial condition since November 19, 2001; or

     United materially breaches the merger agreement.

    Upon a termination of the merger agreement, the merger and other transactions contemplated by the merger agreement will be abandoned without further action by any party and each party will bear its own expenses.

TERMINATION BASED UPON A DECLINE IN VALUE OF UNITED STOCK

    Vista has the right to cancel the merger if: (1) the price of a share of United common stock is less than $19.39 and (2) the United common stock price decline, is at least 20 percent more than the decline, if any, in the weighted average stock price of the index group. The list of financial institutions comprising the index group is at Exhibit B to the merger agreement at Appendix A.

    The price of $19.39 for a share of United common stock represents more than a 20% decline in the price of $24.24 which is the United share price used by United and Vista in their negotiations of the merger agreement. Even if both of these two conditions are present and Vista decides to cancel the merger, United can require Vista to complete the merger by increasing the merger consideration so that Vista stockholders would receive the minimum consideration they would have received had the termination provisions not been triggered

    In order to determine the price and percentage decline in the value of the United common stock and of the weighted average stock price of the index group, we will take the average of the closing bid and asked prices for a share for United common stock and for the companies in the index group for each of the 10 consecutive trading days ending on the fifth business day before the day chosen to be the closing date of the merger.

    The following two examples illustrate how this termination provision in the merger agreement would work:

    Example One: Assume that the average price for an United share during the 10-day trading period is $19.00 which is a decline of $5.24 from $24.24, or, expressed as a percentage, 21.6%; and assume that the decline in the weighted average stock price of the index group during the 10-day trading period, expressed as a percentage, is 10.5%. We subtract 10.5% from 21.6% to arrive at 11.1%. Under this example only the first of the two conditions is present and Vista would not have the right to cancel the merger agreement.

    Example Two: Assume that the average price for an United share during the 10-day trading period is again $19.00; however, assume that the decline in the weighted average stock price of the index group, expressed as a percentage, is 1.5%. We subtract 1.5% from 21.6% to arrive at 20.1%. The first and second conditions of the termination provision are present and Vista has the right to cancel the merger agreement. However, United can still require Vista to effect the merger by increasing the number of shares it will issue to Vista stockholders by increasing the Exchange Ratio to be applied.

    These particular termination provisions are also designed to let United override the termination by increasing the Exchange Ratio to a level that would give Vista stockholders consideration with the minimum value they could have received without triggering the termination provisions.

    IT IS NOT POSSIBLE TO KNOW WHETHER THE TWO EVENTS WHICH WOULD GIVE VISTA THIS TERMINATION RIGHT WILL OCCUR BEFORE THE VISTA STOCKHOLDERS VOTE AT THE VISTA MEETING. WE CANNOT ASSURE YOU EITHER THAT THE VISTA BOARD WOULD EXERCISE ITS RIGHT TO TERMINATE THE MERGER AGREEMENT IF SUCH EVENTS OCCUR, OR THAT UNITED WOULD INCREASE THE MERGER CONSIDERATION TO OVERRIDE ANY SUCH TERMINATION BY VISTA.

    The Vista Board has not determined if it would exercise its right to terminate the merger agreement upon occurrence of the two events. Similarly, the United Board has not determined if it would increase the merger consideration to override any termination by Vista under these provisions. In making these determinations, each Board would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at the time and would consult with its financial advisors and legal counsel. By approving the merger agreement, the stockholders of Vista will give the Vista Board the power, consistent with its fiduciary duties, to complete the merger following the occurrence of the events which would give Vista this termination right without any further action by, or resolicitation of, the Vista stockholders. By approving the merger agreement, the stockholders of United will give the United Board the power, consistent with its fiduciary duties, to increase the merger consideration and complete the merger following the occurrence of such events, and a Vista termination under these provisions without any further action by, or resolicitation of, the United stockholders.

    Under the merger agreement, Vista has three business days following the date that all material conditions to closing of the merger are satisfied to exercise its termination rights based on the occurrence of both of these events. United then has two business days to override the termination, if it so chooses, by increasing the Exchange Ratio so that it equals the lesser of the following two amounts:

        (1) a number (rounded to four decimals) equal to a fraction in which the numerator is $19.39 multiplied by the exchange ratio (as then in effect) and the denominator is the average of the closing bid and asked prices for a share of United common stock for each of the 10 consecutive trading days ending on the fifth business day prior to the date chosen to be the closing date of the merger; and

        (2) a number (rounded to four decimals) equal to a fraction in which the numerator is the weighted average bid and asked stock prices of the index group over that same 10 trading day period, divided by the weighted average bid and asked prices of the index group on November 14, 2001, multiplied by the exchange ratio (as then in effect) and the denominator is the average of the bid and asked prices for a share of United common stock for that same 10 trading day period divided by $24.24.

ACCOUNTING TREATMENT OF THE MERGER

    United expects to account for the merger as a purchase in accordance with generally accepted accounting principles, or GAAP. Under the purchase method of accounting, the assets and liabilities of Vista will be recorded, as of completion of the merger, at their respective fair values and added to those of United. Financial statements and reported results of operations of United issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operation of Vista.

FEDERAL INCOME TAX CONSEQUENCES

    THE FOLLOWING IS A DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THE DISCUSSION MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS THOSE OF ANY VISTA STOCKHOLDERS: (1) WHO RECEIVED UNITED COMMON STOCK UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION; (2) WHO HOLD VISTA COMMON STOCK AS PART OF A 'STRADDLE' OR 'CONVERSION TRANSACTION'; OR (3) WHO ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS. THIS DISCUSSION DOES NOT ADDRESS ANY ASPECTS OF STATE, LOCAL OR FOREIGN TAXATION. IT IS BASED UPON LAWS, REGULATIONS, RULINGS AND DECISIONS NOW IN EFFECT AND ON PROPOSED REGULATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY WITH RETROACTIVE EFFECT) BY LEGISLATION, ADMINISTRATIVE ACTION OR JUDICIAL DECISION. NO RULING HAS BEEN OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE ON ANY TAX MATTER RELATING TO THE TAX CONSEQUENCES OF THE MERGER.

    As an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, Bourne, Noll & Kenyon, counsel to United, have advised United and Vista in an opinion dated the date of this Joint Proxy Statement/Prospectus that:

     The merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended;

     Vista will not recognize any gain or loss;

     Vista stockholders will not recognize any gain or loss for federal income tax purposes upon the exchange in the merger of shares of Vista common stock solely for United common stock. Vista stockholders will recognize gain for federal income tax purposes with respect to cash received (including cash paid instead of a fractional share interest) for their Vista common stock;

     The basis of United common stock received in the merger by Vista stockholders will be the same as the basis of the shares of Vista common stock that they surrendered in exchange therefor;

     The holding period of United common stock will include the holding period during which the shares of Vista common stock surrendered in exchange therefor were held by each Vista stockholder, provided such shares of Vista common stock were held as capital assets; and

     Cash received by a holder of Vista common stock (including cash received instead of a fractional share interest in United common stock) will be treated as received in exchange for such shares and, if the shares would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in Vista common stock allocable to the shares.

    Consummation of the merger is conditioned, among other things, on receipt by United and Vista of an opinion of Bourne, Noll & Kenyon, dated the closing date of the merger, to the same effect. If this condition is waived, i.e. if the merger is not necessarily tax-free but United and Vista wish to consummate it anyway, Vista will resolicit its stockholders' vote on the merger.

    The opinions of Bourne, Noll & Kenyon summarized above are or will be based, among other things, on representations contained in certificates of officers of Vista and United.

    BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER OF VISTA COMMON STOCK, AND OTHER FACTORS, EACH VISTA STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THE STOCKHOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS).

          PRO FORMA UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS


    The following unaudited pro forma condensed combined balance sheet presents the financial position of United and Vista as of December 31, 2001, assuming that the merger had occurred as of December 31, 2001. The following unaudited pro forma condensed combined statement of income for the year ended December 31, 2001 presents the combined historical results of operations of United and Vista as if the Merger had been completed as of January 1, 2001. Pro forma net income per common share is based on an exchange ratio of 1.17 shares of United common stock applied to 75% of the outstanding shares of Vista and on aggregate cash consideration to Vista shareholders of $37,845,739, which is the adjusted aggregate cash consideration, reflecting the increase in total outstanding shares of Vista common stock from the date of the Merger Agreement, November 19, 2001, through December 31, 2001, resulting from the exercise of certain Vista options.



    The unaudited pro forma condensed combined financial statements were prepared giving effect to the purchase accounting adjustments and other assumptions described in the accompanying notes. The unaudited pro forma condensed combined balance sheet is based upon the consolidated balance sheets (excluding notes) of United and Vista as of December 31, 2001. The unaudited pro forma condensed combined statement of income is based on the consolidated statements of income (excluding notes) of United and Vista for the year ended December 31, 2001 and are derived from Vista's and United's audited financial statements.



    The pro forma condensed combined financial statements contain adjustments relating to estimated fair values of assets and liabilities acquired and estimated transaction and integration costs. The fair value of loans, deposits, borrowings and stock options of Vista as compared to their carrying values was not significant to the pro forma amounts presented. Therefore, such fair value adjustments have been omitted from the pro forma unaudited condensed combined financial statements. These estimates are preliminary and all adjustments will be revised based upon data at the acquisition date.

    The combined company expects to achieve certain merger benefits in the form of operating expense reductions and revenue enhancements. The unaudited pro forma condensed combined statement of income does not reflect potential operating expense reductions or revenue enhancements that are expected to result from the merger, and therefore may not be indicative of the results of future operations. No assurance can be given with respect to the ultimate level of operating expense reductions or revenue enhancements.



    The unaudited pro forma condensed combined financial statements should be read in conjunction with, and are qualified in their entirety by, the historical consolidated financial statements and accompanying notes of United and Vista, incorporated by reference herein. The unaudited pro forma condensed combined financial statements are presented for informational purposes only. These statements are not necessarily indicative of the combined financial position and results of operations that would have occurred if the merger had been completed on December 31, 2001 or at January 1, 2001 or that may be attained in the future.

              PRO FORMA UNAUDITED CONDENSED COMBINED BALANCE SHEET


                                                                 DECEMBER 31, 2001
                                                    -------------------------------------------
                                                               (Dollars in millions)

                                                                         PRO FORMA
                                                                        ADJUSTMENTS   PRO FORMA
                                                     UNITED    VISTA    (B, C & D)    COMBINED
                                                     ------    -----    ----------    --------
                     ASSETS:
Securities........................................  $  557.6   $200.1     $--         $  757.7
Loans.............................................   1,235.9    439.3      --          1,675.2
Allowance for loan losses.........................      12.5      6.4      --             18.9
                                                    --------   ------     ------      --------
    Net loans.....................................   1,223.4    432.9      --          1,656.3
Goodwill..........................................     --        --         88.5(E)       88.5
Other assets......................................     181.5    107.1       10.8(F)      299.4
                                                    --------   ------     ------      --------
    Total assets..................................  $1,962.5   $740.1     $ 99.3      $2,801.9
                                                    --------   ------     ------      --------
                                                    --------   ------     ------      --------
                   LIABILITIES:
Demand deposits...................................  $  272.3   $ 80.7     $--         $  353.0
Savings deposits..................................     573.7    274.8      --            848.5
Time deposits.....................................     554.7    270.0      --            824.7
                                                    --------   ------     ------      --------
    Total deposits................................   1,400.7    625.5      --          2,026.2
Short-term borrowings.............................     122.0     39.1      --            161.1
Other borrowings..................................     255.3     12.0       45.1(I)      312.4
Other liabilities.................................      28.7      3.5      --             32.2
                                                    --------   ------     ------      --------
    Total liabilities.............................   1,806.7    680.1       45.1       2,531.9

              STOCKHOLDERS' EQUITY:
Common stock......................................      20.3      2.7        3.2          26.2
Additional paid-in capital........................     130.1     37.1       71.2         238.4
Retained earnings.................................      30.8     19.9      (19.9)         30.8
Treasury stock....................................     (25.9)    (1.6)       1.6         (25.9)
Accumulated other comprehensive income............       0.5      1.9       (1.9)          0.5
                                                    --------   ------     ------      --------
    Total stockholders' equity....................     155.8     60.0       54.2(G)      270.0
                                                    --------   ------     ------      --------
        Total liabilities and stockholders'
          equity..................................  $1,962.5   $740.1     $ 99.3      $2,801.9
                                                    --------   ------     ------      --------
                                                    --------   ------     ------      --------


 See Accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

           PRO FORMA UNAUDITED CONDENSED COMBINED STATEMENT OF INCOME


                                                             Year Ended December 31, 2001
                                                        ---------------------------------------
                                                             (Dollars in millions, except
                                                                 per share amounts)

                                                                          PRO FORMA    PRO FORMA
                                                        UNITED   VISTA   ADJUSTMENTS   COMBINED
                                                        ------   -----   -----------   --------
Interest Income:
    Interest and fees on loans........................  $96.7    $35.6      $--         $132.3
    Interest and dividends on securities..............   40.5     12.0       (0.2)(H)     52.3
    Other interest income.............................    0.1      1.2      --             1.3
                                                        -----    -----      -----       ------
        Total interest income.........................  137.3     48.8       (0.2)       185.9
                                                        -----    -----      -----       ------
Interest Expense:
    Interest on deposits..............................   43.2     20.0      --            63.2
    Interest on short-term borrowings.................    9.1      1.3      --            10.4
    Interest on other borrowings......................   12.7      0.8        2.9(I)      16.4
                                                        -----    -----      -----       ------
        Total interest expense........................   65.0     22.1        2.9         90.0
                                                        -----    -----      -----       ------
    Net interest income...............................   72.3     26.7       (3.1)        95.9
    Provision for loan losses.........................    2.8      0.9      --             3.7
                                                        -----    -----      -----       ------
    Net interest income after provision for loan
      losses..........................................   69.5     25.8       (3.1)        92.2
                                                        -----    -----      -----       ------
Non-Interest Income:
    Trust income......................................    6.7      0.4      --             7.1
    Service charges on deposit accounts...............    3.9      2.4      --             6.3
    Other service charges, commissions and fees.......    5.1      1.2      --             6.3
    Other income......................................    7.0      1.2      --             8.2
                                                        -----    -----      -----       ------
        Total non-interest income.....................   22.7      5.2      --            27.9
                                                        -----    -----      -----       ------
Non-Interest Expense:
    Salaries, wages and employee benefits.............   25.0      9.7      --            34.7
    Occupancy expense, net............................    5.8      2.1      --             7.9
    Furniture and equipment expense...................    4.2      2.6      --             6.8
    Other expenses....................................   22.6      4.9        3.2(C&H)    30.7
                                                        -----    -----      -----       ------
        Total non-interest expense....................   57.6     19.3        3.2         80.1
                                                        -----    -----      -----       ------
    Income before income taxes........................   34.6     11.7       (6.3)        40.0
    Income tax expense................................    9.6      3.5       (2.5)        10.6
                                                        -----    -----      -----       ------
    Net income........................................  $25.0    $ 8.2      $(3.8)      $ 29.4
                                                        -----    -----      -----       ------
                                                        -----    -----      -----       ------
    Net income attributable to common stock...........  $24.9    $ 8.2      $(3.8)      $ 29.3
                                                        -----    -----      -----       ------
                                                        -----    -----      -----       ------
Net Income Per Common Share:
    Basic.............................................  $1.65    $1.53                  $ 1.48
    Diluted...........................................  $1.64    $1.53                  $ 1.47
Average Common Shares Outstanding:
    Basic.............................................   15.0      5.3        4.7         19.7
    Diluted...........................................   15.2      5.3        4.7         19.9



 See Accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                          NOTES TO PRO FORMA UNAUDITED
                    CONDENSED COMBINED FINANCIAL STATEMENTS


NOTE A. BASIS OF PRESENTATION

    The unaudited pro forma condensed combined balance sheet combines the historical condensed consolidated balance sheets of United and Vista as if the Merger had become effective on December 31, 2001. The pro forma condensed combined statement of income for the year ended December 31, 2001 combines the historical condensed consolidated statements of income of United and Vista as if the Merger had become effective on January 1, 2001.


    The Merger is accounted for as a purchase. Under this method of accounting, assets and liabilities of Vista are adjusted to their estimated fair value and combined with the recorded book values of the assets and liabilities of United. Applicable income tax effects of such adjustments are included as a component of United's net deferred tax asset with a corresponding offset to goodwill.


    For purposes of the pro forma condensed financial statements, estimates of the fair value of Vista's assets and liabilities as of December 31, 2001 have been combined with the recorded values of the assets and liabilities of United. Fair value adjustments are subject to update as additional information becomes available.

NOTE B. PURCHASE PRICE


    The aggregate purchase price is based on the exchange of 5,337,904 shares of Vista Common Stock (representing the number of Vista common shares outstanding as of December 31, 2001) for 4,684,011 shares of United Common Stock (representing 75% of 1.17 times the number of Vista common shares outstanding as of December 31, 2001) at the closing price per share of United Common Stock on November 19, 2001, the last trading day before November 20, 2001, the day on which United and Vista announced the Merger and $37,845,739 (representing $7.09 times the number of Vista common shares outstanding as of December 31, 2001).


    The total consideration to Vista shareholders in connection with the Merger is calculated as follows:


Common shares outstanding of Vista on December 31, 2001 (in
  thousands)................................................   5,337.9
Percentage to be exchanged for United Common Stock..........        75%
                                                              --------
Vista common shares to be exchanged for United Common Stock
  (in thousands)............................................   4,003.4
Exchange ratio..............................................      1.17
                                                              --------
    United Common Stock to be issued (in thousands).........   4,684.0
Market price per share of United Common Stock on November
  19, 2001..................................................  $  24.38
                                                              --------
    Total market value of United Common Stock to be issued
      (in millions).........................................  $  114.2
                                                              --------
                                                              --------
Common shares outstanding of Vista on December 31, 2001 (in
  thousands)................................................   5,337.9
Percentage to be exchanged for cash.........................        25%
                                                              --------
    Vista common shares to be exchanged for cash (in
      thousands)............................................   1,334.5
Cash price per share of Vista Common Stock..................  $  28.36
                                                              --------
    Total cash to be distributed to Vista shareholders (in
      millions).............................................  $   37.8
                                                              --------
                                                              --------
Total Purchase Price of Vista (in millions).................  $  152.0
                                                              --------
                                                              --------


NOTE C. TRANSACTION COSTS AND INTEGRATION EXPENSES


    United's management anticipates, based upon preliminary plans and estimates that approximately $7.3 million of after-tax costs related to severance, professional fees, facilities

                          NOTES TO PRO FORMA UNAUDITED
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



closing costs, equipment lease termination costs and other restructuring charges will be incurred in connection with the Merger and will be included as part of the allocation of the purchase price of Vista.


    The estimated after-tax transaction costs expected to be incurred are as follows:

                                                                     INCOME
                                                            PRETAX    TAXES    AFTER-TAX
                                                             COST    EXPENSE     COST
                                                             ----    -------     ----
                                                                   (IN MILLIONS)
Severance.................................................  $ 4.4     $(1.8)     $2.6
Professional fees.........................................    2.3      --         2.3
Facilities closing costs..................................    1.9      (0.8)      1.1
Equipment lease termination costs.........................    1.7      (0.7)      1.0
Other restructuring costs.................................    0.5      (0.2)      0.3
                                                            -----     -----      ----
    Total transaction costs...............................  $10.8     $(3.5)     $7.3
                                                            -----     -----      ----
                                                            -----     -----      ----

    In addition to the above transaction costs, United expects to incur integration expenses of $0.6 million before taxes (i.e., $0.4 million after taxes) and reflect such expenses in its current results of operations.

NOTE D. ALLOCATION OF PURCHASE PRICE

    The purchase price of Vista has been allocated as described in the table below:


                                                              (IN MILLIONS)
Net assets applicable to Vista's Common Stock as of December
  31, 2001..................................................     $ 60.0
Total transaction costs incurred in connection with the
  Merger*...................................................       (7.3)
Increase to Vista's net asset value as of December 31, 2001
  to record core deposit intangible*........................       11.0
Elimination of Vista's existing core deposit intangible.....       (0.2)
                                                                 ------
    Total preliminary allocation of purchase price..........       63.5
Goodwill due to the Merger..................................       88.5
                                                                 ------
    Total purchase price....................................     $152.0
                                                                 ------
                                                                 ------


---------
* Net of applicable income tax effects.

NOTE E. TOTAL GOODWILL DUE TO MERGER


                                                              (IN MILLIONS)
Total purchase price........................................     $152.0
Total estimated transaction costs to be incurred*...........        7.3
Total common stockholders' equity of Vista as of December
  31, 2001..................................................      (60.0)
Core deposit intangible*....................................      (11.0)
Vista core deposit intangible...............................        0.2
                                                                 ------
    Total goodwill due to Merger............................     $ 88.5
                                                                 ------
                                                                 ------


---------
* Net of applicable income tax effects.

                          NOTES TO PRO FORMA UNAUDITED
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


NOTE F. OTHER ASSETS

    Adjustments to other assets are as follows:


                                                              (IN MILLIONS)
Deferred Tax Asset
    Deferred tax liability from core deposit intangible.....      $(7.9)
    Reversal of Vista deferred tax liability from core
      deposit intangibles...................................        0.1
                                                                  -----
        Total reduction in net deferred tax asset...........       (7.8)
Core deposit intangible due to Merger, gross of income tax
  effects...................................................       18.9
Vista's existing core deposit intangible, gross of income
  tax effects...............................................       (0.3)
                                                                  -----
        Total adjustments to other assets...................      $10.8
                                                                  -----
                                                                  -----



    The core deposit intangible of $11.0 million (net of applicable income tax effects) will be amortized over the estimated period of benefit (not exceeding 10 years) on an accelerated basis.


NOTE G. STOCKHOLDERS' EQUITY


    The purchase price of $152.0 million is reduced by Vista's common stockholders' equity of $60.0 million. In the Merger, United will issue 4,684,011 shares of United Common Stock, representing 75% of 1.17 times 5,337,904 (i.e., the number of Vista common shares outstanding as of December 31, 2001). The price of United's Common Stock on November 19, 2001 was $24.38; total par value of the new common stock of United will be $5.9 million. The remaining $108.3 million represents additional paid-in capital.


    Adjustments to stockholders' equity are as follows:


                                                                   VISTA
                                                        PURCHASE   COMMON
                                                         PRICE     EQUITY   ADJUSTMENT
                                                         -----     ------   ----------
                                                                (IN MILLIONS)
Common stock..........................................   $  5.9    $(2.7)     $  3.2
Additional paid-in capital............................    108.3    (37.1)       71.2
Retained earnings.....................................    --       (19.9)      (19.9)
Treasury stock........................................    --         1.6         1.6
Accumulated other comprehensive income................    --        (1.9)       (1.9)
                                                         ------    ------     ------
    Total stockholders' equity........................   $114.2    $(60.0)    $ 54.2
                                                         ------    ------     ------
                                                         ------    ------     ------


NOTE H. PURCHASE ACCOUNTING ADJUSTMENTS

    Adjustments are made to reflect the recording of intangibles, as well as to eliminate any intangible balances previously recorded by Vista in accordance with the purchase method of accounting. Purchase accounting adjustments will be recorded on a gross basis with related adjustments to United's net deferred tax asset as follows:

                          NOTES TO PRO FORMA UNAUDITED
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



                                                            NET OF              IMPACT
                                                          APPLICABLE            ON 2001
                                                            INCOME                NET
                                                            TAXES      GROSS    INCOME
                                                            -----      -----    ------
                                                            DEBIT (CREDIT)
                                                                  (IN MILLIONS)
Estimated fair value adjustment to investment               $--        $ --      $(0.2)
  securities*...........................................
Core deposit intangible of Vista........................     (0.2)       (0.3)     0.1
Core deposit intangible due to the Merger**.............     11.0        18.9     (2.7)
Goodwill due to the Merger..............................     88.5        88.5     --
                                                            -----      ------    -----
                                                             99.3       107.1     (2.8)
Adjustment to United net deferred tax asset related to
  purchase accounting adjustments.......................    --           (7.8)    (1.1)
                                                            -----      ------    -----
    Total...............................................    $99.3      $ 99.3    $(1.7)
                                                            -----      ------    -----
                                                            -----      ------    -----


---------
 * Net unrealized pretax gains of $2.6 million on Vista's securities available for sale are amortized over the remaining life of the securities.

** The core deposit intangible due to the Merger is amortized over the estimated period of benefit (not exceeding 15 years) on an accelerated basis.

                              -------------------
    The incremental effect on net income of the purchase accounting adjustments is estimated to be a net after-tax expense of approximately $1.7 million for the first 12-month period subsequent to the Merger.

NOTE I. OTHER BORROWINGS


    It is presently anticipated that the cash payment to Vista stockholders and related transaction costs of the Merger will be funded by United from additional borrowings. The nature and terms of such borrowings have not been determined. On December 18, 2001, United issued $30 million in floating rate Capital Trust Preferred Securities in advance of the Merger and used the proceeds to reduce its other borrowings. United expects to increase its other borrowings to provide the $45.4 million of funds required by the Merger. An interest rate assumption of 6.50%, based upon the incremental borrowing cost of United, has been used in the pro forma condensed combined statement of income, which results in $2.9 million in additional interest expense on an annual basis (i.e., $1.7 million after applicable income taxes).


    A summary of the funds required by the Merger is as follows:


                                                              (IN MILLIONS)
Total cash to be distributed to Vista shareholders..........      $37.8
Total after-tax transaction costs...........................        7.3
                                                                  -----
    Total funds required due to Merger......................      $45.1
                                                                  -----
                                                                  -----

                      DESCRIPTION OF UNITED CAPITAL STOCK

    The authorized capital stock of United consists of 25,000,000 shares of United common stock and 1,000,000 shares of preferred stock. As of September 30, 2001, there were 16,190,764 shares of United common stock issued and outstanding, including 1,024,401 treasury shares and 3,000 shares of restricted stock granted under the United Long Term Stock Based Incentive Plan. There were no shares of United preferred stock outstanding.

COMMON STOCK

    United is a New Jersey general business corporation governed by the New Jersey Business Corporation Act and a registered bank holding company under the Bank Holding Company Act. The following description of United common stock sets forth certain general terms of United common stock. See 'Comparison of the Rights of Stockholders of United and Vista' for additional information relevant to an understanding of the capital stock of United, including a description of the New Jersey Stockholders Protection Act, which restricts certain transactions involving an 'interested stockholder' and a 'resident domestic corporation'.

DIVIDEND RIGHTS

    Holders of United common stock are entitled to dividends when, as and if declared by the Board of Directors of United from funds legally available for the payment of dividends. The only statutory limitation is that such dividends may not be paid when United is insolvent. Funds for the payment of dividends by United must come primarily from the earnings of United's bank subsidiary. Thus, as a practical matter, any restrictions on the ability of UnitedTrust Bank to pay dividends will act as restrictions on the amount of funds available for payment of dividends by United.


    The amount of dividends that UnitedTrust Bank may pay on its capital stock is subject to certain limitations imposed by New Jersey law. Thus, all dividends declared from time to time by the Board of Directors for any year shall not be paid unless the capital stock of UnitedTrust Bank is unimpaired and UnitedTrust Bank has a surplus of not less than 50% of its capital stock. In addition UnitedTrust Bank is required by Federal law to obtain the prior approval of the Federal Reserve Board for the payment of dividends if the total of all dividends declared by the Board of Directors in any year will exceed the total of its net profits for that year combined with the retained net income for the preceding two years ('earnings limitation' test).



    Under the earnings limitation test, UnitedTrust Bank had available $1.0 million for the payment of cash dividends at December 31, 2001. At the beginning of 2002, UnitedTrust Bank's available net earnings to be used for the payment of dividends will increase by $9.5 million, as the retained net loss from 1999 will no longer be used in the calculation for the earnings limitation test. Additionally, UnitedTrust Bank's ability to pay cash dividends under the earnings limitation test may increase by any net earnings it realizes during 2002.


    United is also subject to certain Federal Reserve Board policies which may, in certain circumstances, limit its ability to pay dividends. These policies require, among other things, that a bank holding company maintain a minimum capital base. The Federal Reserve Board would most likely seek to prohibit any dividend payment which would reduce a holding company's capital below these minimum amounts.

VOTING RIGHTS

    At meetings of stockholders, holders of United common stock are entitled to one vote per share. The quorum for a stockholders' meeting is a majority of the outstanding shares. Except as indicated below, actions and authorizations to be taken or given by stockholders generally require the approval of a majority of the votes cast by holders of United common stock at a meeting at which a quorum is present.

    The Board of Directors is divided into three classes of directors, each class being as nearly equal in number of directors as possible. Approximately one-third of the entire Board of Directors is elected each year and the directors serve for terms of up to three years and, in all cases, until their respective successors are duly elected and qualified. The exact number of directors and the number constituting each class are fixed from time to time by resolution adopted by a majority of the entire Board of Directors.

MINIMUM PRICE PROVISION

    United's Certificate of Incorporation contains a 'minimum price' provision. No 'Transaction' (as defined in the Certificate of Incorporation) between United and an 'Interested Person' (defined in the Certificate of Incorporation to include persons who, together with their affiliates, own 3% or more of the voting power of United's capital stock) is valid or can be consummated unless:

     the proposed Transaction is first approved by a majority of 'Disinterested Directors' (defined in the Certificate of Incorporation as directors (other than the Interested Person) who became directors prior to the time the Interested Person became an Interested Person, or who were subsequently nominated for director by a majority of other Disinterested Directors), or the proposed Transaction is first approved by the affirmative vote of two-thirds of the votes cast by 'Disinterested Stockholders' (as defined in the Certificate of Incorporation), or the Disinterested Stockholders are offered consideration in an amount equal to or in excess of an amount determined in accordance with a formula contained in the Certificate of Incorporation.

LIQUIDATION RIGHTS

    In the event of liquidation, dissolution or winding up of United, holders of United common stock are entitled to share equally and ratably in assets available for distribution after payment of debts and liabilities. However, if shares of United Preferred Stock are outstanding at the time of liquidation, those shares may have prior rights upon liquidation.

ASSESSMENT AND REDEMPTION

    All outstanding shares of United common stock are fully paid and nonassessable. The United common stock is not redeemable at the option of the issuer or the holders thereof.

PREFERRED STOCK

    The United Board of Directors may issue from time to time shares of one or more classes or series of preferred stock. The preferred stock provisions in United's Certificate of Incorporation authorize what is commonly referred to as 'blank check' preferred stock. That is, subject to certain provisions in the Certificate of Incorporation and certain limitations prescribed by law, the United Board has full authority to adopt resolutions to issue the shares, fix the number of shares and change the number of shares constituting any series or class. The United Board also has authority, without a further stockholder vote, to provide for or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions of the preferred stock, including dividend rights, redemption terms, conversion rights and liquidation preferences.

    One of the effects of these provisions may be to enable the United Board to deter or discourage an attempt to obtain control of United by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of United's management. The issuance of shares of preferred stock may adversely affect the rights of the holders of United common stock. For example, preferred stock may rank prior to United common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of United common stock.

    Pursuant to these provisions, on November 1, 2001 the United Board established a class of preferred stock designated as 'Series A Junior Participating Preferred Stock.' The number of shares constituting such series is 162,000. Such series was established in connection with United's simultaneous adoption of its Shareholder Rights Plan described immediately below, under 'Shareholder Rights Plan.' No shares of Series A Junior Participating Preferred Stock have been issued and none are outstanding.

SHAREHOLDER RIGHTS PLAN

    On November 1, 2001, United adopted a Shareholder Rights Plan. Under the rights plan, each United stockholder of record on November 14, 2001 will receive a distribution of one Right for each share of common stock of United. Initially, the rights will be represented by United's common stock certificates, will not be traded separately from the common stock and will not be exercisable.

    The Rights will become exercisable only if a person or group acquires, or announces a tender offer that would result in ownership of, 12 percent or more of United's common stock, at which time each Right would enable the holder to buy one-hundredth of a share of United's Series A preferred stock at an exercise price of $75.00, subject to adjustment. Following the acquisition of 12 percent or more of United's common stock, the holders of Rights (other than the acquiring person or group) will be entitled to purchase shares of United's common stock at half-price, and in the event of a subsequent merger or other acquisition of United, to buy shares of common stock of the acquiring entity at one-half of the market price of those shares.

    United may redeem the Rights for $0.01 per Right at any time before the acquisition by a person or group of 12 percent or more of United's common stock. The rights will expire on November 1, 2011.

          COMPARISON OF THE RIGHTS OF STOCKHOLDERS OF UNITED AND VISTA

    Both United and Vista are business corporations incorporated in New Jersey under the New Jersey Business Corporation Act. New Jersey corporate law currently governs the rights of United and Vista stockholders. At the Effective Time, each Vista stockholder will become a stockholder of United and New Jersey corporate law will continue to govern the rights of stockholders of United. The following is a comparison of certain provisions of New Jersey corporate law and the respective certificates of incorporation and by-laws of each of Vista and United. This summary does not purport to be complete and is qualified in its entirety by reference to the New Jersey Business Corporation Act, which statute may change from time to time, and the respective certificates of incorporation and by-laws of United and Vista, which also may be changed.

VOTING REQUIREMENTS

    Under New Jersey corporate law, unless a greater vote is specified in the certificate of incorporation, the affirmative vote of a majority of the votes cast by stockholders entitled to vote on the matter is required to approve:

     any amendment to a New Jersey corporation's certificate of incorporation,

     the voluntary dissolution of the corporation,

     the sale or other disposition of all or substantially all of a corporation's assets otherwise than in the ordinary course of business, or the merger or consolidation of the corporation with another corporation.

United's Certificate of Incorporation does not presently contain provisions specifying a greater vote in certain circumstances.

    The New Jersey Shareholders Protection Act limits certain transactions involving an 'interested stockholder' and a 'resident domestic corporation.' An 'interested stockholder' is one that is directly or indirectly a beneficial owner of 10% or more of the voting power of the outstanding voting stock of a resident domestic corporation. The New Jersey Stockholders Protection Act prohibits certain business combinations between an interested stockholder and a resident domestic corporation for a period of five years after the date the interested stockholder acquired its stock, unless the business combination was approved by the resident domestic corporation's board of directors prior to the interested stockholder's stock acquisition date. After the five-year period expires, the prohibition on certain business combinations continues unless (1) the combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested stockholder, (2) the combination is approved by the board prior to the interested stockholder's stock acquisition date, or (3) certain fair price provisions are satisfied. The New Jersey Shareholders Protection Act applies to both United and Vista.

    Set forth below is a summary of provisions in Vista's Amended Certificate of Incorporation that, under certain circumstances require greater than a majority of the votes eligible to be cast or limit certain voting rights.

    Under Vista's Amended Certificate of Incorporation, no merger, consolidation, liquidation or dissolution of Vista, nor any action that would result in the sale or other dispositon of all or substantially all of Vista's assets, may be effected unless first approved by the affirmative vote of:

    (1) the holders of at least 75% of the outstanding shares of Vista common stock; or

    (2) the holders of at least 66 2/3% of the outstanding shares of Vista common stock, provided that the transaction has received the prior approval of 80% of the members of the Vista Board.

    These Vista requirements also apply to any business combination initiated by a 5% stockholder of Vista.

    The merger between United and Vista has received the prior approval of 100% of the members of the Vista Board. Accordingly, the merger must be approved by the affirmative vote of the holders of 66 2/3% of the outstanding Vista common stock.

CUMULATIVE VOTING

    Under New Jersey corporate law, stockholders of a New Jersey corporation do not have cumulative voting rights in the election of directors unless the certificate of incorporation so provides. Neither United's nor Vista's respective certificates of incorporation presently provide for cumulative voting.

CLASSIFIED BOARD OF DIRECTORS

    New Jersey corporate law permits a New Jersey corporation to provide for a classified board in its certificate of incorporation and United currently has a classified Board of Directors. The United Board is divided into three classes, with one class of directors generally elected for three-year terms at each annual meeting. A vacancy on the United Board of Directors may be filled by the affirmative vote of two-thirds of the directors remaining in office. All appointees will assume the class in which the vacancy occurs.

    Vista's Amended Certificate of Incorporation provides that the board is divided into three classes, each of which contains approximately one-third of the whole number of members of the board. Each class serves a staggered term, with approximately one-third of the total number of directors being elected each year.

RIGHTS OF DISSENTING STOCKHOLDERS

    Stockholders of a New Jersey corporation who dissent from a merger, consolidation, sale of all or substantially all of the corporation's assets or certain other corporate transactions are generally entitled to appraisal rights. No statutory right of appraisal exists, however, when the stock of the New Jersey corporation: (1) is listed on a national securities exchange; or (2) is held of record by not less than 1,000 holders; or (3) is exchanged for consideration to be received pursuant to the merger, consolidation or sale consisting of cash or securities or other obligations which, after the transaction, will be listed on a national securities exchange or held of record by not less than 1,000 holders.

    Stockholders of a surviving corporation generally do not have the right to dissent from a plan of merger unless the merger requires approval as set forth in certain sections of New Jersey corporate law. Stockholders of United do not have dissenters' rights because United will be the surviving corporation, and the merger does not require approval under applicable sections of New Jersey corporate law that provide for dissenters' rights.

    Stockholders of Vista do not have dissenters' rights in the merger because the consideration they will receive in the merger in exchange for their Vista common stock consists of cash and/or United common stock, which is listed on NASDAQ, a national securities exchange.

STOCKHOLDER CONSENT TO CORPORATE ACTION

    Except as otherwise provided by the certificate of incorporation (both United's and Vista's certificates of incorporation presently are silent on this issue) New Jersey corporate law permits any action required or permitted to be taken at any meeting of a corporation's stockholders, other than the annual election of directors, to be taken without a meeting upon the written consent of stockholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting of stockholders at which all stockholders entitled to vote were present and voting. The annual election of directors, if not conducted at a stockholders' meeting, may only be effected by unanimous written consent. Under New Jersey corporate law, a stockholder vote on a plan of merger or consolidation may be effected only:

     at a stockholders' meeting,

     by unanimous written consent of all stockholders entitled to vote on the issue with advance notice to any other stockholders, or by written consent of stockholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting, together with advance notice to all other stockholders.

DIVIDENDS

    Unless there are other restrictions contained in its certificate of incorporation (and United's certificate of incorporation does not presently contain any such restriction), New Jersey corporate law generally provides that a New Jersey corporation may declare and pay dividends on its outstanding stock so long as the corporation is not insolvent and would not become insolvent as a consequence of the dividend payment. Because funds for the payment of dividends by United must come primarily from the earnings of United's bank subsidiary, as a practical matter, any restrictions on the ability of UnitedTrust Bank to pay dividends act as restrictions on the amount of funds available for the payment of dividends by United.

    Similarly, Vista's Amended Certificate of Incorporation contains no restrictions or dividends. Any restrictions on the ability of Vista Bank, N.A. to pay dividends to Vista would, as a practical matter, act as restrictions on the amount of funds available for the payment of dividends by Vista.

BY-LAWS

    Under New Jersey corporate law, the board of directors of a New Jersey corporation has the power to adopt, amend, or repeal the corporation's by-laws, unless such powers are reserved in the certificate of incorporation to the stockholders. Neither United's nor Vista's certificates of incorporation presently reserve such powers to stockholders.

LIMITATIONS OF LIABILITY OF DIRECTORS AND OFFICERS

    Under New Jersey corporate law, a New Jersey corporation may include in its certificate of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors' or officers' liability to the corporation or bank, as the case may be, or to its stockholders, for monetary damage for breaches of their fiduciary duty of care. A director or officer cannot be relieved from liability or otherwise indemnified for any breach of duty based upon an act or omission: (1) in breach of such person's duty of loyalty to the entity or its stockholders; (2) not in good faith or involving a knowing violation of law; or (3) resulting in receipt by such person of an improper personal benefit. Both United's and Vista's certificates of incorporation contain provisions which limit a director's or officer's liability to the full extent permitted by New Jersey law.

MINIMUM PRICE PROVISION


    Vista's Amended Certificate of Incorporation contains a provision substantially different from United's 'minimum price' provision discussed on page 61 under the caption ' -- Minimum Price Provision'. Vista's Amended Certificate of Incorporation provides that, as to any business combination initiated by a 5% stockholder, in addition to the voting requirements described on pages 62-63 under the caption ' -- Voting Requirements', no merger, consolidation, liquidation or dissolution of Vista, nor any action that would result in the sale or other disposition of all or substantially all of the assets of Vista shall be valid unless the cash or fair market value of the property, securities or other consideration to be received in that business combination is at least equal to the higher of the following:


        (1) the highest per share price (with appropriate adjustments for recapitalization and for stock splits, stock dividends and like distributions) paid by the 5% stockholder in acquiring any of its holdings of Vista's common stock; and

        (2) the market value of Vista common stock on the announcement date with respect to that business combination.

CONSIDERATION OF ACQUISITION PROPOSALS

    New Jersey corporate law provides that in determining whether a proposal or offer to acquire a corporation is in the best interest of the corporation, the board may, in addition to considering the effects of any action on stockholders, consider any of the following:

     the effects of the proposed action on the corporation's employees, suppliers, creditors and customers;

     the effects on the community in which the corporation operates; and

     the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that those interests may be served best by the continued independence of the corporation.

    The statute further provides that if, based on those factors, the board determines that any such offer is not in the best interest of the corporation, it may reject the offer. These provisions may make it more difficult for a stockholder to challenge the United Board's rejection of, or may facilitate the Board's rejection of, an offer to acquire United.

    Vista's Amended Certificate of Incorporation provides that the Vista Board may oppose a tender offer or other offer for the securities of Vista, and may consider any or all of the following in deciding whether to oppose such an offer:

     whether the offer price is acceptable based on the historical and present operating results or financial condition of Vista;

     whether a more favorable price could be obtained for Vista's securities in the future;

     the social and economic effect of the offer or transaction on Vista and any of its subsidiaries, employees, depositors loan or other customers, creditors, stockholders and other elements of the communities in which Vista and any of its subsidiaries operate or are located;

     the reputation and business practices of the offeror and its management and affiliates as they would affect the stockholders, employees, depositors and customers of Vista and its subsidiaries and the future value of the Vista stock;

     the value of the securities (if any) which the offeror is offering in exchange for Vista's securities, based on an analysis of the worth of the corporation or other entity whose securities are being offered;

     the business and financial condition and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible effect of such conditions upon Vista and any of its subsidiaries and the other elements of the communities in which Vista and any of its subsidiaries operate or are located; or

     any antitrust or other legal or regulatory issues that are raised by the offer.

    If the Vista Board determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising stockholders not to accept the offer; litigation against the offeror; filing complaints with any or all governmental and regulatory authorities; acquiring the offeror corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

PREEMPTIVE RIGHTS

    United's Certificate of Incorporation does not provide for United's stockholders to have preemptive rights with respect to the issuance of shares by United.

    Vista's Amended Certificate of Incorporation does provide that Vista stockholders will have preemptive rights with respect to the issuance of shares by Vista. However, Vista's Amended Certificate of Incorporation also provides that Vista stockholders shall not have preemptive rights with respect to shares issued in connection with a merger (as set forth in Section 14A:5-29(d) of the New Jersey Business Corporation Act) or in accordance with certain Vista benefit plans or its Dividend Reinvestment Plan.

PREFERRED STOCK


    United can (except in connection with certain transactions with 'Interested Stockholders') issue new shares of authorized but unissued common stock or preferred stock without stockholder approval. See 'Description of United Capital Stock -- Preferred Stock' on page 61.


    Vista does not have any authorized preferred stock.

SHAREHOLDER RIGHTS PLAN


    On November 1, 2001 United adopted a shareholder rights plan. See ' -- Shareholder Rights Plan' on page 62.


    Vista does not have a shareholder rights plan.

                  PROPOSAL II -- ELECTION OF UNITED DIRECTORS
             FOR CONSIDERATION AND VOTE BY UNITED STOCKHOLDERS ONLY

    United's Board of Directors has been divided into three classes of approximately equal size. Directors are generally elected for three-year terms on a staggered-term basis, so that the term of office of one class will expire each year and the terms of office of the other classes will extend for additional periods of one and two years, respectively. This year five nominees have been nominated to serve three-year terms expiring in 2005.

    Stockholders will elect five directors at the meeting. Table I identifies the nominees selected by the board of directors for election to the board at the meeting. Table II identifies the individuals whose terms of office extend beyond the meeting.

    Unless a stockholder either indicates 'withhold authority' on the proxy, or indicates on the proxy that his or her shares should not be voted for certain nominees, it is intended that the proxy be voted for all of the persons named in Table I to serve until the expiration of their terms and thereafter until their successors shall have been duly elected and shall have qualified.

    Table I and Table II set forth the names and ages of the nominees for election to director, the directors whose terms extend beyond 2002, the other positions and offices presently held by each person within the United, the period during which each person has served on the board of directors of United (or, for the period prior to August 1, 1988, the board of directors of United's primary subsidiary, UnitedTrust Bank ('UTB')), the expiration of their respective terms, and the principal occupations and employment of each such person during the past five years.

                                    TABLE I
                       NOMINEES FOR ELECTION AS DIRECTORS

                                             DIRECTOR                      PRINCIPAL OCCUPATION OR
                NAME                   AGE    SINCE     EXPIRATION      EMPLOYMENT FOR PAST FIVE YEARS
                ----                   ---    -----     ----------      ------------------------------
C. Douglas Cherry....................  65      1993        2005      President and CEO, Cherry, Weber &
                                                                     Associates, P.C. (consulting
                                                                     engineers).

Thomas C. Gregor.....................  56      1992        2005      Chairman of the Board, President and
                                                                     Chief Executive Officer of United
                                                                     and Chairman of the Board and CEO of
                                                                     UTB.

Patricia A. McKiernan................  63      1996        2005      Executive Vice President, HMC
                                                                     Foundation, a Charitable Foundation.

David R. Walker......................  67      1994        2005      Retired, formerly consultant, and
                                                                     previously, Vice Chairman,
                                                                     Bollinger, Inc. (insurance agency).

George J. Wickard....................  70      1993        2005      Retired; formerly Vice President and
                                                                     General Manager, United Telephone of
                                                                     New Jersey, Inc.

                                    TABLE II
             DIRECTORS WHOSE TERMS EXTEND BEYOND THE ANNUAL MEETING

                                             DIRECTOR                      PRINCIPAL OCCUPATION OR
                NAME                   AGE    SINCE     EXPIRATION      EMPLOYMENT FOR PAST FIVE YEARS
                ----                   ---    -----     ----------      ------------------------------
George W. Blank......................  63      1994        2004      President and Chief Executive
                                                                     Officer, The MedTech Group, Inc.

William T. Kelleher, Jr..............  50      1983*       2003      Partner, Kelleher & Moore, Attorneys
                                                                     at Law, Somerville, N.J.

John R. Kopicki......................  58      1993        2004      Senior Vice President -- Clinical
                                                                     Services, Solaris Health Systems,
                                                                     formerly Executive Vice President of
                                                                     Muhlenberg Regional Medical Center.

Antonia S. Marotta...................  72      1994        2003      Retired; founder and former
                                                                     President, Lean Line, Inc. (weight
                                                                     loss motivation programs).

John W. McGowan III..................  50      1996        2004      Attorney and Director; Herold and
                                                                     Haines, PA (law firm). Specializing
                                                                     in corporate transactions and bank
                                                                     lending matters.

Charles N. Pond, Jr..................  50      1996        2003      Owner, operator, The Oil Peddler,
                                                                     Inc. and General Manager, Hall Oil
                                                                     Company, Inc. (retail fuel oil).

Paul K. Ross.........................  53      1998        2004      Principal, Ross, Rosenthal & Co.,
                                                                     L.L.P., Managing Partner, Ross
                                                                     Holding & Management Co.

Arlyn D. Rus.........................  61      1971*       2003      Vice Chairman of the Board, formerly
                                                                     Chairman, President and CEO of
                                                                     Raritan Bancorp, Inc., President and
                                                                     CEO of Raritan Savings Bank.

Ronald E. West.......................  52      1994        2003      Information Systems Consultant,
                                                                     formerly Vice President-Operations,
                                                                     TAD Telecom, Inc., formerly Senior
                                                                     Manager, Telecommunication & Office
                                                                     Automation, Shearman & Sterling (law
                                                                     firm).

---------
* Includes prior service as director of Raritan Bancorp, Inc. and Raritan Savings Bank. Raritan was merged into United on March 31, 1999 and Messrs. Kelleher and Rus were appointed to United's Board in connection with the merger.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    United's Board of Directors had twelve regular meetings in 2001.

    There were five standing committees appointed by United's Board at the April, 2001 meeting. These are in addition to the nine Committees of the UTB Board. United's Committees are:

    Executive Committee. The principal function of the Executive Committee is to exercise the authority of the Board of Directors in the management and affairs of United, as required, between meetings of the Board. The members are Mr. Gregor (Chairman), Messrs. Cherry, McGowan and Ross, and Mrs. McKiernan. The Executive Committee did not meet during 2001.

    Audit Committee. This committee (which also serves as the audit committee for UTB) supervises internal audits of United and UTB, reviews reports of internal and external auditors engaged by United and UTB, makes recommendations for changes in relevant systems and policies, and recommends the appointment of outside auditors. The members of the Audit Committee are Mr. Wickard (Chairman) and Messrs. Cherry and Pond, and Mrs. McKiernan. The Audit Committee met six times during 2001.

    Nomination Committee. The committee makes recommendations with respect to nominees for election to the Board of Directors at the Annual Meeting of Shareholders and nominees to fill vacancies in the Board membership between meetings. The Nomination Committee has not established specific procedures for receiving recommendations from shareholders for nominees for election to the Board of Directors, but will consider any such recommendations brought to the attention of the committee. Members of the committee are Mr. Gregor (Chairman) and Messrs. Blank, Walker and Wickard and Mrs. Marotta. The Nominating Committee did not meet during 2001, but members were polled with respect to nominees for director for the 2002 meeting.

    Strategic Planning Committee. This committee develops a strategic plan containing United's mission statement and assesses progress periodically. The committee also reviews capital adequacy and other resources. The members are Mr. Gregor (Chairman), Mrs. Marotta and Messrs. Kelleher, Rus and West, as well as four non-director officers of United. The committee met once during 2001.

    Stock Based Incentive Plan Committee. This committee has full power and discretion to interpret and administer United's Long Term Stock Based Incentive Plan. The committee establishes selection guidelines and selects eligible persons for participation in the Plan. Members of the committee are Mr. Blank (Chairman), Mesdames Marotta and McKiernan and Messrs. Cherry, Kelleher, Kopicki, Pond, Ross, Walker, West and Wickard. The committee met twice during 2001.


    All Directors attended no fewer than 75% of the total number of meetings held by the United Board and all committees of the Board on which they served (during the period they served) in 2001. When the United and UTB Board and Committee meetings are consolidated, all directors attended no fewer than 75% of the consolidated total number of meetings with no exceptions.


                            DIRECTORS' COMPENSATION

    The Directors of United and UTB receive a retainer of $5,000 per year. In addition, the United and UTB Directors receive $500 for each Board and $450 for each committee meeting attended. Mr. Blank received an additional $3,000 as Chairman of both the Stock Based Incentive Plan Committee and the UTB Compensation Committee, and Mr. Wickard received an additional $4,000 as Chairman of both United and UTB Audit Committees.

    Until December 31, 2000, United had a stock option plan (the 'FORMER DIRECTOR PLAN') under which each director of United who was not also an employee of United or its affiliates, and had not been an employee for at least one year, was eligible to receive options. Each eligible person who was elected or re-elected at an annual meeting of United's stockholders was automatically granted an option, with the number of shares purchasable thereunder based on the term to which such person was elected. Directors who were elected at the 2000 annual meeting were granted options to acquire: 4,800 shares if they were elected to a three-year term; 3,200 shares if they were elected to a two-year term; and 1,600 shares if they were elected to a one-year term. This Plan expired on December 31, 2001.

    At the April 17, 2001 meeting of stockholders a new 2001 Non-Employee Director Long Term Equity Plan was approved together with an Officer Long Term Equity Plan. The Director and Officer Plans provide for the issuance of up to 1,000,000 shares of stock of United pursuant to awards made by a Committee consisting of Non-Employee Directors, as defined by Rule 16b-3 under the Securities Exchange Act, of the Compensation Committee of the Board.

    In 2001, United established a deferred compensation plan ('DEFERRED COMPENSATION PLAN') for non-employee directors of United and UTB. A participating director may defer up to 100% of his/her monthly board fees and/or retainer into the Deferred Compensation Plan. Amounts deferred earn interest at a rate determined annually in accordance with the following: the interest rate will be equal to the greater of (i) 8% or (ii) the annual rate of return on equity for UTB for the immediately preceding year minus 5%, provided, however, that (ii) shall only be applicable if UTB's equity-to-asset ratio for the year is 8% or greater. At retirement, the benefit under the Deferred Compensation Plan is payable in the form of a monthly annuity for 10 years. In the event of the director's disability prior to attainment of his or her benefit eligibility date, the director may request that the Board permit him or her to receive an immediate disability benefit equal to the annuitized value of the director's deferral account and payable monthly over a 10-year period. In the event of a director's death prior to attainment of his benefit eligibility date, the director's beneficiary is entitled to a monthly survivor benefit payable for a 10 year period. The Deferred Compensation Plan also provides a $10,000 death benefit payable to the director's beneficiary. Presently, eight non-employee directors of United and nine non-employee directors of UTB are participating in the Deferred Compensation Plan.

            STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

    The following table sets forth, as of January 31, 2002, the number of shares of United's outstanding Common Stock beneficially owned by the Directors of United, the nominees for Director, the executive officers of the Corporation for whom individual information is required to be set forth in this Proxy Statement ('NAMED OFFICERS') pursuant to the regulations of the Securities and Exchange Commission (the 'COMMISSION'), all Directors and executive officers of United as a group, and each person or group known by United to be the beneficial owner of more than 5% of United's outstanding common stock.


                                                                                       PERCENT OF
                                                           NO. OF SHARES               OUTSTANDING
NAME                                                     BENEFICIALLY OWNED              SHARES
----                                                     ------------------              ------
George W. Blank........................................         15,416(1)                 *
C. Douglas Cherry......................................         21,725(2)                 *
Warren R. Gerleit......................................         63,461(3)                 *
Thomas C. Gregor.......................................        129,554(4)                 *
William T. Kelleher, Jr................................         82,503(5)                 *
John R. Kopicki........................................         10,890(6)                 *
Antonia S. Marotta.....................................         15,620(7)                 *
John W. McGowan III....................................         10,010(8)                 *
Patricia A. McKiernan..................................          8,893(9)                 *
Charles N. Pond, Jr....................................        499,223(10)                3.37%
Paul K. Ross...........................................         18,802(11)                *
Arlyn D. Rus...........................................        207,826(12)                1.41%
Ralph L. Straw, Jr.....................................         27,107(13)                *
Richard G. Tappen......................................         12,032(14)                *
David R. Walker........................................         47,748(15)                *
Ronald E. West.........................................         12,957(16)                *
George J. Wickard......................................         12,428(17)                *
Directors and Executive Officers as a Group                  1,056,058(18)(19)            7.16%
  (25 persons).........................................

5% SHAREHOLDERS
The Trust Company of New Jersey .......................      1,371,243(20)                9.35%
  35 Journal Square
  Jersey City, NJ 07306


---------
   * Less than one percent.

 (1) Of this total, 7,038 shares are held by Mr. Blank and he has the right to acquire an additional 8,378 shares pursuant to options exercisable within 60 days. Of the shares beneficially owned by Mr. Blank, 985 shares are held by Mr. Blank's wife and 1,023 shares are held in trust for Mr. Blank's children.
                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (2) Of this total, 12,932 shares are held by Mr. Cherry and he has the right to acquire an additional 8,793 shares pursuant to options exercisable within 60 days.

 (3) Of this total, 26,864 shares are held by Mr. Gerleit and he has the right to acquire an additional 36,597 shares pursuant to options exercisable within 60 days.

 (4) Of this total, 29,950 shares are held by Mr. Gregor and he has the right to acquire an additional 99,604 shares pursuant to options exercisable within 60 days. Of the shares beneficially owned by Mr. Gregor, 3,182 shares are held by Mr. Gregor's wife.

 (5) Of this total, 79,207 shares are held by Mr. Kelleher and has the right to acquire an additional 3,296 shares pursuant to options exercisable within 60 days.

 (6) Of this total, 2,512 shares are held by Mr. Kopicki and he has the right to acquire an additional 8,378 shares pursuant to options exercisable within 60 days.

 (7) Of this total, 5,307 shares are held by Mrs. Marotta and she has the right to acquire an additional 10,313 shares pursuant to options exercisable within 60 days.

 (8) Of this total, 2,664 shares are held by Mr. McGowan and he has the right to acquire an additional 7,346 shares pursuant to options exercisable within 60 days.

 (9) Of this total, 2,880 shares are held by Mrs. McKiernan and she has the right to acquire an additional 6,013 shares pursuant to options exercisable within 60 days.

(10) Of this total, 240,349 shares are held by Mr. Pond and he has the right to acquire an additional 8,406 shares pursuant to options exercisable within 60 days. In addition, Mr. Pond is co-trustee and beneficiary of 249,993 shares held in his mother's estate. Of the shares beneficially owned by Mr. Pond, 475 shares are held by Mr. Pond's son.

(11) Of this total, 5,830 shares are held by Mr. Ross and 7,374 shares are held in a Trust for which Mr. Ross is beneficiary and he has the right to acquire an additional 5,598 shares pursuant to options exercisable within 60 days.

(12) Of this total, 204,530 shares are held by Mr. Rus and he has the right to acquire an additional 3,296 shares pursuant to options exercisable within 60 days. Of the shares beneficially owned by Mr. Rus, 6,402 shares are held by Mr. Rus's wife.

(13) Of this total, 11,615 shares are held by Mr. Straw and he has the right to acquire an additional 15,492 shares pursuant to options exercisable within 60 days.

(14) Of this total, 5,623 shares are held by Mr. Tappen and he has the right to acquire an additional 6,409 shares pursuant to options exercisable within 60 days.

(15) Of this total, 38,955 shares are held by Mr. Walker and he has the right to acquire an additional 8,793 shares pursuant to options exercisable within 60 days. Of the shares beneficially owned by Mr. Walker, 571 shares are held by Mr. Walker's wife.

(16) Of this total, 2,644 shares are held by Mr. West and he has the right to acquire an additional 10,313 shares pursuant to options exercisable within 60 days.

(17) Of this total, 9,036 shares are held by Mr. Wickard and he has the right to acquire an additional 3,392 shares pursuant to options exercisable within 60 days.

(18) The total of 1,056,058 shares includes 138,346 shares held jointly or individually by spouses and/or other members of the household of the directors and all executive officers.

(19) The total unnamed executive officers have the right to purchase 70,639 shares pursuant to options exercisable within 60 days.

(20) Information derived from Schedule 13D dated July 25, 2001 and filed by the Trust Company of New Jersey with the Commission on or about July 26, 2001.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table summarizes all compensation earned in the past three years for services performed in all capacities for United and UTB with respect to the Named Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM COMPENSATION
                                                                        -----------------------------------------------------
                                             ANNUAL COMPENSATION          RESTRICTED         SECURITIES
               NAME AND                 -----------------------------        STOCK           UNDERLYING         ALL OTHER
          PRINCIPAL POSITION            YEAR   SALARY ($)   BONUS ($)   AWARD(S) ($)(1)   OPTIONS/SARS (#)   COMPENSATION ($)
          ------------------            ----   ----------   ---------   ---------------   ----------------   ----------------
Thomas C. Gregor .....................  2001    335,750      167,875                            8,600             9,470(2)
 Chief Executive Officer of United and  2000    322,500        --                              20,000             5,890(3)
 UTB                                    1999    302,500      150,000                           16,960             9,635(4)

Warren R. Gerleit ....................  2001    200,000      100,000                            5,000             9,220(2)
 President and Chief Operating Officer  2000    190,000        --                              10,000             5,390(3)
 of UTB                                 1999    165,300       50,000                            5,194             9,320(4)

Alfred J. Soles ......................  2001    165,000       49,000                                                326(2)
 VP & Treasurer of United and
 Executive VP & Chief Financial
 Officer of UTB

Richard G. Tappen ....................  2001    159,000       43,000                            2,000             8,220(2)
 Executive VP, Real Estate Group of     2000    152,000        --                               6,000             4,440(3)
 UTB                                    1999    145,000       43,500                            4,346             8,142(4)

Ralph L. Straw, Jr.  .................  2001    157,500       47,000                            2,000             8,596(2)
 VP, General Counsel & Secretary of     2000    150,000        --                               5,200             4,390(3)
 United and Executive VP, Secretary     1999    143,500       43,000                            4,346             7,895(4)
 and General Counsel of UTB

---------
(1) No Named Officers held restricted stock as of December 31, 2001.

(2) The amounts shown represent UTB's 2001 contribution on behalf of the executive to the 401(k) Plan (Mr. Gregor -- $8,750; Mr. Gerleit -- $8,500; Mr. Soles -- $ -- ; Mr. Tappen -- $7,500; and Mr. Straw -- $7,876) and term life insurance premiums paid for the executive by UTB (Mr. Gregor -- $720; Mr. Gerleit -- $720; Mr. Soles -- $326; Mr. Tappen -- $720; and
    Mr. Straw -- $720).

(3) The amounts shown represent UTB's 2000 contribution on behalf of the executive to the 401(k) Plan (Mr. Gregor -- $5,250; Mr. Gerleit -- $4,750; Mr. Tappen -- $3,800; and Mr. Straw -- $3,750) and term life insurance premiums paid for the executive by UTB (Mr. Gregor -- $640;
    Mr. Gerleit -- $640; Mr. Tappen -- $640; and Mr. Straw -- $640).

(4) The amounts shown represent UTB's 1999 contribution on behalf of the executive to the 401(k) Plan (Mr. Gregor -- $8,915; Mr. Gerleit -- $8,600; Mr. Tappen -- $7,422; and Mr. Straw -- $7,175) and term life insurance premiums paid for the executive by UTB (Mr. Gregor -- $720;
    Mr. Gerleit -- $720; Mr. Tappen -- $720; and Mr. Straw -- $720).

OPTION GRANTS IN 2001

    The following table shows the options granted to Named Officers in 2001, and their potential value at the end of the option term, assuming certain levels of appreciation of United's Common Stock. United has not awarded any stock appreciation rights (SARs) to its executive officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                        INDIVIDUAL GRANTS             POTENTIAL REALIZABLE
                                               ------------------------------------     VALUE AT ASSUMED
                                                PERCENT OF                               ANNUAL RATES OF
                                 NUMBER OF        TOTAL                                    STOCK PRICE
                                 SECURITIES    OPTIONS/SARS   EXERCISE                  APPRECIATION FOR
                                 UNDERLYING     GRANTED TO    OR BASE                    OPTION TERM(1)
                                OPTIONS/SARS   EMPLOYEES IN    PRICE     EXPIRATION   ---------------------
             NAME               GRANTED (#)    FISCAL YEAR     ($/SH)       DATE       5% ($)      10% ($)
             ----               -----------    -----------     ------       ----       ------      -------
Thomas C. Gregor..............     8,600(2)         13%        19.50      2/20/11      105,466     267,271
Warren R. Gerleit.............     5,000(2)          7         19.50      2/20/11       61,317     155,390
Richard G. Tappen.............     2,000(2)          3         19.50      2/20/11       24,527      62,156
Ralph L. Straw, Jr. ..........     2,000(2)          3         19.50      2/20/11       24,527      62,156

---------
(1) The dollar amounts under these columns are the result of calculations at the 5% and the 10% rates set by the Commission and therefore are not intended to forecast possible future appreciation, if any, of United's stock price.

(2) These options become exercisable at the rate of 50% on February 20, 2004, 25% on February 20, 2005 and 25% on February 20, 2006.

                              -------------------
    The following table shows options exercised during 2001, and the value of unexercised options held at year-end 2001, by the Named Officers. United does not use SARs as compensation.

                    AGGREGATED OPTIONS/SAR EXERCISES IN THE
                 LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-
                           SHARES                            OPTIONS AT            THE-MONEY OPTIONS/SARS
                        ACQUIRED ON       VALUE          FISCAL YEAR-END (#)       AT FISCAL YEAR-END ($)
         NAME           EXERCISE (#)   REALIZED ($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
         ----           ------------   ------------   -------------------------   -------------------------
Thomas C. Gregor......     20,000        177,035            91,939/40,505              792,104/130,241
Warren R. Gerleit.....     17,670        226,847            34,176/18,819               284,512/64,767
Richard G. Tappen.....     --             --                 4,535/10,960                 5,500/35,817
Ralph L. Straw,
  Jr. ................     12,360        103,106            13,458/10,320                78,601/32,817

PENSION PLAN

    UTB has a regular Pension Plan under which executive officers and salaried employees may qualify under essentially the same standards. The annual pension payable under the Pension Plan is equal to the sum of:

        (1) The employee's accrued benefit as of December 31, 1986 (1.1875% of 1986 basic compensation, plus 0.5% of such compensation in excess of $7,800; all multiplied by the number of years of credited service as of December 31,
    1986); plus

        (2) From January 1, 1987 through December 31, 1988, and for each year after December 31, 1988 in which the employee has less than 35 years of benefit accruals, 1.5% of basic compensation for such year, plus 0.5% of such compensation in excess of $7,800; plus

        (3) For each year after December 31, 1988 in which the employee has 35 or more years of benefit accruals, 2% of basic compensation for such year.

        In 1994, a $150,000 compensation limit became effective on pension plans. In 2000, the limitation remained at $170,000. As a result of a change in the statutory limit on assumed annual increases from 4% to 3%, Mr. Gregor's and Mr. Gerleit's benefits declined when compared to last year. Please note that the assumed rate of increase in executive officer salaries remains at 4%.

    The estimated annual benefits payable upon retirement at normal retirement age (65) to the Named Officers are:

                                                     ESTIMATED ANNUAL BENEFITS
                                                    ---------------------------
                                                    ASSUMING 4%
                                                       ANNUAL      ASSUMING NO
                                                       SALARY         SALARY
                       NAME                          INCREASES      INCREASES
                       ----                          ---------      ---------
Thomas C. Gregor..................................    $69,704        $65,512
Warren R. Gerleit.................................     79,918         72,817
Alfred J. Soles...................................     61,306         46,678
Richard G. Tappen.................................     70,466         54,902
Ralph L. Straw, Jr. ..............................     40,894         38,368

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


    United has adopted a non-tax qualified retirement plan for certain of its executives ('SERP') to supplement the benefit such executives can receive under the Corporation's 401(k) and defined benefit pension plan. The SERP is designed to provide a benefit (less the benefits estimated to be provided under the tax-qualified plans) that is equal to 60% of the executive's final salary (or 70%, in the case of the benefit provided to Mr. Gregor). The benefit is payable over a period of 15 years. In the case of an executive's involuntary termination of employment for any reason (other than for cause, death or disability) or voluntary termination of employment in connection with a change in control, the executive is entitled to a benefit payable at age 65 (the 'BENEFIT AGE') equal to the full retirement benefit that he or she would have received had he or she remained in the employ of United or UNB and retired at his or her Benefit Age. In the event of the executive's request to receive an immediate disability benefit, in lieu of a retirement benefit, such benefit will be payable, beginning 30 days following the executive's request, in a lump sum. In the event of the executive's death while employed, the SERP provides a survivor's benefit equal to the benefit payable to the executive as if the executive remained employed until his or her Benefit Age. The SERP also provides a $10,000 death benefit payable to the executive's beneficiary. In the event that the executive makes a timely election, he or she can receive his or her retirement benefit in a lump sum instead of an annuity. United and the executives have established trusts which generally have purchased life insurance policies on the lives of the executives in order to fund the benefit obligation under the SERP. The SERP has eight participants, including Messrs. Gregor, Gerleit, Tappen and Straw. The estimated pre-tax benefit payable upon retirement at the executives' benefit eligibility date is $242,917, $85,795, $79,342 and $68,574, for Messrs. Gregor, Gerleit, Tappen and Straw, respectively.


DEATH BENEFIT ONLY PLAN

    United has established a death benefit only plan ('DBO PLAN') for certain officers who are not participants in the SERP. The DBO Plan provides that in the event a participant dies prior to retirement, or in the event that a participant's employment is involuntarily terminated prior to retirement for any reason (other than for cause) and the participant dies prior to attaining retirement age, the participant's beneficiary will be entitled to a lump sum benefit equal to the difference between what the participant is projected to receive from the tax-qualified plans sponsored by United if the participant had remained employed by United or UNB until retirement age, and the amount the participant actually receives under the tax-qualified retirement plans. The benefit under the DBO Plan is payable in a lump sum. The DBO Plan also provides a $10,000 death benefit payable to the executive's beneficiary, provided, however, that no additional $10,000 death benefit will be available under the DBO Plan if the executive is entitled to such a benefit as a participant in the Deferred Compensation Plan or the Bonus Plan. The DBO Plan has four participants. United has established a non-qualified grantor trust which has purchased life insurance policies on the lives of the executives in order to fund the benefit obligation under the DBO Plan. For the 2001 fiscal year, United was not required to accrue a contribution to the DBO Plan.

EMPLOYMENT, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

    As of November 14, 2000, United and UTB entered into employment and change-in-control agreements with eight executive officers, including four of the five Named Officers. Each agreement provides for the employment of the executive from November 14, 2000 through June 30, 2003, at a minimum base salary equal to the executive's salary as of November 14, 2000, and is renewable if not terminated for successive five year terms. Under the agreement, the executive is entitled to participate in all incentive compensation and stock award plans, all pension, profit sharing or other retirement plans, and all medical, disability and life insurance plans made available to other executives of United. Such plans may not be terminated or altered in a manner adverse to the executive following a change in control of United, as defined in the agreement. On August 15, 2001 United and UTB entered into a similar agreement with Mr. Soles, the fifth Named Officer.

    Each agreement also provides for the following compensation upon termination of the executive's employment; upon the executive's death up to six months' current W-2 compensation to the extent that United has not provided life insurance with benefits equal to 200% of the executive's current W-2 compensation; upon termination due to disability, up to six months' base salary to the extent that United has not provided disability insurance with benefits equal to 100% of the executive's current W-2 compensation; if the termination is by United due to the executive's poor performance (which form of termination is only permitted prior to a change in control), one year's current W-2 compensation; if the termination is by United without cause prior to a change in control, two years' current W-2 compensation; if the termination is by United without cause after a change in control or after a change in control the executive resigns for good reason (generally defined to include material reductions in the executive's status or benefits), a lump sum equal to (x) the cash value (determined by a formula) of any stock options, restricted stock or other stock plan awards from United to the executive which are not vested on the date of the termination, plus (y) a multiple (2.99 for Mr. Gregor and Mr. Gerleit and 2.0 for the other executives) of the average W-2 compensation (including base salary and bonus) paid to the executive during the five year period prior to the change in control. The agreements contain gross-up provisions. If an excise tax is payable with respect to benefits payable under
Section 4999 of the Internal Revenue Code because the amounts are deemed to constitute parachute payments within the meaning of Section 280G of the Internal Revenue Code, United will make additional payments to provide the officer with the benefits he would have received in the absence of that excise tax. United will not be entitled to a Federal income tax deduction for any excess parachute payments, including any additional amounts paid pursuant to the gross-up provisions of the agreements.

    Each agreement defines 'change in control' generally to mean any of the following: (1) any person or group (other than United) acquires 25% or more of United's and/or UTB's voting securities or all or substantially all of its assets; (2) United and/or UTB agrees to merge with an unaffiliated entity and
(a) the corporation's or UTB's directors immediately prior to such merger will constitute less than a majority of the directors of the surviving entity or (b) less than 75% of the outstanding voting securities of the surviving entity will be beneficially owned by the stockholders of United immediately prior to the merger; (3) United and/or UTB agrees to transfer all or substantially all of its assets, other than to a wholly-owned subsidiary of United; or (4) a majority of the directors of either United or UTB are persons who were not (a) directors immediately prior to the merger ('CURRENT MEMBERS'), (b) nominated by the affirmative vote of a majority of the current members at the time of their nomination ('FUTURE DESIGNEES') or (c) nominated by the affirmative vote of a majority of the current members and future designees, taken as a group.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires United's directors and executive officers to file reports of holdings and transactions in United's Common Stock with the Commission. Based on United's review of all reports furnished to it for 2001 pursuant to Section

16(a), United believes all of the reports required to be filed under Section 16(a) were filed on a timely basis with respect to United's fiscal year ended December 31, 2001.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of UTB's Compensation Committee during 2001 were Messrs. Blank (Chairman), McGowan, Ross and Wickard.

    John W. McGowan III, who is a director of United and served on the Compensation Committee, and William T. Kelleher, Jr., who is a director of United and thus among those ultimately responsible for setting executive officer compensation, are principals in law firms which performed legal services for UTB during 2001 and will continue to perform services for UTB in 2002. During 2001, Mr. McGowan's law firm was paid $19,168.92 by UTB and $119,696.91 directly by customers of UTB for the law firm's representation of UTB regarding loan transactions with such customers. During 2001, Mr. Kelleher's law firm was paid $4,939.44 by UTB and $11,832.50 directly by customers of UTB for the law firm's representation of UTB regarding loan transactions with such customers.

                              CERTAIN TRANSACTIONS

    In addition to those matters described above under the caption 'Compensation Committee Interlocks And Insider Participation,' directors and officers of United and their associates were customers of and had transactions with UTB in the ordinary course of business during the year ended December 31, 2001. Similar transactions may be expected to take place with United's subsidiaries in the future. Outstanding loans and commitments made by UTB in transactions with United's directors and officers and their associates were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or present other unfavorable features.

                    THE BOARD OF DIRECTORS' AUDIT COMMITTEE

THE AUDIT COMMITTEE AND ITS CHARTER

    Effective January 31, 2000, the Securities and Exchange Commission ('SEC') adopted new rules and amendments to current rules relating to the disclosure of information about companies' audit committees. In large part, the new rules are based on recommendations made by the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees. The new rules require that proxy statements now contain a report of the audit committee addressing several issues identified in the rules. In addition, the SEC recommends that audit committees adopt written charters. Any such charter must be included as an attachment to the proxy statement at least once every three years. United's Audit Committee had a charter prior to the Blue Ribbon Committee and SEC recommendations, and amended it to conform to those recommendations.

    United's Audit Committee consists of four directors, all of whom are independent directors. This is consistent with NASDAQ's independent director and audit committee listing standards, as amended on December 14, 1999. A director will not be considered 'INDEPENDENT' if, among other things, he or she has:

     been employed by United or its affiliates in the current or past three years;accepted any compensation from United or its affiliates in excess of $60,000 during the previous fiscal year (except for board service, retirement plan benefits, or non-discretionary compensation);

     an immediate family member who is, or has been in the past three years, employed by United or its affiliates as an executive officer;

     been a partner, controlling shareholder or an executive officer of any for-profit business to which United made, or from which it received, payments (other than those which arise solely from investments in United's securities) that exceed five percent of the organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; or

     been employed as an executive of another entity where any of United's executives serve on that entity's compensation committee.

REPORT OF THE AUDIT COMMITTEE

    The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2001 with management and with the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380).

    The Audit Committee has received the written disclosures and the letter from our independent accountants, KPMG LLP, required by Independence Standards Board No. 1, Independence Discussions with Audit Committees. Additionally, the Audit Committee has discussed with KPMG the issue of KPMG's independence from United.

    Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in United's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

                              THE AUDIT COMMITTEE

              George J. Wickard, Chairman             Patricia A. McKiernan
              C. Douglas Cherry                       Charles N. Pond, Jr.

              BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

    The following report, a requirement of the Commission, was prepared by the Board of Directors of United.


    UTB is the primary subsidiary of United, and the compensation of senior officers of UTB (who may be deemed 'EXECUTIVE OFFICERS' of United for reporting purposes) is normally established by the full Board of Directors of UTB, based on recommendations made to it by its Compensation Committee. The Compensation Committee is composed of four directors who, in 2001, were Messrs. Blank (Chairman), McGowan, Ross and Wickard.


    The Board of Directors of UTB uses a performance-based bonus program to determine bonuses for all UTB senior officers. The Board of Directors or, in the case of officers under the rank of Vice President, UTB management, sets specific, measurable goals to be attained by both UTB and the individual officer. At year end, the performance of both UTB and the officer are measured and bonuses are determined using a matrix under which the performance of UTB and the officer each contribute to the bonus available for such officer. Specified levels of performance must be met by both UTB and the officer before any bonus is payable.

    In addition, United makes available to all employees, including Named Officers, a 401(k) Plan pursuant to which the employees may make contributions and United may match such contributions, up to a maximum match of 5% of the employee's compensation. In 2001, United undertook to match 50% of each employee's contribution (up to the 5% compensation cap) and to match an additional 50% (subject to the cap) if UTB met its approved budget for the year. The budget was met and employee contributions in 2001 were matched 100%.

    During 2001, Mr. Gregor served as Chairman and Chief Executive Officer of UTB, and Chairman, President and Chief Executive Officer of United. Mr. Gregor's base salary for 2001 was set by the Board of UTB based upon his performance in executing his responsibilities in those positions in 2000 and the performance anticipated from him in 2000 and future years. In addition, the Board considered national executive compensation statistics for organizations of similar size. The Board also considered the objectives set by the Board for UTB for 2000, the overall performance of United and UTB and Mr. Gregor's ability to develop and motivate employees to meet United's short- and long-term objectives. The financial measures used to determine Mr. Gregor's performance on the matrix were the achievement of projected budget results, the completion of specified corporate projects for 2001 within time and within budget results, the achievement of specified minimum financial ratios, the achievement of specified goals with respect to UTB's internal quality program, financial performance and growth, and competitive considerations.


    Specifically included in the financial measures referred to above and considered by the Compensation Committee were return on equity ('ROE'), net interest margin ('NIM') and the efficiency ratio. ROE for 2001 was 16.76, as compared to 20.77 and 17.30 for 2000 and 1999, respectively. United's peer group ROE comparative median ratios were 14.05, 14.38 and 14.59. NIM for 2001, 2000 and 1999 for United was 4.04, 3.65 and 4.07, respectively. Comparatively, United's peer group median numbers were 4.01, 4.29 and 4.10, respectively. United's efficiency ratio in 2001, 2000 and 1999, respectively, was 56.68, 58.19 and 56.07. For the peer group, the median ratios were 56.68, 58.19 and 56.07, respectively. The historical comparisons for the above ratios have been adjusted to reflect the 'Raritan' acquisition as of March 31, 1999. In evaluating these financial measures, the Committee also considered the impact of corporate initiatives including mergers and de novo branch openings for which the foregoing numbers have not been adjusted.


    With respect to 2001 compensation for senior officers, the Compensation Committee based its recommendations, and the full Board based its actions, on the duties and responsibilities of the officer in question, the performance of UTB and of the particular officer in 2001, the performance anticipated from the officer in 2001 and future years, and competitive factors. Based upon UTB's performance-based bonus program, described above, bonuses for each senior officer were set based on a matrix, which in turn was based on goals set for the senior officer and for UTB as a whole. The CEO or, in some instances, the senior officer's other supervising officer, sets the goals for each senior officer. Based on the fact that both United and UTB met its performance goals in 2001, each of the senior officers was granted a bonus for 2001.

    Another compensation tool which the Board uses to relate executive compensation to the performance of United and UTB as a whole is United's Stock Based Incentive Plan. The former Stock Based Incentive Plan United terminated on April 16, 2001. At the April 17, 2001 meeting of the stockholders, a new 2001 Officer Long Term Equity Plan was approved together with a Director Long Term Equity Plan was approved together with a Director Long Term Equity. The Director and Officer Plans provide for the issuance of up to 1,000,000 shares of stock of United pursuant to awards made by a Committee consisting of Non-Employee Directors as defined in Rule 164-3 of under the Securities Exchange Act. Recommendations for awards under this plan are made to the full Board of Directors by its Stock Based Incentive Plan Committee. The Committee is composed of non-management outside directors who, in 2001, were Messrs. Blank (Chairman), Cherry, Kopicki, Pond, Ross, Walker, West and Wickard and Mesdames Marotta and McKiernan. Mr. Gregor was awarded options to acquire 8600 shares of United Common Stock pursuant to this plan in 2001, based on his 2000 performance and the other Named Officers were awarded a total of options under this plan in 2001, again based on their 2000 performance.

    Detailed information related to the compensation of the Named Officers is shown in the compensation tables above.

    Under Section 162(m) of the Internal Revenue Code, companies are subject to limits on the deductibility of executive compensation for the five highest paid officers. Deductible compensation for those officers is limited to $1 million per year. Certain forms of compensation are exempt from this deductibility limit, primarily performance-based compensation which has been approved by shareholders. Based on its 2001 salaries, profit-sharing awards and incentive plan awards, United does not expect any of its executive officers to exceed the $1 million deductibility threshold during the 2001 tax year.

                             THE BOARD OF DIRECTORS

George W. Blank                Antonia S. Marotta            Arlyn D. Rus
C. Douglas Cherry              John W. McGowan III           David R. Walker
Thomas C. Gregor               Patricia A. McKiernan         Ronald E. West
William T. Kelleher, Jr.       Charles N. Pond, Jr.          George J. Wickard
John R. Kopicki                Paul K. Ross

                               PERFORMANCE GRAPH

    The following graph compares the cumulative total return on a hypothetical $100 investment made on December 31, 1996 in: (a) United's Common Stock; (b) the NASDAQ Banks Index; and (c) the SNL Securities Banks with $1B to $5B in Assets Index. The graph is calculated assuming that dividends are reinvested during the relevant periods. The graph shows how a $100 investment would increase or decrease in value over time, based on dividends (stock or cash) and increases or decreases in the market price of the stock.


                               [PERFORMANCE GRAPH]


                               TABLE RETURN INDEX

                                                    CRSP INDEX FOR
                                     UNITED          NASDAQ STOCK
     SNL SECURITIES BANKS WITH      NATIONAL            MARKET
         $1B-5B IN ASSETS           BANCORP.       (U.S. COMPANIES)
         ----------------           --------       ----------------
       12/31/96       100.0          100.0              100.0
       12/31/97       166.8          163.5              122.5
       12/31/98       166.4          158.5              172.7
       12/31/99       152.9          166.0              320.0
       12/31/00       173.5          150.1              193.0
       12/31/01       210.8          195.2              153.2

Starting in 1996 at 100.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    KPMG LLP ('KPMG') served as United's independent public accountants for the fiscal years ended December 31, 2001, 2000 and 1999. Representatives of KPMG will be present at the

Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions. KPMG also will serve as United's independent public accountants for the fiscal year ending December 31, 2002.

    The fees billed for services rendered for the Corporation by KPMG for the year 2001 were as follows:

Audit Fees..........................................................   $190,000

All Other Fees:
    Tax Services............................................  73,925
    Audit Related Fees......................................  13,000
                                                              ------
        Total All Other Fees........................................     86,925
                                                                       --------
        Total Fees Billed by KPMG for Year 2001 Services............   $276,925
                                                                       --------
                                                                       --------

    The Audit Committee of the Board of Directors has considered whether the provision of the service covered under the caption 'All Other Fees', above is compatible with maintaining KPMG's independence.

                             STOCKHOLDER PROPOSALS

UNITED

    New Jersey corporate law requires that the notice of stockholders' meeting (for either a regular or special meeting) specify the purpose or purposes of such meeting. Thus, stockholder proposals must be referred to in United's notice of stockholders' meeting for such proposal to be validly considered at an annual meeting of United.

    Any United stockholder that wishes to have a proposal included in United's notice of stockholders' meeting, proxy statement and proxy card for its 2003 annual meeting must submit the proposal to United by the applicable deadline. The deadline is November 25, 2002, subject to change as noted below.

    If United changes its 2003 annual meeting date to a date more than 30 days from the date of its 2002 annual meeting, then the deadline referred to in the preceding paragraph will be changed to a reasonable time before United begins to print and mail its proxy materials. If United changes the date of its 2003 annual meeting in a manner which alters the deadline, United will so state under
Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change.

VISTA

    Vista will hold its 2002 annual meeting only if the merger is not completed by June 30, 2002. Any Vista stockholder who wishes to have a proposal included in Vista's proxy statement and proxy card for its 2002 annual meeting must submit the proposal to Vista by the applicable deadline. The deadline was November 26, 2001 subject to change as noted below.

    Any Vista stockholder who wishes to have a proposal considered at Vista's 2002 annual meeting (but not included in Vista's proxy materials) must submit the proposal to Vista by the applicable deadline. The deadline was February 10, 2002, subject to change as noted below.

    If Vista changes its 2002 annual meeting date to a date more than 30 days from the date of its 2001 annual meeting, then each of the deadlines referred to in the preceding two paragraphs will be changed to a reasonable time before Vista begins to print and mail its proxy materials. If Vista changes the date of the 2002 annual meeting in a manner which alters the deadlines, Vista will so state under Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change.

                     INFORMATION INCORPORATED BY REFERENCE

    The following documents filed by United (Company File No. 000-16931) with the SEC are hereby incorporated in this Joint Proxy Statement-Prospectus:


     Annual Report on Form 10-K for the year ended December 31, 2001.





     Current Reports on Form 8-K filed with the SEC on November 1, 2001, November 21, 2001 and February 28, 2002.


     The description of United common stock set forth in United's Registration Statement on Form 8-A filed by United pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

    The following documents filed by Vista (Company File No. 0-15830) with the SEC are hereby incorporated in this Joint Proxy Statement-Prospectus:


     Annual Report on Form 10-K for the year ended December 31, 2001.




     Current Reports on Form 8-K filed with the SEC on February 16, March 20, April 12, April 27, May 18 and November 21, 2001.

     The description of Vista common stock set forth in Vista's Registration Statement on Form 8-A filed by Vista pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

    All documents filed by United or Vista pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this document but before the earlier of (1) the date of the Vista meeting, (2) the date of the United meeting, or (3) the termination of the merger agreement, are hereby incorporated by reference into this document and shall be deemed a part this document from the date they are filed.

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

    The public may read and copy any documents United or Vista files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information about United and Vista at http://www.sec.gov.

                                 OTHER MATTERS

    As of the date of this Joint Proxy Statement/Prospectus, the Vista Board knows of no other matters to be presented for action by the stockholders at the Vista meeting. If any other matters are properly presented, however, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.

    As of the date of this Joint Proxy Statement/Prospectus, the United Board knows of no other matters to be presented for action by the stockholders at the United meeting. If any other matters are properly presented, however, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.

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                                 LEGAL OPINION

    Certain legal matters relating to the issuance of the shares of United common stock offered hereby and certain tax consequences of the merger will be passed upon by Bourne, Noll & Kenyon, counsel to United.

                                    EXPERTS


    The consolidated financial statements of Vista as of December 31, 2001 and 2000 and for each of the years in the two-year period ended December 31, 2001 have been incorporated by reference in this document and in the Registration Statement in reliance upon the report of McGladrey and Pullen, LLP, independent certified public accountants, incorporated by reference in this document, and upon the authority of such firm as experts in accounting and auditing.



    The consolidated financial statements of Vista as of December 31, 1999 and for the year ended December 31, 1999 have been incorporated by reference in this document and in the Registration Statement in reliance upon the report of Rudolph Palitz LLC, independent certified public accountants, incorporated by reference in this document, and upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of United as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference in this document and in the Registration Statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference in this document, and upon the authority of said firm as experts in accounting and auditing.


    Representatives of McGladrey and Pullen, LLP will be present at the Vista meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the meeting.

    Representatives of KPMG LLP will be present at the United meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the meeting.

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                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER, dated as of November 19, 2001 ('AGREEMENT'), is among United National Bancorp, a New Jersey corporation and registered bank holding company ('UNITED'), UnitedTrust Bank, a New Jersey-chartered commercial bank ('UTB'), Vista Bancorp, Inc., a New Jersey corporation and registered bank holding company ('VISTA') and Vista Bank, N.A., a national banking association (the 'BANK').

                                    RECITALS

    United desires to acquire Vista and Vista's Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of Vista and its stockholders. The acquisition will be accomplished by merging Vista into United with United as the surviving corporation and, at the same time, merging the Bank into UTB with UTB as the surviving bank, and Vista stockholders receiving the consideration hereinafter set forth. The Boards of Directors of Vista, United, the Bank and UTB have duly adopted and approved this Agreement and the Boards of Directors of United and Vista have each directed that it be submitted to their respective stockholders for approval.

    As a condition precedent to entering into this Agreement, United has required that Vista grant it an option to purchase authorized but unissued shares of Vista common stock and, as a consequence, United and Vista have entered into a Stock Option Agreement, dated the date hereof (the 'UNITED STOCK OPTION').

    NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), Vista shall be merged with and into United (the 'MERGER') in accordance with the New Jersey Business Corporation Act ('NJBCA') and United shall be the surviving corporation (the 'SURVIVING CORPORATION'). Immediately following the Effective Time, the Bank shall be merged with and into UTB as provided in Section 1.7 hereof.

    1.2. Effect of the Merger. At the Effective Time (as hereafter defined), the Surviving Corporation shall be considered the same business and corporate entity as each of Vista and United and thereafter all the property, rights, powers and franchises of each of Vista and United shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Vista and United and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation.

    1.3. Certificate of Incorporation. The certificate of incorporation of United as it exists immediately prior to the Effective Time shall not be amended by the Merger, but shall continue as the certificate of incorporation of the Surviving Corporation until otherwise amended as provided by law.

    1.4. Bylaws. The bylaws of United as they exist immediately prior to the Effective Date shall continue as the by-laws of the Surviving Corporation until otherwise amended as provided by law.

    1.5. Directors and Officers. The directors and officers of United as of the Effective Time shall continue as the directors and officers of the Surviving Corporation, with the additions provided for in Section 5.15 hereof.

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    1.6 Closing Date, Closing and Effective Time; Determination Date. Unless a
different date, time and/or place are agreed to by the parties hereto, the closing of the Merger (the 'CLOSING') shall take place at 10:00 a.m., at the office of Bourne, Noll & Kenyon, Summit, New Jersey, on a date (the 'CLOSING DATE') which shall be the fifth business day following the first date (the 'DETERMINATION DATE') on which all necessary regulatory and governmental approvals and consents have been received, all statutory waiting periods in respect thereof have expired, and all other conditions to the consummation of the Merger specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) have been satisfied or waived, or at such other place, time or date as United and Vista may mutually agree upon. The Merger shall become effective (and be consummated) upon the effective time (the 'EFFECTIVE TIME') specified by United and Vista in the certificate of merger (the 'CERTIFICATE OF MERGER'), which shall be prepared by United, shall be in form and substance satisfactory to United and Vista, and shall be filed with the Secretary of State of the State of New Jersey. The parties currently anticipate that the Certificate of Merger shall specify as the effective time the close of business on the Closing Date. If no effective time is specified in the Certificate of Merger, the Merger shall become effective (and be consummated) upon the filing of the Certificate of Merger.

    1.7. The Bank Merger. Immediately following the Effective Time, the Bank shall be merged with and into UTB (the 'BANK MERGER') in accordance with the provisions of the New Jersey Banking Act of 1948, as amended and the National Bank Merger Act, as amended, and UTB shall be the surviving bank (the 'SURVIVING BANK'). Upon the consummation of the Bank Merger, the separate existence of the Bank shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of the Bank and UTB and all of the property, rights, powers and franchises of each of the Bank and UTB shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Bank and UTB and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, the certificate of incorporation and bylaws of UTB shall become the certificate of incorporation and bylaws of the Surviving Bank, the officers and employees of UTB and the officers and employees of the Bank shall be the officers and employees of the Surviving Bank with such additions as the Board of Directors of UTB shall determine, and the directors of UTB shall be the directors of the Surviving Bank with the additions from the directors of Vista as specified herein. In connection with the execution of this Agreement, the Bank and UTB shall execute and deliver a separate merger agreement (the 'BANK MERGER AGREEMENT') in substantially the form of Exhibit A, annexed hereto, for delivery to the appropriate regulatory authorities for approval of the Bank Merger.

                                   ARTICLE II
                  CONVERSION OF VISTA COMMON STOCK AND OPTIONS

    Each share of common stock, $.50 par value, of Vista ('VISTA COMMON STOCK'), issued and outstanding immediately prior to the Effective Time, and each option to purchase shares of Vista Common Stock validly issued pursuant to the 1998 Stock Compensation Plan of Vista (the 'VISTA OPTION PLAN') and outstanding immediately prior to the Effective Time and listed on Section 3.2 of the Vista Disclosure Schedule (each a 'VISTA OPTION') shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted or cancelled at the Effective Time in accordance with this Article II.

    2.1 Conversion of Vista Capital Stock. At the Effective Time, without any action on the part of United, Vista or the holder of any of the shares of Vista Common Stock, the Merger shall be effected in accordance with the following terms:

        (a) All shares of Vista Common Stock owned directly by Vista (including treasury shares) or United (other than shares in trust accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired and shall not represent capital stock of the Surviving Corporation and shall not be exchanged for shares of common stock, par value $1.25 per share of United ('United Common Stock'), cash or other consideration.

        (b) Each outstanding share of Vista Common Stock is to be converted into the right to receive shares of United Common Stock and shall, subject to
    Section 2.1(e), be converted into and become the right to receive a number of shares of United Common Stock (together with the requisite number of rights (the 'United Rights') issued pursuant to the United Rights Agreement (as defined in Section 4.2)) equal to the Cash Election Price divided by the Average Pre-Closing Price of United Common Stock (the 'Exchange Ratio'). For purposes of this Agreement, 'Average Pre-Closing Price of United Common Stock' shall mean the average of the closing prices of shares of United Common Stock as reported on the NASDAQ/NMS for the ten consecutive full trading days ending on (and including) the Determination Date. The Average Pre-Closing Price of United Common Stock shall be calculated to the nearest one-hundredth of one percent and the Exchange Ratio shall be calculated to the nearest ten thousandth.

        (c) Each outstanding share of Vista Common Stock which under the terms of Section 2.2 is to be converted into the right to receive cash shall be converted into the right to receive the sum of (x) .75 times 1.17 times the Average Pre-Closing Price of United Common Stock and (y) .25 times $28.36 (the 'Cash Election Price').

        (d) The Exchange Ratio set forth above shall be subject to appropriate adjustments in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding United Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in United's capitalization (a 'Capital Change'). In addition, if United enters into an agreement pursuant to which shares of United Common Stock would be converted, prior to the Effective Time, into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each Vista stockholder shall be entitled to receive at the Effective Time such number of shares or other securities or amount of obligations of such other corporation as such stockholder would be entitled to receive if the Effective Time had occurred immediately prior to the consummation of such conversion.

        (e) No fractional shares of United Common Stock shall be issued pursuant to the Merger, and, in lieu thereof, each holder of Vista Common Stock who would otherwise be entitled to a fractional interest will receive an amount in cash determined by multiplying such fractional interest by the Average Pre-Closing Price of United Common Stock.

    2.2 Election Procedures. An election form as United and Vista shall mutually agree ('Election Form') will be sent no later than 15 Business Days prior to the expected Effective Time (provided that it need not be sent until the requisite regulatory approvals as set forth in Section 5.6 have been obtained) to each holder of record of Vista Common Stock (each a 'Record Holder') permitting such Record Holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive United Common Stock with respect to each share of such holder's Vista Common Stock as provided herein (the 'Vista Stock Election Shares') or (ii) to elect to receive cash with respect to each share of such holder's Vista Common Stock as provided herein (the 'Vista Cash Election Shares'). Any shares of Vista Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made such an election by submission to an exchange agent that United shall designate with Vista's reasonable consent (the 'Exchange Agent'), on an effective, properly completed Election Form shall be deemed to be Vista Stock Election Shares.

    The term 'Election Deadline', as used below shall mean 5:00 p.m., Eastern time, on the 20th Business Day following but not including the date of mailing of the Election Form or such other date as Vista and United shall mutually agree upon.

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

    Any election to receive United Common Stock or cash shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice is actually received by the Exchange Agent at or prior to the Election Deadline. The certificate or certificates representing Vista Common Stock relating to any revoked Election Form shall be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. The Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

    (a) Within five Business Days after the Election Deadline, the Exchange Agent shall calculate the allocation among holders of Vista Common Stock of rights to receive United Common Stock or cash in the Merger in accordance with the Election Forms as follows:

        (i) If the number of Vista Cash Election Shares is greater than the quotient of (x) $37,615,527 divided by (y) the Cash Election Price (the 'Cash Conversion Shares'), then:

           (1) all Vista Stock Election Shares will be converted into the right to receive United Common Stock, and

           (2) each Vista Cash Election Shares will be converted into the right to receive United Common Stock and cash in the following manner:

               (A) a proration factor (the 'Cash Proration Factor') shall be determined by dividing (x) $37,615,527, by (y) the product of the number of Vista Cash Election Shares multiplied by the Cash Election Price;

               (B) the number of Vista Cash Election Shares held by each holder of shares of Vista Common Stock that will be converted into the right to receive cash pursuant to the terms of
                   Section 2.1(c) shall be determined by multiplying the Cash Proration Factor by the number of Vista Cash Election Shares held by such holder; and

               (C) all Vista Cash Election Shares other than those shares converted into the right to receive cash in accordance with the preceding subparagraph (B) shall be converted into the right to receive United Common Stock in accordance with the terms of Section 2.1(b); or

        (ii) If the number of Vista Cash Election Shares is less than the Cash Conversion Shares, then:

           (1) all Vista Cash Election Shares will be converted into the right to receive cash; and

           (2) each Vista Stock Election Share will be converted into the right to receive United Common Stock and cash in the following manner:

               (A) a proration factor (the 'Stock Proration Factor') shall be determined by dividing the Stock Conversion Shares (as defined below) by the number of Vista Stock Election Shares. The 'Stock Conversion Shares' shall mean the difference between (x) the total number of shares of Vista Common Stock outstanding immediately prior to the Effective Time minus
                   (y) the Cash Conversion Shares;

               (B) the number of Vista Stock Election Shares held by each holder of shares of Vista Common Stock that will be converted into the right to receive shares of United Common Stock pursuant to the terms of Section 2.1(b) shall be determined by multiplying the Stock Proration Factor by the number of Vista Stock Election Shares held by such holder; and

               (C) all Vista Stock Election Shares other than those shares converted into the right to receive United Common Stock in accordance with the preceding subparagraph (B) shall be converted into the right to receive cash in accordance with the terms of Section 2.1(c); or

        (iii) If the number of Vista Stock Election Shares is equal to the number of Stock Conversion Shares and the Number of Vista Cash Election Shares is equal to the number of Cash Conversion Shares, then subparagraphs
    (i) and (ii) above shall not apply and all United Common Stock and all Vista Cash Election Shares will be converted into the right to receive cash.

    (b) Upon surrender of certificates which, immediately prior to the Effective Time, represented outstanding shares of Vista Common Stock (the 'Certificates') for exchange and cancellation to the Exchange Agent, together with a mutually agreed upon letter of transmittal, duly executed, (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) the Record Holder shall be entitled to promptly receive in exchange for such Certificates, the United Common Stock, any cash payment in lieu of United Common Stock elected by such Record Holder, and cash in lieu of a fractional share, as provided in
Section 2.1 hereof and the Certificates so surrendered shall be canceled. The Exchange Agent shall not be obligated to deliver or cause to be delivered to any Record Holder, the United Common Stock or any cash payment for a fractional share or in lieu of United Common Stock elected by such Record Holder pursuant to Section 2.1, to which such Record Holder would otherwise be entitled until such Record Holder surrenders the Certificates for exchange or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and/or a bond as may be reasonably required in each case by United. Notwithstanding the time of surrender of the Certificates, Record Holders shall be deemed stockholders of United for all purposes from the Effective Time, except that United shall withhold the payment of dividends from any Record Holder until such Record Holder effects the exchange of Certificates for the United Common Stock and any cash payment in lieu of United Common Stock elected by such Record Holder pursuant to Section 2.1. Such Record Holder shall receive such withheld dividends, without interest, upon effecting the share exchange.

    (c) After the Effective Time, there shall be no transfers on the stock transfer books of Vista of the shares of Vista Common Stock which were outstanding immediately prior to the Effective Time and, if any Certificates representing such shares are presented for transfer, they shall be canceled and exchanged for the consideration as provided in Section 2.1 hereof.

    (d) If payment of the United Common Stock or any cash payment for a fractional share or in lieu of United Common Stock elected by a Record Holder pursuant to Section 2.1 hereof is to be made in a name other than that in which the Certificates surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than that of the registered holder of the Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    (e) With respect to each outstanding Vista Option the Exchange Agent shall, after the Effective Time, distribute to the Optionee an amendment to the option grant evidencing the conversion of the grant to an option to purchase United Common Stock in accordance with Section 2.6 hereof.

    2.3. No Dissenters' Rights. Consistent with the provisions of the NJBCA, no stockholder of Vista shall have appraisal rights with respect to the Merger.

    2.4. Cancelled Shares. Each share of Vista Common Stock (i) which is held by Vista as treasury stock or (ii) which is held by Bank or any other direct or indirect subsidiary of Bank (except as trustee or in a fiduciary capacity) or
(iii) which is held by United, shall be canceled and retired at the Effective Time.

    2.5. United Shares. The shares of United Common Stock outstanding at the Effective Time shall not be affected by the Merger, but along with the additional shares of United Common Stock to be issued as provided in
Section 2.1 hereof, shall become the outstanding common stock of the Surviving Corporation.

    2.6 Vista Stock Options. At the Effective Time, each outstanding Vista Option held by any person (an 'OPTIONEE') under the Vista Option Plan shall be converted into a option to purchase United Common Stock (a 'STOCK OPTION'), wherein (x) the right to purchase shares of Vista Common Stock pursuant to the Vista Option shall be converted into the right to purchase that same number of shares of United Common Stock multiplied by the Exchange Ratio, (y) the option exercise price per share of United Common Stock shall be the previous option exercise price per share of Vista Common Stock divided by the Exchange Ratio and
(z) in all other material respects the option shall be subject to the same terms and conditions as governed the Vista Option on which it was based, including the length of time within which the option may be exercised and for any options which are 'incentive stock options' (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the 'CODE')), the adjustments shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code. Shares of United Common Stock issuable upon exercise of Stock Options shall be covered by an effective registration statement on Form S-8, and United shall file a registration statement on Form S-8 covering such shares as soon as practicable after the Effective Time, but in no event later than 45 days after the Effective Time.

    United may elect, by notice served on Vista at least 2 business days prior to the Closing Date, to exchange cash in lieu of Stock Options for up to 25% of the total number of Vista Options (pro rated among the holders of such Vista Options) outstanding at the Effective Time. The cash payment per Vista Option in lieu of converting such Vista Option into a Stock Option shall be calculated as the Exchange Ratio multiplied by $24.24, less the exercise price of the Vista Option.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF VISTA

    References herein to 'Vista Disclosure Schedule' shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered on the date hereof by Vista to United. Vista hereby represents and warrants to United as follows:

    3.1. Corporate Organization.

    (a) Vista is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Vista has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of Vista on a consolidated basis. Vista is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ('BHCA').

    (b) Each of the Subsidiaries of Vista are listed in the Vista Disclosure Schedule. The term 'Subsidiary', when used in this Agreement with respect to Vista, means any corporation, joint venture, association, partnership, trust or other entity in which Vista has, directly or indirectly at least a 50% interest or acts as a general partner. Each Subsidiary of Vista is duly organized, validly existing and in good standing under the laws of its state of incorporation. The Bank is a national banking association whose deposits are insured to the fullest extent permitted by law by the Bank Insurance Fund of the Federal Deposit Insurance Corporation ('FDIC') (the 'BIF') and the Savings Association Insurance Fund of the FDIC (the 'SAIF'). Each Subsidiary of Vista has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of Vista and its Subsidiaries on a consolidated basis. The Vista Disclosure Schedule sets forth true and complete copies of the Certificates of Incorporation or Charter, as the case may be, and Bylaws of Vista and each Vista Subsidiary as in effect on the date hereof. Except as set forth in the Vista Disclosure Schedule, Vista does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity and owns no real estate, except (i) residential real estate acquired through foreclosure or deed in lieu of foreclosure in each individual instance with a fair market value less than $100,000 and (ii) real estate used for its banking premises.

    3.2. Capitalization.

    The authorized capital stock of Vista consists of 10,000,000 shares of Vista Common Stock. As of the date hereof, there were 5,385,234 shares of Vista Common Stock issued and outstanding, and 79,800 shares issued and held in the treasury. As of the date hereof, there were 61,119 shares of Vista Common Stock issuable upon exercise of outstanding Vista Options (the 'OPTION SHARES') granted to executive officers of Vista or the Bank pursuant to the Vista Option Plan. The Vista Disclosure Schedule sets forth (i) all options which may be exercised for issuance of Vista Common Stock and the terms upon which the options may be exercised, and (ii) true and complete copies of each of the Vista Option Plan and a specimen of each form of agreement pursuant to which any outstanding stock option was granted, including a list of each outstanding stock option issued pursuant thereto. All issued and outstanding shares of Vista Common Stock, and all issued and outstanding shares of capital stock of each Vista Subsidiary, have been duly authorized and validly issued, are fully paid, and nonassessable. The authorized capital stock of the Bank consists of 5,000,000 shares of common stock, $5.00 par value and no shares of preferred stock. All of the outstanding shares of capital stock of each Vista Subsidiary are owned by Vista and are free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the Vista Options and the United Stock Option, neither Vista nor any Vista Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Vista or any Vista Subsidiary or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

    3.3. Authority; No Violation.

    (a) Subject to the approval of this Agreement and the transactions contemplated hereby by the stockholders of Vista, and subject to the parties obtaining all necessary regulatory approvals, Vista and the Bank have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Vista and the Bank. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of the Bank. Except for the approvals described in paragraph (b) below, no other corporate proceedings on the part of Vista or the Bank are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Vista and the Bank, and constitutes valid and binding obligations of Vista and the Bank, enforceable against Vista and the Bank in accordance with its terms, except to the extent that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of national banks, (ii) general equitable principles, and (iii) laws relating to the safety and soundness of insured depository institutions and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief.

    (b) Neither the execution and delivery of this Agreement by Vista and the Bank, nor the consummation by Vista and the Bank of the transactions contemplated hereby in accordance with the terms hereof, or compliance by Vista and the Bank with any of the terms or provisions hereof, will (i) violate any provision of Vista's Amended Certificate of Incorporation or the Bank's Articles of Association, as the case may be, or their respective Bylaws, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Vista or the Bank or any of their respective properties or assets, or (iii) except as set forth in the Vista Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Vista or the Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Vista or the Bank is a party, or by which either or both of them or any of their respective properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually and in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Vista and its Subsidiaries on a consolidated basis, and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Office of the Comptroller of the Currency ('OCC'), the Commissioner of Banking and Insurance of the State of New Jersey (together with the Department of Banking and Insurance, the 'COMMISSIONER'), the Department of Banking of the Commonwealth of Pennsylvania, the Board of Governors of the Federal Reserve System ('FRB'), the Securities and Exchange Commission ('SEC'), applicable state securities bureaus or commissions, the New Jersey Secretary of State, and the stockholders of Vista, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Vista or the Bank in connection with (x) the execution and delivery by Vista and the Bank of this Agreement and (y) the consummation by Vista and the Bank of the transactions contemplated hereby and (z) the execution and delivery by the Bank of the Bank Merger Agreement and the consummation by the Bank of the transactions contemplated thereby.

    3.4. Financial Statements.

    (a) The Vista Disclosure Schedule sets forth copies of the consolidated statements of condition of Vista as of December 31, 2000, 1999 and 1998 and the related consolidated statements of income, stockholders' equity and cash flows for the periods ended December 31 in each of the three years 1998 through 2000, in each case accompanied by the audit report of McGladry & Pullen, LLC, or its predecessor firm Rudolph, Palitz LLC, independent public accountants with respect to Vista, and the unaudited consolidated statements of condition of Vista as of September 30, 2001 and related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the nine months then ended as reported in Vista's Quarterly Report on Form 10-Q, filed with the SEC under the Securities and Exchange Act of 1934, as amended (the '1934 ACT') (collectively, the 'VISTA FINANCIAL STATEMENTS'). The Vista Financial Statements (including the related notes) have been prepared in accordance with generally accepted accounting principles ('GAAP') consistently applied during the periods involved, and fairly present the consolidated financial condition of Vista as of the respective dates set forth therein, and the related consolidated statements of income, stockholders' equity and cash flows fairly present the results of the consolidated operations, stockholders' equity and cash flows of Vista for the respective periods set forth therein. The parties acknowledge, however, that Vista's statements for the nine months ended September 30, 2001 are unaudited.

    (b) The books and records of Vista and its Subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

    (c) Except as and to the extent reflected, disclosed or reserved against in the Vista Financial Statements (including the notes thereto), as of September 30, 2001 neither Vista nor any of its Subsidiaries had any material liabilities, whether absolute, accrued, contingent or otherwise material to the business, operations, assets or financial condition of Vista or any of its Subsidiaries. Since September 30, 2001 and to the date hereof, neither Vista nor any of its Subsidiaries have incurred any material liabilities except in the ordinary course of business and consistent with prudent banking practice, except as specifically contemplated by this Agreement.

    3.5. Brokerage Fees; Financial Advisor. Other than Keefe, Bruyette & Woods ('Broker'), neither Vista nor any of its Subsidiaries nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. Copies of Vista's agreements with Broker are set forth in the Vista Disclosure Schedule. Broker has delivered to Vista its written opinion with respect to the fairness, from a financial point of view, of the Exchange Ratio to the stockholders of Vista in the Merger. There are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by Vista or any of its Subsidiaries other than fees which will be payable by Vista to Broker.

    3.6. Absence of Certain Changes or Events.

    (a) There has not been any material adverse change in the business, operations, assets or financial condition of Vista and its Subsidiaries on a consolidated basis since September 30, 2001 and, to Vista's knowledge, no facts or conditions exist (other than regional or national economic conditions which affect financial institutions generally) which Vista believes will cause or are likely to cause such a material adverse change in the future.

    (b) Except as set forth in the Vista Disclosure Schedule, neither Vista nor any of its Subsidiaries has taken or permitted any of the actions set forth in
Section 5.2 hereof between September 30, 2001 and the date hereof and Vista and the Vista Subsidiaries have conducted their business only in the ordinary course, consistent with past practice.

    3.7. Legal Proceedings. Except as disclosed in the Vista Disclosure Schedule, neither Vista nor any of its Subsidiaries is a party to any, and there are no pending or, to Vista's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature ('LEGAL PROCEEDINGS') against Vista or any of its Subsidiaries. Except as disclosed in the Vista Disclosure Schedule, neither Vista nor any of its Subsidiaries is a party to any order, judgment or decree entered against Vista or any Vista Subsidiary in any Legal Proceeding.

    3.8. Taxes and Tax Returns.

    (a) Vista and each Vista Subsidiary have duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ('RETURNS') required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and each has duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith and are set forth in the Vista Disclosure Schedule. Vista and each Vista Subsidiary have established (and until the Effective Time will establish) on their books and records reserves for the payment of all federal, state and local taxes not yet due and payable, but incurred in respect of Vista or any Vista Subsidiary through such date, which reserves are, to the knowledge of Vista, adequate for such purposes. Except as set forth in the Vista Disclosure Schedule, the federal income tax returns of Vista and its Subsidiaries have been examined by the Internal Revenue Service (the 'IRS') (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. Except as set forth in the Vista Disclosure Schedule, the applicable state income tax returns of Vista and its Subsidiaries have been examined by the applicable authorities (or are closed to examination due to the expiration of the statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the knowledge of Vista, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, taxes or assessments upon Vista or any of its Subsidiaries, nor has Vista or any of its Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

    (b) Except as set forth in the Vista Disclosure Schedule, neither Vista nor any of its Subsidiaries (i) has requested any extension of time within which to file any tax Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by Vista or any Vista Subsidiary (nor does Vista have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply.

    3.9. Employee Benefit Plans.

    (a) Except as disclosed in the Vista Disclosure Schedule, neither Vista nor any of its Subsidiaries maintains or contributes to any 'employee pension benefit plan', within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ('ERISA') (the 'VISTA PENSION PLANS'), 'employee welfare benefit plan', within the meaning of Section 3(1) of ERISA (the 'VISTA WELFARE PLANS'), stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement. Neither Vista nor any of its Subsidiaries has, since September 2, 1974, contributed to any 'Multiemployer Plan', within the meaning of Sections 3(37) and 4001(a)(3) of ERISA.

    (b) Vista has delivered to United in the Vista Disclosure Schedule a complete and accurate copy of each of the following with respect to each of the Vista Pension Plans and Vista Welfare Plans: (i) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any; (iv) most recent actuarial report, if any; and (v) most recent annual report on Form 5500.

    (c) The present value of all accrued benefits both vested and non-vested under each of the Vista Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for purposes of the most recent actuarial valuation prepared by such Vista Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits. To the best of Vista's knowledge, the actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.

    (d) During the last six years, the Pension Benefit Guaranty Corporation (the 'PBGC') has not asserted any claim for liability against Vista or any of its Subsidiaries which has not been paid in full.

    (e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each Vista Pension Plan have been paid. All contributions required to be made to each Vista Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of Vista and its Subsidiaries which have not been paid have been properly recorded on the books of Vista and its Subsidiaries.

    (f) Except as disclosed on the Vista Disclosure Schedule, each of the Vista Pension Plans, the Vista Welfare Plans and each other plan and arrangement identified on the Vista Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter, which takes into account the Tax Reform Act of 1986 and subsequent legislation through the date of such determination letter, with respect to each of the Vista Pension Plans and Vista is not aware of any fact or circumstance which would disqualify any such plan, that could not be retroactively corrected (in accordance with the procedures of the IRS).

    (g) To the knowledge of Vista, within the past two plan years no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or
Section 406 of ERISA, has occurred with respect to any of the Vista Welfare Plans or Vista Pension Plans.

    (h) No Vista Pension Plan or any trust created thereunder has been terminated, nor have there been any 'reportable events', within the meaning of
Section 4034(b) of ERISA, with respect to any of the Vista Pension Plans.

    (i) To the knowledge of Vista, no 'accumulated funding deficiency', within the meaning of Section 412 of the Code, has been incurred with respect to any of the Vista Pension Plans at the last valuation date.

    (j) There are no pending, or, to the knowledge of Vista, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Vista Pension Plans or the Vista Welfare Plans, any trusts related thereto or any other plan or arrangement identified in the Vista Disclosure Schedule.

    (k) Except as disclosed in the Vista Disclosure Schedule, no Vista Pension or Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee's retirement or other termination of service, other than
(i) coverage mandated by law, or (ii) death benefits under any Vista Pension
Plan.

    (l) Except with respect to customary health, life and disability benefits or as disclosed in the Vista Disclosure Schedule, there are no unfunded benefits obligations which are not accounted for by reserves shown on the Vista Financial Statements and established under GAAP, or otherwise noted on such financial statements.

    (m) Except as disclosed in the Vista Disclosure Schedule, with respect to each Vista Pension and Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of Vista or any Vista Subsidiary as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

    (n) Except as hereafter agreed to by United in writing or as disclosed on the Vista Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Vista or any Vista Subsidiary to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment, accelerate the vesting, or increase the amount, of any compensation or benefits due to any current employee or former employee under any Vista Pension Plan or Vista Welfare Plan.

    3.10. Reports.

    (a) The Vista Disclosure Schedule lists, and as to item (i) below Vista has previously delivered or made available to United a complete copy of, each
(i) final registration statement, prospectus, annual, quarterly or special report and definitive proxy statement filed by Vista since January 1, 1995 pursuant to the Securities Act of 1933, as amended ('1933 ACT'), or the 1934 Act and (ii) communication (other than general advertising materials, press releases and dividend checks) mailed by Vista to its stockholders as a class since January 1, 1995.

    (b) Since January 1, 1995, (i) Vista has filed all reports that it was required to file with the SEC under the 1934 Act, and (ii) Vista and the Bank each has duly filed all material forms, reports and documents which they were required to file with each agency charged with regulating any aspect of their business, in each case in form which was correct in all material respects, and, subject to permission from such regulatory authorities, Vista promptly will deliver or make available to United accurate and complete copies of such reports. As of their respective dates, each such form, report, or document referred to in either of clauses (i) or (ii) above, and each final registration statement, prospectus, annual, quarterly or special report, definitive proxy statement or communication referred to in either of clauses (i) or (ii) of paragraph (b) above, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information contained in any such document as of a later date shall be deemed to modify information as of an earlier date. The Vista Disclosure Schedule lists the dates of all examinations of Vista or the Bank conducted by the Commissioner, the OCC or the FDIC since January 1, 1995 and the dates of any responses thereto submitted by Vista or the Bank.

    3.11. Vista and Bank Information. The information relating to Vista and the Bank to be contained in the Joint Proxy Statement/Prospectus (as defined in Section 5.6(a) hereof) to be delivered to stockholders of Vista and United in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby, as of the dates the Joint Proxy Statement/Prospectus is mailed to stockholders of Vista and United, respectively, and up to and including the dates of each of the meetings to which such Joint Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    3.12. Compliance with Applicable Law.

    (a) General. Except as set forth in the Vista Disclosure Schedule, each of Vista and the Vista Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to each, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Vista or any of its Subsidiaries (other than where such defaults or non-compliances will not, alone or in the aggregate, result in a material adverse effect on the business, operations, assets or financial condition of Vista and its Subsidiaries on a consolidated basis) and Vista has not received notice of violation of, and does not know of any violations of, any of the above.

    (b) CRA. Without limiting the foregoing, to its knowledge the Bank has complied in all material respects with the Community Reinvestment Act ('CRA') and Vista has received no written notice that any person or group would object to the consummation of a merger involving the Bank due to the CRA performance of or rating of the Bank. Except as listed on the Vista Disclosure Schedule to the knowledge of the Bank, no person or group has adversely commented upon the Bank's CRA performance. The most recent CRA rating received by the Bank was 'Satisfactory.'

    3.13. Certain Contracts.

    (a) Except as disclosed in the Vista Disclosure Schedule under this Section or Section 3.5, (i) neither Vista nor any Vista Subsidiary is a party to or bound by any contract or understanding (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Vista or any Vista Subsidiary to any officer, employee, director or consultant thereof. The Vista Disclosure Schedule sets forth true and correct copies of all employment agreements or termination agreements with officers, employees, directors, or consultants to which Vista or any Vista Subsidiary is a party.

    (b) Except as disclosed in the Vista Disclosure Schedule, (i) as of the date of this Agreement, neither Vista nor any Vista Subsidiary is a party to or bound by any commitment, agreement or other instrument which contemplates the payment by Vista or any Vista Subsidiary of amounts in excess of $100,000, or which has a term extending beyond December 31, 2001 and cannot be terminated by Vista or its subsidiary without consent of the other party thereto, (ii) no commitment, agreement or other instrument to which Vista or any Vista Subsidiary is a party or by which any of them is bound limits the freedom of Vista or any Vista Subsidiary to compete in any line of business or with any person, and (iii) neither Vista nor any Vista Subsidiary is a party to any collective bargaining agreement.

    (c) Except as disclosed in the Vista Disclosure Schedule, neither Vista nor any Vista Subsidiary nor, to the knowledge of Vista, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment or arrangement.

    3.14. Properties and Insurance.

    (a) Vista and its Subsidiaries have good, and as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Vista's consolidated balance sheet as of September 30, 2001, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since September 30, 2001), subject to no encumbrances, liens, mortgages, security interests or pledges, except
(i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of Vista and its Subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports delivered to United prior to the date hereof. Vista and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by them.

    (b) The Vista Disclosure Schedule lists all policies of insurance and bonds covering business operations and all insurable properties and assets of Vista and its Subsidiaries showing all risks insured against, in each case under valid, binding and enforceable policies or bonds, with such amounts and such deductibles as are specified. As of the date hereof, neither Vista nor any of its Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

    3.15. Minute Books. The minute books of Vista and its Subsidiaries contain records that are accurate in all material respects of all meetings and other corporate action held of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

    3.16. Environmental Matters. Except as set forth in the Vista Disclosure
Schedule:

        (a) Neither Vista nor any Vista Subsidiary has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Vista or such Vista Subsidiary (either directly or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters, which correction or cleanup would be material to the business, operations, assets or financial condition of Vista and the Vista Subsidiaries taken as a whole. Vista has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by Vista or any Vista Subsidiary, as OREO or otherwise, or owned or controlled by Vista or any Vista Subsidiary as a trustee or fiduciary (collectively, 'PROPERTIES'), in any manner that violates or, after the lapse of time may violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials.

        (b) Vista has no knowledge that any of the Properties has been operated in any manner in the three years prior to the date of this Agreement that violated any applicable federal, state or local law or regulation governing or pertaining to toxic or hazardous substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of Vista and the Vista Subsidiaries taken as a whole.

        (c) To the knowledge of Vista, there are no underground storage tanks on, in or under any of the Properties and no underground storage tanks have been closed or removed from any of the Properties while the property was owned, operated or controlled by Vista or any Vista Subsidiary.

    3.17. Reserves. The reserve for loan and lease losses in the September 30, 2001 Vista Financial Statements was, to Vista's knowledge, adequate based upon past loan loss experiences and potential losses in the current portfolio to cover all then known or anticipated loan losses.

    3.18. No Excess Parachute Payments. Except as disclosed in the Vista Disclosure Schedule, no officer, director, employee or agent (or former officer, director, employee or agent) of Vista or any Vista Subsidiary is entitled now, or will or may be entitled to as a consequence of this Agreement, the Merger or the Bank Merger, to any payment or benefit from Vista, a Vista Subsidiary, United or UTB which if paid or provided would constitute an 'excess parachute payment', as defined in Section 280G of the Code or regulations promulgated thereunder.

    3.19. Agreements with Bank Regulators. Except as disclosed in the Vista Disclosure Schedule, neither Vista nor any Vista Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ('GOVERNMENTAL ENTITY') which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to United by Vista prior to the date of this Agreement, nor has Vista been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to United by Vista prior to the date of this Agreement. Neither Vista nor any Vista Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to United by Vista prior to the date of this Agreement.

    3.20. Disclosure. No representation or warranty contained in Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

    3.21. Board Approval. This Agreement, and the transactions contemplated hereby, have been approved by eighty percent (80%) or more of the entire Board of Directors of Vista.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF UNITED

    References herein to the 'UNITED DISCLOSURE SCHEDULE' shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, which have been delivered on the date hereof by United to Vista. United hereby represents and warrants to Vista as follows:

    4.1. Corporate Organization.

    (a) United is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey. United has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of United or its Subsidiaries (defined below). United is registered as a bank holding company under the BHCA.

    (b) Each of the Subsidiaries of United are listed in the United Disclosure Schedule. The term 'Subsidiary' when used in this Agreement with reference to United, means any corporation, joint venture, association, partnership, trust or other entity in which United has, directly or indirectly, at least a 50% interest or acts as a general partner. Each Subsidiary of United is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation. UTB is a New Jersey chartered bank whose deposits are insured by the BIF and the SAIF to the fullest extent permitted by law. Each Subsidiary of United has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of United and its Subsidiaries.

    4.2. Capitalization. The authorized capital stock of United consists of 25,000,000 shares of United Common Stock and 1,000,000 shares of preferred stock ('UNITED PREFERRED STOCK'). As of September 30, 2001, there were 16,190,764 shares of United Common Stock issued and outstanding, including 1,024,401 treasury shares and 3000 shares of restricted stock granted under the United National Bancorp Long Term Stock Based Incentive Plan (the 'UNITED OPTION PLAN'), and there were no shares of United Preferred Stock outstanding. Since September 30, 2001, to and including the date of this Agreement, no additional shares of United Common Stock have been issued except in connection with exercises of options granted under the United Option Plan or grants of restricted stock under the United Option Plan. As of September 30, 2001, except for 732,538 shares of United Common Stock issuable upon exercise of outstanding stock options granted pursuant to the United Option Plan and the Non-Employee Director Stock Option Plan (the 'UNITED DIRECTOR OPTION PLAN'), and except for shares of United Series A Preferred Stock and shares of United Common Stock reserved for issuance pursuant to the United Shareholder Rights Plan dated as of November 1, 2001 (the 'United Rights Plan'), there were no shares of United Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of United Common Stock, and all issued and outstanding shares of capital stock of United's Subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. All of the outstanding shares of capital stock of United's Subsidiaries are owned by United free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the options referred to above under the United Option Plan and the United Director Option Plan, neither United nor any of United's Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of United or United's Subsidiaries or any securities representing the right to otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares. No additional grants of awards, or exercises of outstanding awards, under the United Option Plan or United Director Option Plan, or repurchases of United Common Stock, prior to the Effective Time shall be required to be disclosed or reported to Vista to keep the representations in this section true or correct.

    4.3. Authority; No Violation.

    (a) United and UTB have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. United has a sufficient number of authorized but unissued shares of United Common Stock to pay the consideration for the Merger set forth in
Article II of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of United and UTB. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of UTB. No other corporate proceedings on the part of United and UTB are necessary to consummate the transactions contemplated hereby (except for the approval by United of the Bank Merger Agreement and except for any stockholder approval that may be required by the NASDAQ/NMS listing rules). This Agreement has been duly and validly executed and delivered by United and UTB and constitutes a valid and binding obligation of United and UTB, enforceable against United and UTB in accordance with its terms, except to the extent that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of New Jersey-chartered banks, (ii) general equitable principles, and (iii) laws relating to the safety and soundness of insured depository institutions and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief.

    (b) Neither the execution or delivery of this Agreement nor the consummation by United and UTB of the transactions contemplated hereby in accordance with the terms hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of United or the Articles of Association or Bylaws of UTB,
(ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to United or UTB or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of United or UTB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which United or UTB is a party, or by which United or UTB or any of their properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of United and United's Subsidiaries on a consolidated basis, or the ability of United and UTB to consummate the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the OCC, the FRB, the New Jersey Secretary of State, the SEC, or applicable state securities bureaus or commissions, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of United or UTB in connection with (a) the execution and delivery by United or UTB of this Agreement, (b) the consummation by United of the Merger and the other transactions contemplated hereby and
(c) the execution and delivery by UTB of the Bank Merger Agreement and the consummation by UTB of the Bank Merger and other transactions contemplated thereby. To United's knowledge, no fact or condition exists which United has reason to believe will prevent it or UTB from obtaining the aforementioned consents and approvals.

    4.4. Financial Statements.

    (a) United has previously delivered to Vista copies of the consolidated statements of financial condition of United as of December 31, 2000, 1999 and 1998, the related consolidated statements of income, changes in stockholders' equity and of cash flows for the periods ended December 31 in each of the three fiscal years 1998 through 2000, in each case accompanied by the audit report of KPMG LLP, the independent public accountants with respect to United, and the unaudited consolidated statements of condition of United as of September 30, 2001 and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the nine months then ended as reported in United's Quarterly Report on Form 10-Q, filed with the SEC under the 1934 Act (collectively, the 'UNITED FINANCIAL STATEMENTS'). The United Financial Statements (including the related notes), have been prepared in accordance with

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GAAP consistently applied during the periods involved (except as approved by such independent public accountants and disclosed therein), and fairly present the consolidated financial position of United as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and of cash flows (including the related notes, where applicable) fairly present the results of the consolidated operations and changes in stockholders' equity and of cash flows of United for the respective fiscal periods set forth therein. The parties acknowledge, however, that United's statements for the nine months ended September 30, 2001 are unaudited.

    (b) The books and records of United and its subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

    (c) Except as and to the extent reflected, disclosed or reserved against in the United Financial Statements (including the notes thereto), as of September 30, 2001 neither United nor any of its Subsidiaries had or has, as the case may be, any material obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of United or any of its Subsidiaries and which are required by GAAP to be disclosed in the United Financial Statements. Since September 30, 2001, neither United nor any of its Subsidiaries have incurred any material liabilities, except in the ordinary course of business and consistent with prudent banking practice.

    4.5. Brokerage Fees. Except as set forth in the United Disclosure Schedule, neither United nor UTB nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

    4.6. Absence of Certain Changes or Events. There has not been any material adverse change in the business, operations, assets or financial condition of United and United's Subsidiaries on a consolidated basis since September 30, 2001 and to United's knowledge, no fact or condition exists (other than regional or national economic conditions which affect financial institutions generally) which United believes will cause or is likely to cause such a material adverse change in the future.

    4.7. United Information. The information relating to United and its subsidiaries, this Agreement and the transactions contemplated hereby in the Registration Statement and Joint Proxy Statement/Prospectus (as defined in
Section 5.6(a) hereof), as of the dates of the mailing of the Joint Proxy Statement/Prospectus to stockholders of United and Vista, respectively, and up to and including the dates of each meeting to which such Joint Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    4.8. Capital Adequacy. As of the date of this Agreement each of United and UTB has, and at the Effective Time, after taking into effect the Merger and the transactions contemplated hereunder, each of United and UTB will have, sufficient capital to satisfy all applicable regulatory capital requirements.

    4.9. United Common Stock. At the Effective Time, the United Common Stock to be issued pursuant to the terms of Section 2.1, when so issued, shall be duly authorized, validly issued, fully paid, and non-assessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through United, with no personal liability attaching to the ownership thereof.

    4.10. Legal Proceedings. Except as disclosed in the United Disclosure Schedule, neither United nor its Subsidiaries is a party to any, and there are no pending or, to United's knowledge, threatened, Legal Proceedings against United or any of its Subsidiaries which, if decided adversely to United, or any of its Subsidiaries, would have a material adverse effect on the business, operations, assets or financial condition of United and its Subsidiaries on a consolidated basis. Except as disclosed in the United Disclosure Schedule, neither United nor any of United's

Subsidiaries is a party to any order, judgment or decree entered against United or any such Subsidiary in any Legal Proceeding which would have a material adverse effect on the business, operations, assets or financial condition of United and its Subsidiaries on a consolidated basis.

    4.11. Taxes and Tax Returns. United and its Subsidiaries have duly filed (and until the Effective Time will so file) all Returns required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and have duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith. United and its Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves for the payment of all federal, state and local taxes not yet due and payable, but incurred in respect of United and its Subsidiaries through such date, which reserves are, to the knowledge of United, adequate for such purposes. No deficiencies exist or have been asserted based upon the federal income tax returns of United and UTB.

    4.12. Employee Benefit Plans.

    (a) United and its Subsidiaries maintain or contribute to certain 'employee pension benefit plans' (the 'UNITED PENSION PLANS'), as such term is defined in
Section 3 of ERISA, and 'employee welfare benefit plans' (the 'UNITED WELFARE PLANS'), as such term is defined in Section 3 of ERISA. Since September 2, 1974, neither United nor its Subsidiaries have contributed to any 'Multiemployer Plan', as such term is defined in Section 3(37) of ERISA.

    (b) Each of the United Pension Plans and each of the United Welfare Plans has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations.

    (c) The present value of all accrued benefits both vested and non-vested under each of the United Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for purposes of the most recent actuarial valuation prepared by such United Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits. To the best of United's knowledge, the actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.

    (d) During the last six years, the PBGC has not asserted any claim for liability against United or any of its Subsidiaries which has not been paid in full.

    (e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each United Pension Plan have been paid. All contributions required to be made to each United Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of United and its Subsidiaries which have not been paid have been properly recorded on the books of United and its Subsidiaries.

    (f) Except as disclosed on the United Disclosure Schedule, each of the United Pension Plans, the United Welfare Plans and each other plan and arrangement identified on the United Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter, which takes into account the Tax Reform Act of 1986 and subsequent legislation through the date of such determination letter, with respect to each of the United Pension Plans and United is not aware of any fact or circumstance which would disqualify any such plan, that could not be retroactively corrected (in accordance with the procedures of the IRS).

    (g) To the knowledge of United, within the past two plan years no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or
Section 406 of ERISA, has occurred with respect to any of the United Welfare Plans or United Pension Plans.

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

    (h) No United Pension Plan or any trust created thereunder has been terminated, nor have there been any 'reportable events', within the meaning of
Section 4034(b) of ERISA, with respect to any of the United Pension Plans.

    (i) To the knowledge of United, no 'accumulated funding deficiency', within the meaning of Section 412 of the Code, has been incurred with respect to any of the United Pension Plans.

    4.13. Reports.

    (a) Each communication mailed by United to its stockholders since
January 1, 1995, and each annual, quarterly or special report, proxy statement or communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations enforced or promulgated by the applicable regulatory agency and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that disclosures as of a later date shall be deemed to modify disclosures as of an earlier date.

    (b) Since January 1, 1995, (i) United has filed all reports that it was required to file with the SEC under the 1934 Act, and (ii) United and UTB each has duly filed all material forms, reports and documents which they were required to file with each agency charged with regulating any aspect of their business, in each case in form which was correct in all material respects, and, subject to permission from such regulatory authorities, United promptly will deliver or make available to Vista accurate and complete copies of such reports. As of their respective dates, each such form, report, or document referred to in either of clauses (i) or (ii) above, and each final registration statement, prospectus, annual, quarterly or special report, definitive proxy statement or communication referred to in either of clauses (i) or (ii) of paragraph (b) above, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information contained in any such document as of a later date shall be deemed to modify information as of an earlier date. The United Disclosure Schedule lists the dates of all examinations of United or UTB conducted by either the OCC or the FDIC since January 1, 1995 and the dates of any responses thereto submitted by United or UTB.

    4.14. Compliance with Applicable Law. United and its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority or the NASDAQ/NMS relating to United and its Subsidiaries (other than where such default or non-compliance will not result in a material adverse effect on the business, operations, assets or financial condition of United and its Subsidiaries on a consolidated basis) and United has not received notice of violations of, and does not know of any violations (other than violations which will not, alone or in the aggregate, result in a material adverse effect on the business operations, assets or financial condition of United and its Subsidiaries on a consolidated basis) of, any of the above. Without limiting the foregoing, to its knowledge UTB has complied in all material respects with the CRA and United has received no written notice that any person or group would object to the consummation of a merger involving UTB due to the CRA performance or rating of UTB. To the knowledge of United, except as listed on the United Disclosure Schedule, no person or group has adversely commented upon UTB's CRA performance. The most recent CRA rating received by UTB was 'Satisfactory.'

    4.15. Properties and Insurance.

    (a) United and its Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in United's consolidated balance sheet as of September 30, 2001, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since September 30, 2001). United and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all real property leased by them in all material respects as presently occupied, used, possessed and controlled by them.

    (b) The business operations and all insurable properties and assets of United and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of United should be insured against, in each case under valid, binding and enforceable policies or bonds, with such deductibles and against such risks and losses as are in the opinion of the management of United adequate for the business engaged in by United and its Subsidiaries. As of the date hereof, neither United nor any of its Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

    4.16. Minute Books. The minute books of United and its Subsidiaries contain records that are accurate in all material respects of all meetings and other corporate action held of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

    4.17. Environmental Matters. Except as disclosed in the United Disclosure Schedule, neither United nor any of its Subsidiaries has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that United or any of its Subsidiaries (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or clean-up of any condition material to the business, operations, assets or financial condition of United or its Subsidiaries. Except as disclosed in the United Disclosure Schedule, United has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property owned or leased by United or any of its Subsidiaries, as OREO or otherwise, or owned or controlled by United or any of its Subsidiaries as a trustee or fiduciary in any manner, that violates or, after the lapse of time may violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of United and its Subsidiaries on a consolidated basis.

    4.18. Reserves. The allowance for possible loan and lease losses in the September 30, 2001 United Financial Statements was, to United's knowledge, adequate at the time based upon past loan loss experiences and potential losses in the portfolio at the time to cover all then known or anticipated loan losses.

    4.19. Agreements with Bank Regulators. Except as disclosed in the United Disclosure Schedule, neither United nor any United Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to Vista by United prior to the date of this Agreement, nor has United been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to Vista by United prior to the date of this Agreement. Neither United nor any United Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to Vista by United prior to the date of this Agreement.

    4.20. Disclosures. No representation or warranty contained in Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

                                   ARTICLE V
                            COVENANTS OF THE PARTIES

    5.1. Conduct of the Business of Vista. During the period from the date of this Agreement to the Effective Time, Vista shall, and shall cause each of its Subsidiaries to, conduct its respective business and engage in transactions permitted hereunder only in the ordinary course and consistent with prudent banking practice, except with the prior written consent of United, which consent will not be unreasonably withheld. Vista also shall use all reasonable efforts to (i) preserve its business organization and that of each Vista Subsidiary intact, (ii) keep available to itself the present services of its employees and those of its Subsidiaries, provided that neither Vista nor any of its Subsidiaries shall be required to take any unreasonable or extraordinary act or any action which would conflict with any other term of this Agreement, and
(iii) preserve for itself and United the goodwill of its customers and those of its Subsidiaries and others with whom business relationships exist.

    5.2. Negative Covenants and Dividend Covenants.

    (a) Vista agrees that from the date hereof to the Effective Time, except as set forth in Section 5.2 of the Vista Disclosure Schedule or as otherwise approved by United in writing or as permitted or required by this Agreement, it will not, nor will it permit any of its Subsidiaries to:

        (i) change any provision of its Certificate of Incorporation or Charter, as the case may be, or Bylaws or any similar governing documents;

        (ii) except for the issuance of Vista Common Stock pursuant to the present terms of the outstanding Vista Options and the United Stock Option and as disclosed in the Vista Disclosure Schedule, change the number of shares of its authorized or issued common or preferred stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Vista or any Vista Subsidiary or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any shares of such capital stock, other than Vista's regular quarterly cash dividends in amounts not to exceed $.16 per calendar quarter, with the dividend payment dates to be coordinated with United, it being the intention of the parties that the stockholders of Vista receive dividends for any particular calendar quarter on either the Vista Common Stock or the United Common Stock acquired in exchange therefor pursuant to the terms of this Agreement but not both; provided further, that nothing contained herein shall be deemed to affect the ability of the Bank to pay dividends on its capital stock to Vista;

        (iii) grant any severance or termination pay (other than pursuant to agreements or policies of Vista in effect on the date hereof and disclosed in the Vista Disclosure Schedule or as agreed to by United in writing) to, or enter into or amend any employment agreement with, any of its directors, officers or employees, adopt any new employee benefit plan or arrangement of any type or amend any such existing benefit plan or arrangement; or, without the prior consent of United, which consent shall not be unreasonably withheld or delayed, award any increase in compensation or benefits to its directors, officers or employees;

        (iv) sell or dispose of any substantial amount of assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies;

        (v) make any capital expenditures other than pursuant to binding commitments existing on the date hereof and expenditures necessary to maintain existing assets in good repair and expenditures described in business plans or budgets previously furnished to United;

        (vi) file any applications or make any contract with respect to branching or site location or relocation.

        (vii) agree to acquire in any manner whatsoever (other than to foreclose on collateral for a defaulted loan) any business or entity;

        (viii) make any material change in its accounting methods or practices, other than changes required in accordance with GAAP;

        (ix) take any action that would result in any of the representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time; or

        (x) agree to do any of the foregoing.

    (b) United agrees that from the date hereof to the Effective Time, except as otherwise approved by Vista in writing or as permitted or required by this Agreement, it will not, nor will it permit any of its Subsidiaries to:

        (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or that may result in any condition, agreement or covenant set forth in this Agreement not being satisfied; or

        (ii) authorize or enter into any agreement or commitment to do the foregoing.

    5.3. No Solicitation. So long as this Agreement remains in effect, Vista and the Bank shall not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than United) concerning any merger or sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business, or similar transactions involving Vista or the Bank (an 'ACQUISITION TRANSACTION'). Notwithstanding the foregoing, Vista may enter into discussions or negotiations or provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of Vista, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished. Vista shall promptly communicate to United the terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.

    5.4. Current Information. During the period from the date of this Agreement to the Effective Time, Vista will cause one or more of its designated representatives to confer on a monthly basis, or on such other schedule as the parties may mutually agree upon, with representatives of United regarding Vista's business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. Without limiting the foregoing, promptly, but in any event within 30 days, after granting any new loan or extension of credit, or any renewal of an existing loan or extension of credit, in excess of $250,000, Vista and the Bank will send United a description thereof, and thereafter Vista will promptly send to United copies of such documents relating thereto as United shall reasonably request. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year) ending after the date of this Agreement, Vista will deliver to United the Bank's call reports filed with the FDIC and Vista's quarterly reports on Form 10Q as filed with the SEC under the 1934 Act, and United will deliver to Vista United's quarterly reports on Form 10Q, as filed with the SEC under the 1934 Act, and UTB's call reports filed with the FDIC. As soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, Vista will deliver to United and United will deliver to Vista their respective year end

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

financial statements and related reports to stockholders and regulatory agencies including, without limitation, their respective annual reports on Form 10K as filed with the SEC.

    5.5. Access to Properties and Records; Confidentiality.

    (a) Vista and the Bank shall permit United and its agents and representatives, including, without limitation, officers, directors, employees, attorneys, accountants and financial advisors (collectively, 'REPRESENTATIVES'), reasonable access to their respective properties, and shall disclose and make available to United and its Representatives all books, papers and records relating to their respective assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, independent auditors' work papers (subject to the receipt by such auditors of a standard access representation letter), litigation files, plans affecting employees, and any other business activities or prospects in which United and its Representatives may have a reasonable interest. Vista and the Bank shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment or, in the case of a document which is subject to an attorney client privilege, would compromise the right of Vista or the Bank to claim that privilege. The parties will use all reasonable efforts to obtain waivers of any such restriction (other than the attorney client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

    (b) All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby, shall be kept confidential and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby and, if such Merger shall not occur, each party and each party's Representatives shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes or any other purposes not expressly permitted hereby. Each party shall inform its Representatives of the terms of this Section 5.5. Any breach of this Section 5.5 by a Representative of a party hereto shall conclusively be deemed to be a breach thereof by such party. In the event that the Merger contemplated hereby is abandoned, all documents, notes and other writings prepared by a party hereto or its Representatives based on information furnished by the other party shall be promptly destroyed. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned but shall not apply to (i) any information which
(A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal, regulatory or examination requirement or in accordance with an order of a court of competent jurisdiction.

    (c) In addition to all other remedies that may be available to any party hereto in connection with a breach by any other party hereto of its or its Representative's obligations under this Section 5.5, each party hereto shall be entitled to specific performance and injunctive and other equitable relief with respect to this Section 5.5. Each party hereto waives, and agrees to use all reasonable efforts to cause its Representatives to waive, any requirement to secure or post a bond in connection with any such relief.

    5.6. Regulatory Matters.

    (a) For the purposes of holding the meetings of Vista stockholders and United stockholders referred to in Section 5.7 hereof and registering or otherwise qualifying under applicable federal and state securities laws United Common Stock to be issued to Record Holders and Optionees in

                                      A-23



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connection with the Merger, the parties hereto shall cooperate in the preparation and filing by United of a Registration Statement with the SEC which shall include an appropriate joint proxy statement and prospectus satisfying all applicable requirements of applicable state and federal laws, including the 1933 Act, the 1934 Act and applicable state securities laws and the rules and regulations thereunder. (Such joint proxy statement and prospectus in the form mailed by Vista to the Vista stockholders and Optionees together with any and all amendments or supplements thereto, and in the form mailed by United to the United stockholders together with any and all amendments or supplements thereto, is collectively herein referred to as the 'JOINT PROXY STATEMENT/PROSPECTUS' and the various documents to be filed by United under the 1933 Act with the SEC to register for sale the United Common Stock to be issued to Record Holders and Optionees, including the Proxy Statement/Prospectus, are referred to herein as the 'REGISTRATION STATEMENT').

    (b) United shall furnish information concerning United and the Merger as is necessary in order to cause the Joint Proxy Statement/Prospectus, insofar as it relates to United and the Merger, to comply with Section 5.6(a) hereof. United agrees promptly to advise Vista if at any time prior to the Vista stockholder meeting referred to in Section 5.7 hereof, any information provided by United in the Joint Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide Vista with the information needed to correct such inaccuracy or omission. United shall furnish Vista with such supplemental information as may be necessary in order to cause the Joint Proxy Statement/Prospectus, insofar as it relates to United and the Merger, to comply with Section 5.6(a) after the mailing thereof to Vista stockholders and United stockholders.

    (c) Vista shall furnish United with such information concerning Vista and the Bank as is necessary in order to cause the Joint Proxy Statement/Prospectus, insofar as it relates to such corporations, to comply with Section 5.6(a) hereof. Vista agrees promptly to advise United if, at any time prior to either of the meetings referred to in Section 5.6(a) hereof, information provided by Vista in the Joint Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide United with the information needed to correct such inaccuracy or omission. Vista shall furnish United with such supplemental information as may be necessary in order to cause the Joint Proxy Statement/Prospectus, insofar as it relates to Vista and the Bank, to comply with Section 5.6(a) after the mailing thereof to Vista stockholders and United stockholders.

    (d) United shall promptly make such filings as are necessary in connection with the offering of the United Common Stock pursuant to the Merger with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of the United Common Stock under applicable state securities laws at the earliest practicable date. Vista shall promptly furnish United with such information regarding the Vista stockholders as United requires to enable it to determine what filings are required hereunder. Vista authorizes United to utilize in such filings the information concerning Vista and the Bank provided to United in connection with, or contained in, the Joint Proxy Statement/Prospectus. United shall furnish Vista with drafts of all such filings, as well as filings with the SEC and all regulatory filings in connection with the Merger, shall provide Vista with the opportunity to comment thereon, and shall keep Vista advised of the status thereof. United shall as promptly as practicable file the Registration Statement containing the Joint Proxy Statement/Prospectus with the SEC, and each of United and Vista shall promptly notify the other of all communications, oral or written, with the SEC concerning the Registration Statement and the Joint Proxy Statement/Prospectus.

    (e) United shall cause the United Common Stock to be issued in connection with the Merger to be listed on the NASDAQ/NMS.

    (f) The parties hereto will cooperate with each other and use all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, those required by the OCC, the Commissioner, the State of New Jersey, the Pennsylvania Department of Banking, the FDIC and the FRB. The parties shall each

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have the right to review in advance (and shall do so promptly) all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement. The parties hereto shall use all reasonable efforts to file for approval or waiver by the appropriate bank regulatory agencies within 60 days of the date hereof.

    (g) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

    (h) Vista acknowledges that United is in or may be in the process of acquiring other banks and financial institutions and that in connection with such acquisitions, information concerning Vista may be required to be included in the registration statements, if any, for the sale of securities of United or in SEC reports in connection with such acquisitions. Vista agrees to provide United with any information, certificates, documents or other materials about Vista as are reasonably necessary to be included in such other SEC reports or registration statements, including registration statements which may be filed by United prior to the Effective Time. Vista shall use its reasonable efforts to cause its attorneys and accountants to provide United and any underwriters for United with any consents, comfort letters, opinion letters, reports or information which are necessary to complete the registration statements and applications for any such acquisition or issuance of securities. United shall reimburse Vista for reasonable expenses thus incurred by Vista should this Agreement be terminated for any reason. United shall not file with the SEC any registration statement or amendment thereto or supplement thereof containing information regarding Vista unless Vista shall have consented in writing to such filing, which consent shall not be unreasonably delayed or withheld.

    (i) Between the date of this Agreement and the Effective Time, Vista shall cooperate with United to be in a position as of the Effective Time to reasonably conform Vista's policies and procedures regarding applicable regulatory matters to those of United as United may reasonably identify to Vista from time to time.

    5.7. Approval of Stockholders.

    (a) Vista will (i) take all steps reasonably necessary duly to call, give notice of, convene and hold a meeting of the stockholders of Vista as soon as reasonably practicable for the purpose of securing the approval by such stockholders of this Agreement, (ii) subject to the fiduciary responsibilities of the Board of Directors of Vista to the stockholders of Vista, recommend to the stockholders of Vista the approval of this Agreement and the transactions contemplated hereby and use all reasonable efforts to obtain, as promptly as practicable, such approvals, and (iii) cooperate and consult with United with respect to each of the foregoing matters. In connection therewith, Vista will use reasonable efforts to cause each director of Vista to agree, (x) to vote in favor of the Merger, and (y) take such action as is necessary or is reasonably required by United to consummate the Merger.

    (b) United will (i) take all steps reasonably necessary to duly call, give notice of, convene and hold a meeting of the stockholders of United as soon as reasonably practicable for the purpose of securing the approval by such stockholders of this Agreement, (ii) subject to the fiduciary responsibilities of the Board of Directors of United to the stockholders of United, recommend to the stockholders of United the approval of this Agreement and the transactions contemplated hereby and use all reasonable efforts to obtain, as promptly as practicable, such approvals, and (iii) cooperate and consult with Vista with respect to each of the foregoing matters. In connection therewith, United will use reasonable efforts to cause each director of United to agree, (x) to vote in favor of the Merger, and (y) take such action as is necessary or is reasonably required by Vista to consummate the Merger.

    5.8. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using all reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. Nothing in this section shall be construed to require any party to participate in any threatened or actual Legal Proceedings (other than Legal Proceedings to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

    5.9. Public Announcements. The parties hereto shall cooperate with each other, and obtain each other's prior approval, in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation or as to which the party releasing such information has used all reasonable efforts to discuss with the other party in advance.

    5.10. Failure to Fulfill Conditions. In the event that United or Vista determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to September 30, 2002 (the 'CUTOFF DATE') and that it will not waive that condition, it will promptly notify the other party. Except for any acquisition or merger discussions United may enter into with other parties, Vista and United will promptly inform the other of any facts applicable to Vista or United, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

    5.11. Disclosure Supplements. From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Article VI, no supplement or amendment to such Schedules shall correct or cure any warranty which was untrue when made, but supplements or amendments may be used to disclose subsequent facts or events to maintain the truthfulness of any warranty.

    5.12 Transaction Expenses of Vista.

    (a) To the extent not already done, Vista shall promptly, but in any event within 30 days after the execution of this Agreement, ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements, and request that its professionals render monthly invoices within 30 days after the end of each month. Vista shall accrue and/or pay all of such amounts as soon as possible.

    (b) United and Vista shall jointly make all arrangements with respect to the printing and mailing of the Joint Proxy Statement/Prospectus.

    5.13. Closing. The parties hereto shall cooperate and use reasonable efforts to try to cause the Effective Time to occur during March, 2002.

    5.14. Indemnification.

    (a) For a period of six years after the Effective Time, United shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Vista or the Bank (collectively, the 'INDEMNITEES') against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, without limitation, reasonable costs of investigation, and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director or officer of Vista or the Bank or acted as a director or officer of a third party at the written request of Vista or the Bank, in connection with, arising out of or relating to any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against Vista or the Bank or any of their respective affiliates, or by any former or present stockholder of Vista or the Bank (each a 'CLAIM' and collectively, 'CLAIMS'), including, without limitation, any Claim which is based upon, arises out of or in any way relates to the Merger, the Joint Proxy Statement/Prospectus, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee's service as a member of the Board of Directors of Vista or the Bank or any committee of such board, the events leading up to the execution of this Agreement, any statement, announcement, recommendation or solicitation made in connection therewith or related thereto (or the absence of any of the foregoing) and any breach of any duty in connection with any of the foregoing, in each case to the fullest extent which Vista or the Bank, as the case may be, would have been permitted under any applicable law and its Certificate of Incorporation and ByLaws had the Merger not occurred (and United shall also advance expenses as incurred to the fullest extent so permitted).

    (b) From and after the Effective Time, United shall assume and honor any obligation of Vista or the Bank immediately prior to the Effective Time with respect to the indemnification of the Indemnitees arising out of the Certificate of Incorporation or ByLaws of Vista or the Bank or arising out of any written indemnification agreements between Vista or the Bank and such persons disclosed in the Vista Disclosure Schedule, as if such obligations were pursuant to a contract or arrangement between United and such Indemnitees, including the obligation to advance expenses pursuant to Vista's Certificate of Incorporation and Bylaws.

    (c) In the event United or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of United assume the obligations set forth in this Section 5.14.

    (d) United shall cause Vista's and the Bank's officers and directors to be covered, for a period of six years after the Effective Time, under (i) United's then current officers' and directors' liability insurance policy or (ii) an extension of Vista's or the Bank's existing officers' and directors' liability insurance policy. However, United shall only be required to insure such persons upon terms and for coverages substantially similar to Vista's or the Bank's existing officers' and directors' liability insurance, as the case may be and, provided further, that in no event shall United be obligated to expend more than 125% of the amount of the annual premium expended by Vista as of the Effective Time to maintain or procure such coverage.

    (e) Any Indemnitee wishing to claim indemnification under this Section 5.14 shall promptly notify United upon learning of any Claim, but the failure to so notify shall not relieve United of any liability it may have to such Indemnitee if such failure does not materially prejudice United. In the event of any Claim (whether arising before or after the Effective Time) as to which indemnification under this Section 5.14 is applicable, (x) United shall have the right to assume the defense thereof and United shall not be liable to such Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if United elects not to assume such defense, or counsel for the Indemnitees advises that there are issues which raise conflicts of interest between United and the Indemnitees, the Indemnitees may retain counsel satisfactory to them, and United shall pay the reasonable fees and expenses of such counsel for the Indemnitees as statements therefor are received; provided, however, that United shall be obligated pursuant to this Section 5.14(e) to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless

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the use of one counsel for multiple Indemnitees would present such counsel with a conflict of interest that is not waivable by the Indemnitees, and (y) the Indemnitees will cooperate in the defense of any such matter. United shall not be liable for settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent. Notwithstanding anything to the contrary in this Section 5.14, United shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable law or public policy.

    5.15. New United and UTB Directors. As of the Effective Time, United shall cause its Board of Directors and the UTB Board of Directors to take action to appoint to the Boards of Directors of United and UTB, respectively, at the Effective Time, Barbara Harding, Harold J. Curry, and one other current Vista director who shall be chosen by United. Such persons will serve on separate classes of the Board of Directors of United.

    5.16. Employment Matters. In connection with the Merger, United and Vista will deal with employment and severance contracts and arrangements with officers and employees of Vista and the Bank in the manner set forth in Section 5.16 of the Vista Disclosure Schedule.

    5.17. Tax-Free Reorganization Treatment. Neither United nor Vista shall intentionally take, fail to take or cause to be taken or not be taken, any action within its control, whether before or after the Effective Time, which would disqualify the Merger as a 'reorganization' within the meaning of Section 368(a) of the Code.

    5.18. Vista Option Plan. From and after the Effective Time, each Vista Option which is converted to an option to purchase United Common Stock under
Section 2.1(b) shall be administered, operated and interpreted by a committee comprised of members of the Board of Directors of United appointed by the Board of Directors of United (including one or more former directors of Vista). United shall reserve for issuance the number of shares of United Common Stock necessary to satisfy United's obligations. United shall also register, if not previously registered pursuant to the 1933 Act, the shares authorized for issuance under the Vista Options so converted.

    5.19. Compliance with the Industrial Site Recovery Act. Vista, at its sole cost and expense, shall use all reasonable efforts to obtain prior to the Effective Time, with respect to each facility located in New Jersey owned or operated by Vista or any Vista Subsidiary (each, a 'FACILITY'), either: (a) a Letter of Non-Applicability ('LNA') from the New Jersey Department of Environmental Protection ('NJDEP') stating that the Facility is not an 'industrial establishment,' as such term is defined under the Industrial Site Recovery Act ('ISRA'); (b) a Remediation Agreement issued by the NJDEP pursuant to ISRA authorizing the consummation of the transactions contemplated by this Agreement; or (c) a Negative Declaration approval, Remedial Action Workplan approval, No Further Action letter or other document or documents issued by the NJDEP advising that the requirements of ISRA have been satisfied with respect to the Facility. In the event Vista obtains a Remediation Agreement, Vista will post or have posted an appropriate Remediation Funding Source or will have obtained the NJDEP's approval to self-guaranty any Remediation Funding Source required under any such Remediation Agreement.

    5.20. Affiliates.

    (a) Promptly, but in any event within 30 days, after the execution and delivery of this Agreement, (i) Vista shall deliver to United a letter identifying all persons who, to the knowledge of Vista, may be deemed to be affiliates of Vista under Rule 145 of the 1933 Act, including, without limitation, all directors and executive officers of Vista.

    (b) Vista shall cause each director of Vista to, and Vista shall use all reasonable efforts to cause each executive officer of Vista and each other person who may be deemed an affiliate of Vista, (under either Rule 145 of the 1933 Act or the accounting treatment rules) to, execute and deliver to United within 30 days after the execution and delivery of this Agreement, a letter

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substantially in the form of Exhibit 5.20 hereto agreeing to be bound by the restrictions of Rule 145.

                                   ARTICLE VI
                               CLOSING CONDITIONS

    6.1. Conditions of Each Party's Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

        (a) Approval of Vista Stockholders; SEC Registration. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of Vista and the stockholders of United. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the United Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws. The United Common Stock to be issued in connection with the Merger, including United Common Stock to be issued for the Vista Options, shall have been approved for listing on the NASDAQ/NMS.

        (b) Regulatory Filings. All necessary regulatory or governmental approvals and consents (including without limitation any required approval of the Commissioner, the Pennsylvania Department of Banking, the FDIC, the OCC and any approval or waiver required by the FRB) required to consummate the transactions contemplated hereby shall have been obtained without any term or condition which would materially impair the value of Vista and the Bank, taken as a whole, to United. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired.

        (c) Suits and Proceedings. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no Legal Proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger or the Bank Merger.

        (d) Tax Free Exchange. United and Vista shall have received an opinion, satisfactory to United and Vista, of Bourne, Noll & Kenyon, counsel for United, issued in reliance on tax representation letters from United and Vista that are customary and reasonable under the circumstances, to the effect that the transactions contemplated hereby will result in a reorganization (as defined in Section 368(a) of the Code), and accordingly no gain or loss will be recognized for federal income tax purposes to United, Vista, UTB or the Bank or to the stockholders of Vista who exchange their shares of Vista for United Common Stock (except to the extent that cash is received for shares or in lieu of fractional shares of United Common Stock).

    6.2. Conditions to the Obligations of United Under this Agreement. The obligations of United under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

        (a) Representations and Warranties; Performance of Obligations of Vista and Bank. The representations and warranties of Vista contained in this Agreement, other than representations and warranties which are expressly stated to be made as of the date hereof or as of any other particular date, shall be true and correct on the Closing Date as though made on and as of the Closing Date. Vista shall have performed in all material respects the agreements, covenants and obligations necessary to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Vista Disclosure Schedule to render such representation or warranty true and correct as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Vista Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates. In interpreting this Section 6.2(a) and
    Section 7.1(d) hereof, no representation or warranty of Vista shall be deemed untrue or incorrect, and Vista shall not be deemed to have breached a representation or warranty, as a consequence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Vista contained in this Agreement has had or is reasonably likely to have a material adverse effect on Vista and the Bank, taken as a whole, from that disclosed by Vista on the date of this Agreement.

        (b) Consents. United shall have received the written consents of any person whose consent to the transactions contemplated hereby is required under the applicable instrument.

        (c) Opinion of Counsel. United shall have received an opinion of counsel to Vista, dated the date of the Closing, in form and substance reasonably satisfactory to United, covering the matters set forth on Schedule 6.2 hereto and any other matters reasonably requested by United.

        (d) Bank Action. The Bank shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time.

        (e) Certificates. Vista shall have furnished United with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as United may reasonably request.

        (f) Environmental Law Compliance. Vista shall have obtained, with respect to each Facility, an LNA, a Remediation Agreement, a Negative Declaration approval, a Remedial Action Workplan approval (in which event Vista will post or have posted an appropriate Remediation Funding Source or will have obtained the NJDEP's approval to self-guaranty any Remediation Funding Source required under any such Remediation Agreement), a No Further Action letter or other document or documents issued by the NJDEP advising that the requirements of ISRA have been satisfied with respect to the Facility.

    6.3. Conditions to the Obligations of Vista Under this Agreement. The obligations of Vista under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

        (a) Representations and Warranties; Performance of Obligations of United. The representations and warranties of United contained in this Agreement, other than representations and warranties which are expressly stated to be made as of the date hereof or as of any other particular date, shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. United shall have performed in all material respects, the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the United Disclosure Schedule to render such representation or warranty true and correct as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the United Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates. In interpreting this Section 6.3(a) and Section 7.1(e) hereof, no representation or warranty of United shall be deemed untrue or incorrect, and United shall not be deemed to have breached a representation or warranty, as a consequence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of United contained in this Agreement has had or is reasonably likely to have a material adverse effect on United and UTB, taken as a whole, from that disclosed by United on the date of this Agreement.

        (b) Opinion of Counsel to United. Vista shall have received an opinion of counsel to United, dated the date of the Closing, in form and substance reasonably satisfactory to Vista, covering the matters set forth on
    Schedule 6.3 hereto and any other matter reasonably requested by Vista.

        (c) Fairness Opinion. Vista shall have received an opinion from Broker as of the date of this Agreement and the date the Joint Proxy
    Statement/Prospectus is mailed to Vista's stockholders, with respect to the fairness, from a financial point of view, of the Exchange Ratio to the stockholders of Vista in the Merger.

        (d) Vista Directors. Each of United and UTB shall have taken all action necessary to appoint three current Vista directors to its Board of Directors as specified in Section 5.15.

        (e) Certificates. United shall have furnished Vista with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.3 as Vista may reasonably request.

        (f) UTB Action. UTB shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    7.1. Termination. This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of
Vista:

        (a) By mutual written consent of the parties hereto.

        (b) By United or Vista (i) if the Effective Time shall not have occurred on or prior to the Cutoff Date or (ii) if a vote of the stockholders of Vista is taken and such stockholders fail to approve this Agreement at the meeting (or any adjournment thereof) held for such purpose, or (iii) if a vote of the stockholders of United is taken and such stockholders fail to approve this Agreement at the meeting (or any adjournment thereof) held for such purpose, unless in each case the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party (or, in the case of Vista, to be performed or observed by the directors of Vista) at or before the Effective Time.

        (c) By United or Vista upon written notice to the other if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority or by United upon written notice to Vista if any such application is approved with conditions which materially impair the value of Vista and the Bank, taken as a whole, to United.

        (d) By United if (i) there shall have occurred a material adverse change in the business, operations, assets, or financial condition of Vista or the Bank, taken as a whole, from that disclosed by Vista on the date of this Agreement; or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of Vista hereunder.

        (e) By Vista, if (i) there shall have occurred a material adverse change in the business, operations, assets or financial condition of United or UTB from that disclosed by United on the date of this Agreement; or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of United hereunder.

        (f) By United or Vista if any condition to Closing specified under
    Article VI hereof applicable to such party cannot reasonably be met on or before the Cutoff Date after giving the other party a reasonable opportunity to cure any such condition.

        (g) By Vista, if (either before or after the approval of this Agreement by the stockholders of Vista) its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the three business day period commencing with (and including) the Determination Date, if both of the following conditions are satisfied:

           (x) the Average Pre-Closing Price of United Common Stock on the Determination Date (the 'DETERMINATION PRICE') is less than the United Floor Price. The ('UNITED FLOOR PRICE') is 80% of the United Average Starting Date price. The 'UNITED AVERAGE STARTING DATE PRICE') is the average of the high and low sale price of United Common Stock (i.e., $24.24) on November 14, 2001 (the 'STARTING DATE'), as the same shall be adjusted to reflect any Capital Change; and

           (y) (i) the quotient obtained by dividing the Determination Price by the United Average Starting Date Price (the 'UNITED RATIO') is less than
       (ii) 80% of the quotient obtained by dividing the number calculated using the index of financial institutions set forth on Exhibit B hereto (the 'INDEX PRICE') as of the close of business on the Determination Date by the Index Price as of the close of business on the Starting Date (such number being referred to herein as the 'INDEX RATIO').

    Notwithstanding the foregoing, if Vista elects to exercise its termination right pursuant to subsection (g), it shall give prompt written notice to United (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three business day period). During the two business day period commencing with its receipt of such notice, United shall have the option of increasing the consideration to be received by the holders of Vista Common Stock hereunder by increasing the Exchange Ratio to equal the lesser of
(i) a number (rounded to four decimals) equal to a quotient, the numerator of which is the United Floor Price multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Determination Price, and (ii) a number (rounded to four decimals) equal to a quotient, the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the United Ratio. If United makes an election contemplated by the preceding sentence, within such two business day period, it shall give prompt written notice to Vista of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this subsection (g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to 'EXCHANGE RATIO' shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this subsection (g).

    7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement by either United or Vista pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or stockholders, except that Sections 5.5(b) and 8.1 hereof shall have continuing effect as set forth therein. Nothing contained herein, however, shall relieve any party from any liability for any breach of this Agreement.

    7.3. Amendment. This Agreement may be amended by mutual action taken by the parties hereto at any time before or after adoption of this Agreement by the stockholders of Vista and, if required, by the stockholders of United, but, after any such adoption, no amendment shall be made which, under applicable New Jersey law and NASDAQ listing rules, cannot be made without the approval of the stockholders of Vista or the stockholders of United, as the case may be, without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of United and Vista.

    7.4. Extension; Waiver. The parties may, at any time prior to the Effective Time of the Merger, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced.

                                  ARTICLE VIII
                                 MISCELLANEOUS

    8.1. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses, except that the cost of printing and mailing the Joint Proxy Statement/Prospectus shall be borne equally by the parties hereto if the transaction is terminated.

    8.2. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by telecopier with confirming copy sent the same day by registered or certified mail, postage prepaid, as follows:

        (a) If to United, to:

            United National Bancorp
          1130 Route 22 East, P.O. Box 6000
          Bridgewater, NJ 08807-0010
          Attn.: Thomas C. Gregor, Chairman, President and Chief Executive
            Officer

        With a copy to:

           Bourne, Noll & Kenyon
          Attn.: Charles R. Berman, Esq.
          382 Springfield Avenue
          P.O. Box 690
          Summit, NJ 079020690

        (b) If to Vista, to:

            Vista Bancorp, Inc.
          115 South Main Street
          Phillipsburg, NJ 08865-2894
          Attn.: Barbara Harding, President and Chief Executive Officer

        With a copy to:

           Saul Ewing, LLP
          Attn: John B. Lampi, Esq.
          2 North 2nd Street, 7th Floor
          Harrisburg, PA 17101

or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date so delivered or telecopied and mailed.

    8.3. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement, except for the indemnitees covered by Section 5.14 hereof. No assignment of this Agreement may be made except upon the written consent of the other parties hereto.

    8.4. Entire Agreement. This Agreement, the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contain the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersede all prior negotiations, arrangements or understandings, written or oral, with respect thereto; provided, however, that if this Agreement is terminated, the terms of Section 5.5(b) and (c) and the terms of the Confidentiality Agreement between United and Vista dated September 10, 2001 shall remain in effect. If any provision of this Agreement is found invalid, it shall be considered deleted and shall not invalidate the remaining provisions.

    8.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

    8.6. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

    8.7. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

    8.8. Survival. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those agreements and covenants set forth in Section 5.14 which shall survive the Merger, shall terminate as of the Effective Time.

    8.9. Knowledge. Representations made herein which are qualified by the phrase to the best of Vista's knowledge or similar phrases refer as of the date hereof to the best knowledge of the Chief Executive Officer and the Chief Lending Officer of Vista and thereafter refer to the best knowledge of any senior officer of Vista or any Vista subsidiary. Representations made herein which are qualified by the phrase to the best of United's knowledge or similar phrases refer as of the date hereof to the best knowledge of the Chief Executive Officer, the Executive Vice President/Legal and the Chief Financial Officer of United and thereafter refer to the best knowledge of any senior officer of United or any United subsidiary.

    IN WITNESS WHEREOF, United, UTB, the Bank and Vista have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:                                                          UNITED NATIONAL BANCORP

          /s/ RALPH L. STRAW, JR.                       By:          /s/ THOMAS C. GREGOR
 ...........................................       ............................................
            RALPH L. STRAW, JR.                                  THOMAS C. GREGOR
                 SECRETARY                           CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE
                                                                       OFFICER

ATTEST:                                                          VISTA BANCORP, INC.

            /s/ JILL S. PURSELL                          By:          /s/ BARBARA HARDING
 ...........................................       ............................................
              JILL A. PURSELL                                    BARBARA HARDING
            CORPORATE SECRETARY                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

ATTEST:                                                         UNITEDTRUST BANK

          /s/ RALPH L. STRAW, JR.                       By:          /s/ THOMAS C. GREGOR
 ...........................................       ............................................
            RALPH L. STRAW, JR.                                  THOMAS C. GREGOR
                 SECRETARY                             CHAIRMAN AND CHIEF EXECUTIVE OFFICER

ATTEST:                                                         VISTA BANK, N.A.

            /s/ JILL A. PURSELL                          By:          /s/ BARBARA HARDING
 ...........................................       ............................................
              JILL A. PURSELL                                    BARBARA HARDING
           SECRETARY TO THE BOARD                    CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE
                                                                       OFFICER

                                AMENDMENT NO. 1
                             DATED JANUARY 17, 2002
                                     TO THE
                          AGREEMENT AND PLAN OF MERGER
                            DATED NOVEMBER 19, 2001
                                     AMONG
     UNITED NATIONAL BANCORP, A NEW JERSEY BUSINESS CORPORATION ('UNITED'),
       UNITEDTRUST BANK, A NEW JERSEY CHARTERED COMMERCIAL BANK ('UTB'),
        VISTA BANCORP, INC., A NEW JERSEY BUSINESS CORPORATION ('VISTA')
                                      AND
         VISTA BANK, N.A., A NATIONAL BANKING ASSOCIATION (THE 'BANK')

    WHEREAS, United, UTB, Vista and the Bank have determined to amend the Agreement to more accurately reflect the intent of the parties and to facilitate the transactions contemplated thereby;

    NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and in the Agreement, the parties hereto agree as follows:

    3. Section 7.1(g)(y) of the Agreement is amended to read in full as follows:

       '(y) (i) the quotient obtained by dividing the Determination Price by the United Average Starting Date Price (the 'United Ratio') is less than
       (ii) the quotient obtained by dividing the number calculated using the index of financial institutions set forth on Exhibit B hereto (the 'Index Price') as of the close of business on the Determination Date by the Index Price as of the close of business on the Starting Date (such number being referred to herein as the 'Index Ratio') less 0.20.'

    IN WITNESS WHEREOF, United, UTB, Vista and the Bank have caused this Amendment No. 1 to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written.

ATTEST:                                                       UNITED NATIONAL BANCORP

          /s/ RALPH L. STRAW, JR.                       By:          /s/ THOMAS C. GREGOR
 ...........................................       ............................................
            RALPH L. STRAW, JR.                                  THOMAS C. GREGOR
                 SECRETARY                           CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE
                                                                       OFFICER

ATTEST:                                                       VISTA BANCORP, INC.

            /s/ JILL S. PURSELL                          By:          /s/ BARBARA HARDING
 ...........................................       ............................................
              JILL A. PURSELL                                    BARBARA HARDING
            CORPORATE SECRETARY                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

ATTEST:                                                       UNITEDTRUST BANK

          /s/ RALPH L. STRAW, JR.                       By:          /s/ THOMAS C. GREGOR
 ...........................................       ............................................
            RALPH L. STRAW, JR.                                  THOMAS C. GREGOR
                 SECRETARY                             CHAIRMAN AND CHIEF EXECUTIVE OFFICER

ATTEST:                                                        VISTA BANK, N.A.

            /s/ JILL A. PURSELL                          By:          /s/ BARBARA HARDING
 ...........................................       ............................................
              JILL A. PURSELL                                    BARBARA HARDING
           SECRETARY TO THE BOARD                    CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE
                                                                       OFFICER

                        CERTIFICATE OF THE DIRECTORS OF
                              VISTA BANCORP, INC.
                                      AND
                                   VISTA BANK

    Reference is made to the Agreement and Plan of Merger, dated as of November 19, 2001 (the 'AGREEMENT'), among United National Bancorp, UnitedTrust Bank, Vista Bancorp, Inc., and Vista Bank, N.A. Capitalized terms used herein have the meanings given to them in the Agreement.

    Each of the following persons, being all of the directors of Vista and the Bank, agrees to vote or cause to be voted all shares of Vista Common Stock which are held by such person, or over which such person exercises full voting control (other than shares with respect to which such person exercises control in a fiduciary capacity, as to which no agreement is made hereby), in favor of the Merger.

            /s/ RICHARD A. CLINE                            /s/ BARBARA HARDING
 ............................................  .............................................
              RICHARD A. CLINE                                BARBARA HARDING

             /s/ HAROLD J. CURRY                           /s/ DAVID L. HENSLEY
 ............................................  .............................................
               HAROLD J. CURRY                               DAVID L. HENSLEY

           /s/ MICHAEL H. DANJCZEK                        /s/ H. CLAY MCELDOWNEY
 ............................................  .............................................
             MICHAEL H. DANJCZEK                            H. CLAY MCELDOWNEY

            /s/ L. ANDERSON DAUB                             /s/ MARK A. REDA
 ............................................  .............................................
              L. ANDERSON DAUB                                 MARK A. REDA

           /s/ DALE F. FALCINELLI                         /s/ RICHARD J. SHIROFF
 ............................................  .............................................
             DALE F. FALCINELLI                             RICHARD J. SHIROFF

          /s/ JAMES T. FINEGAN, JR.                         /s/ MARC S. WINKLER
 ............................................  .............................................
            JAMES T. FINEGAN, JR.                             MARC S. WINKLER

             /s/ BARRY L. HAJDU                            /s/ J. MARSHALL WOLFF
 ............................................  .............................................
               BARRY L. HAJDU                                J. MARSHALL WOLFF

                                   EXHIBIT A
                    SUBSIDIARY AGREEMENT AND PLAN OF MERGER

    This Subsidiary Agreement and Plan of Merger (this 'Agreement') is dated as of November 19, 2001, among UnitedTrust Bank (the 'Bank'), a New Jersey state-chartered commercial banking corporation and a wholly-owned subsidiary of United National Bancorp ('UNB'), a New Jersey corporation, Vista Bank, NA, a national banking association ('Vista Bank') and wholly-owned subsidiary of Vista Bancorp, Inc., a New Jersey corporation ('Vista'). The principal office of the Bank is located at 1130 Route 22 East, Bridgewater, New Jersey. The Bank has capital of $181.5 million, divided into 4,651,193 shares of common stock, par value $2.50 per share (the 'Bank Common Stock'), capital surplus of $76.2 million and undivided profits, including capital reserves, of $93.7 million, as of September 30, 2001. The principal office of Vista Bank is located at 305 Roseberry Street, Phillipsburg, New Jersey 08865-5360. Vista Bank has capital of $57.2 million divided into 2,267,797 shares of common stock, each of $5.00 par value (the 'Vista Bank Common Stock'), capital surplus of $9.9 million and undivided profits, including capital reserves, of $35.9 million, as of September 30, 2001.

    WHEREAS, the respective Boards of Directors of UNB, Vista, the Bank and Vista Bank have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transaction between UNB and Vista set forth in the Agreement and Plan of Merger, dated as of November 19, 2001 (the 'UNB Merger Agreement'), by and among UNB, Vista, the Bank and Vista Bank, pursuant to which the Vista will merge with and into UNB (the 'UNB Merger'); and

    WHEREAS, not less than a majority of each of the Boards of Directors of the Bank and Vista Bank have approved, and deem it advisable to consummate, the subsidiary merger provided for herein (the 'Subsidiary Merger') and in the UNB Merger Agreement, in accordance with the provisions of applicable law;

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the UNB Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 Effective Time of the Subsidiary Merger. Subject to the provisions of this Agreement, the Subsidiary Merger shall become effective in accordance with the terms of the Certificate of Merger which the Bank shall prepare and execute pursuant to N.J.S.A. 17:9A-137 and Section 214a of the National Bank Merger Act, as amended (the 'Certificate of Merger') and which shall be filed with the New Jersey Department of Banking and Insurance (the 'New Jersey Department') and the Office of the Comptroller of the Currency ('OCC'), and together with the New Jersey Department, the 'Banking Departments' respectively, immediately following the Closing Date (as defined below). The term 'Subsidiary Merger Effective Time' shall be the date and time when the Subsidiary Merger becomes effective, as set forth in the Certificate of Merger.

    1.2 Closing. Notwithstanding anything to the contrary contained in the UNB Merger Agreement, the closing of the Subsidiary Merger will take place immediately subsequent to the UNB Merger on the date and at the location specified in the UNB Merger Agreement with respect to the UNB Merger or at such other time, date or place as may be agreed to by the parties hereto (the 'Closing Date').

    1.3. Effect of the Subsidiary Merger.

    (a) At the Subsidiary Merger Effective Time:

        (i) the separate existence of Vista Bank shall cease and Vista Bank shall be merged with and into the Bank (the Bank is sometimes referred to as herein as the 'Surviving Bank');

        (ii) the Certificate of Incorporation of the Bank as in effect immediately prior to the Subsidiary Merger Effective Time shall be the Certificate of Incorporation of the Surviving Bank until duly amended in accordance with applicable law, and the name of the Surviving Bank shall be UnitedTrust Bank;

        (iii) the Bylaws of the Bank as in effect immediately prior to the Subsidiary Merger Effective Time shall be the Bylaws of the Surviving Bank;

        (iv) the main office and branch offices of the Bank established and authorized immediately prior to the Subsidiary Merger Effective Time and listed on Exhibit A attached hereto, and the main office and branch offices of Vista Bank established and authorized immediately prior to the Subsidiary Merger Effective Time and listed on Exhibit B attached hereto shall become established and authorized branch offices of the Surviving Bank;

        (v) the directors of the Bank immediately prior to the Subsidiary Merger Effective Time and Barbara Harding, Harold J. Curry and one other director of Vista to be chosen by the Bank shall be the directors of the Surviving Bank, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified (the names of the directors of the Surviving Bank are listed on Exhibit C attached hereto); and

        (vi) the executive officers of the Bank immediately prior to the Subsidiary Merger Effective Time shall be the executive officers of the Surviving Bank, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified, (the names of the executive officers of the Surviving Bank are listed on Exhibit D attached hereto);

    (b) At and after the Subsidiary Merger Effective Time, the Subsidiary Merger shall have all the effects set forth in N.J.S.A. 17:9A-139 and Section 214b of the National Bank Merger Act, as amended and, in connection therewith, all assets of the Bank and of Vista Bank as they exist at the Subsidiary Merger Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all liabilities and obligations of every kind and description of each of Vista Bank and the Bank existing as of the Subsidiary Merger Effective Time, whether matured or unmatured, accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of Vista Bank or the Bank.

    (c) The business of the Surviving Bank shall be that of a New Jersey commercial banking corporation, which shall be conducted as its headquarters or main office at 1130 Route 22 East, Bridgewater, New Jersey and its established and authorized branch offices which are listed on Exhibits A and B.

                                   ARTICLE II
                 EFFECT OF THE SUBSIDIARY MERGER ON THE CAPITAL
               OF THE CONSTITUENT BANKS; EXCHANGE OF CERTIFICATES

    2.1 Effect on Vista Bank Capital Stock. At the Subsidiary Merger Effective Time, by virtue of the Subsidiary Merger and without any action on the part of the holder of any shares of Vista Bank Common Stock, all shares of Vista Bank Common Stock (other than shares of Vista Bank Common Stock that are owned by Vista Bank as treasury stock) shall be cancelled. All shares of Vista Bank Common Stock that are owned by Vista Bank as treasury stock or that are owned by UNB or the Bank shall be automatically cancelled and retired and shall cease to exist and no stock of the Bank or other consideration shall be delivered in exchange therefore.

    2.2 The Bank Common Stock. The shares of the Bank Common Stock issued and outstanding immediately prior to the Subsidiary Merger Effective Time shall remain outstanding and unchanged after the Subsidiary Merger.

    2.3 Capital of Surviving Bank. The amount of capital stock of the Surviving Bank immediately following the Subsidiary Merger Effective Time shall be $181.5 million, divided into 4,651,193 shares of common stock, par value $2.50 per share, and immediately following the Subsidiary Merger Effective Time, the Surviving Bank shall have a surplus of $143.3 million and undivided profits, including capital reserves, which, when combined with the capital and surplus, will be equal to the combined capital structures of Vista Bank and the Bank referred to in the preamble of this Agreement, adjusted, however, for normal earnings and expenses between September 30, 2001 and the Subsidiary Merger Effective Time and the redemption of Vista Bank Common Stock pursuant to Section 2.1 hereof.

                                  ARTICLE III
                                   COVENANTS

    3.1 Covenants of the Bank and Vista Bank. During the period from the date of this Agreement and continuing until the Subsidiary Merger Effective Time, each of the parties hereto agrees to observe and perform all their agreements and covenants in the UNB Merger Agreement. Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to and in accordance with the applicable provisions of the UNB Merger Agreement.

                                   ARTICLE IV
                              CONDITIONS PRECEDENT

    4.1 Conditions to Each Party's Obligation To Effect the Subsidiary Merger. The respective obligations of each party to effect the Subsidiary Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

    (a) Satisfaction of Conditions. Each condition to consummation of the UNB Merger contained in the UNB Merger Agreement shall have been satisfied (or waived by the party or parties entitled to assert such condition), and each party shall have received a certificate from the other party to the effect that all of the conditions to its obligation to consummate the UNB Merger contained in the UNB Merger Agreement have been satisfied or waived.

    (b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Subsidiary Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Subsidiary Merger.

    (c) Stockholder Approvals. This Agreement and the transactions contemplated hereby shall have been duly approved, ratified and confirmed in accordance with applicable law and the respective articles of association or certificate of incorporation and By-laws of Vista Bank and the Bank by the affirmative vote of the stockholders of Vista Bank and the Bank, such vote adopted at a meeting of each such sole stockholder or by each such stockholder's written consent in lieu thereof.

    (d) Other Approvals. Other than the filings and approvals provided for by
Section 1.1, all requisite regulatory approvals relating to the Subsidiary Merger shall have been filed, occurred or been obtained and shall continue to be in full force and effect. In addition, all consents, approvals and permits of and notices to non-governmental third parties that are necessary to consummate the Subsidiary Merger shall have been filed, occurred or been obtained and shall continue to be in full force and effect.

                                   ARTICLE V
                           TERMINATION AND AMENDMENT

    5.1 Termination. This Agreement shall be terminated immediately and without any action on the part of Vista Bank or the Bank upon termination of the UNB Merger Agreement. This Agreement may be terminated at any time prior to the Subsidiary Merger Effective Time by mutual consent of the Bank and Vista Bank in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire board.

    5.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 5.1, this Agreement shall forthwith become void and there shall be no liability or obligation under this Agreement on the part of the Bank, Vista Bank or their respective officers, directors or affiliates.

    5.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                                   ARTICLE VI
                               GENERAL PROVISIONS

    6.1 Non-survival of Agreements. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except to the extent set forth in the UNB Merger Agreement.

    6.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the Bank or to Vista Bank, respectively, at the addresses for notices to UNB or Vista, respectively, as set forth in the UNB Merger Agreement, with copies to the persons referred to therein.

    6.3 Counterparts. This Agreement may be adopted, certified and executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when all counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

    6.4 Entire Agreement. Except as otherwise set forth in this Agreement or the UNB Merger Agreement (including the documents and the instruments referred to herein or therein), this Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

    6.5 Governing Law. Except as to matters governed by the National Bank Merger Act, as amended, this Agreement shall be governed and construed in accordance with the laws of the State of New Jersey without regard to any applicable conflicts of law.

    6.6 Binding Effect. This Agreement is intended to be binding on any successors of the parties.

    6.7 Assignment. Except as provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.

    IN WITNESS WHEREOF, the Bank and Vista Bank have caused this Agreement to be signed by their duly authorized officers, under the respective seal of such entities, all as of the date first above written.

ATTEST                                             UNITEDTRUST BANK

By:         /s/ RALPH L. STRAW, JR.                By:          /s/ THOMAS C. GREGOR
   ...........................................        ............................................
              RALPH L. STRAW, JR.                                  THOMAS C. GREGOR
                  SECRETARY                                        CHAIRMAN AND CEO


ATTEST                                             VISTA BANK, N.A.

By:           /s/ JILL A. PURSELL                  By:          /s/ BARBARA HARDING
 ...........................................          ............................................
              JILL A. PURSELL                                     BARBARA HARDING
           SECRETARY TO THE BOARD                             CHAIRMAN, PRESIDENT AND
                                                              CHIEF EXECUTIVE OFFICER

                                   EXHIBIT A

          Locations of the Main Office and Branch Offices of the Bank

                                   EXHIBIT B

    Names and Locations of the Main Office and Branch Offices of Vista Bank

                                   EXHIBIT C

                  Names of the Directors of the Surviving Bank

                                   EXHIBIT D

             Names of the Executive Officers of the Surviving Bank

                                  EXHIBIT 5.20
                             VISTA AFFILIATE LETTER

                                                      , 2001

United National Bancorp
1130 Route 22 East, P.O. Box 6000
Bridgewater, New Jersey 08807-0010
Attn.: Thomas C. Gregor, Chairman,
President and Chief Executive Officer

Gentlemen:

    I am delivering this letter to you in connection with the proposed merger (the 'Merger') of Vista Bancorp, Inc., a New Jersey corporation (the 'Company') with and into United National Bancorp, a New Jersey corporation ('United'), pursuant to the Agreement and Plan of Merger dated as of November 19, 2001 (the 'Agreement') among the Company, United, Vista Bank, N.A. and UnitedTrust Bank. I currently own shares of the Company's common stock, par value $.50 per share ('Vista Common Stock'). As a result of the Merger, I will receive shares of United's common stock, $1.25 par value ('United Common Stock') in exchange for my Vista Common Stock. In addition, to the extent I own options to acquire Vista Common Stock, those options will be converted in the Merger into options to acquire United Common Stock.

    I have been advised that as of the date of this letter I may be deemed to be an 'affiliate' of the Company, as the term 'affiliate' is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations promulgated under the Securities Act of 1933, as amended (the 'Act') by the Securities and Exchange Commission (the 'Commission').

    I represent to and covenant with United that:

    A. Need for Registration or Exemption in Connection with Transfers. I have been advised that the issuance of United Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since I may be deemed to be an affiliate of the Company at the time the Merger is submitted for a vote of the Company's stockholders, any transfer by me of United Common Stock received by me in the Merger is restricted under Rule 145 promulgated by the Commission under the Act. I may not transfer United Common Stock received by me or by any relative who shares my home or by any person or entity who or which I control, unless (i) such transfer is registered under the Act, (ii) such transfer is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to United, such transfer is otherwise exempt from registration under the Act.

    B. Stop Transfer Instructions; Legend on Certificates. I also understand that stop transfer instructions will be given to United's transfer agents with respect to the United Common Stock and that there will be placed on the certificates of the United Common Stock issued to me or to any relative who shares my home or to any person or entity who or which I control, or any substitutions therefor, a legend stating in substance:

   'THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE
   WITH THE TERMS OF AN AGREEMENT DATED             BETWEEN THE REGISTERED
   HOLDER HEREOF AND UNITED NATIONAL BANCORP, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF UNITED NATIONAL BANCORP.'

    C. Consultation with Counsel. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to transfer United Common Stock to the extent I felt necessary with my counsel or counsel for the Company.

    Execution of this letter is not an admission on my part that I am an 'affiliate' of the Company as described in the second paragraph of this letter, or a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter. This letter shall terminate concurrently with any termination of the Agreement in accordance with its terms.

                                          Very truly yours,

                                          ......................................
                                           Name:

Accepted this     day of
            , 2002 by

UNITED NATIONAL BANCORP

By:  .................................
     Name:
     Title:

                                  SCHEDULE 6.2
                         FORM OF OPINION OF COUNSEL TO
                            VISTA TO BE DELIVERED TO
                          UNITED AT THE EFFECTIVE TIME

    (Capitalized terms used herein and not otherwise defined have the meanings given them in the Agreement)

    (a) Vista is a corporation validly existing and in good standing under the laws of the State of New Jersey. Vista has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as
described in the Joint Proxy Statement/Prospectus on page   under the caption
              . Vista is registered as a holding company under the BHCA.

    (b) Each Subsidiary of Vista listed as such in the Vista Disclosure Schedule is validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Bank is a national banking association chartered under the laws of the United States. The Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as
described in the Joint Proxy Statement/Prospectus on page   under the caption
              .

    (c) The authorized capital stock of Vista consists of           shares of
Vista Common Stock. Except for any Vista Common Stock issuable upon exercise of outstanding Vista Options granted pursuant to the Vista Option Plan and the United Stock Option, we have not become aware (through our representation of Vista in connection therewith or in the course of our representation of Vista in connection with the Agreement, or through Vista's representations to us in the attached certificate) of any outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating Vista to issue, deliver or sell, cause to be issued, delivered or sold, or restricting Vista from selling any additional Vista Common Stock or obligating Vista to grant, extend or enter into any such agreement or commitment. Based solely upon our review of the minute books of Vista and its Subsidiaries, and without independent verification of the matters recited therein, all of the outstanding shares of capital stock of each Subsidiary of Vista listed as such in the Vista Disclosure Schedule have been validly authorized and issued and we are not aware of any liens, claims, equities, restrictions or encumbrances created by Vista on Vista's ownership thereof.

    (d) The Agreement, the Bank Merger Agreement and the United Stock Option have been authorized, executed and delivered by Vista and the Bank and constitute the valid and binding obligations of Vista and the Bank, respectively, enforceable in accordance with their terms, except that the enforceability of the obligations of Vista and the Bank may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, or laws affecting bank holding companies, national banks or institutions the deposits of which are insured by the FDIC or other laws heretofore or hereafter enacted relating to or affecting the enforcement of creditors' rights generally and by principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). In addition, certain remedial and other provisions of the Agreement, the Bank Merger Agreement and the United Stock Option may be limited by implied covenants of good faith, fair dealing, and commercially reasonable conduct, by judicial discretion, in the instance of equitable remedies, and by applicable public policies and laws.

    (e) The execution and delivery of the Agreement, the Bank Merger Agreement and the United Stock Option and the consummation of the transactions contemplated thereby will not (i) conflict with or violate any provision of or result in the breach of any provision of the respective certificate of incorporation or articles of association, as the case may be, or by-laws of Vista or the Bank; (ii) conflict with or violate in any material respect, or result in a material breach or violation of the terms or provisions of, or constitute a default under, or result in (whether upon or after the giving of notice or lapse of time or both) any material obligation under, any indenture, mortgage, deed of trust or loan agreement or any other agreement, instrument, judgment, order, arbitration award or decree of which we are aware (through our representation of Vista in connection therewith or in the course of our representation of Vista in connection with the Agreement, the Bank Merger Agreement and the United Stock Option or through Vista's representations to us in the attached certificate) and to which Vista or the Bank is a party or by which Vista or the Bank is bound; or (iii) cause Vista or the Bank to violate any law, rule or regulation applicable to Vista or the
Bank: except with respect to (ii) and (iii) above, such as in the aggregate will not have a material adverse effect on the ability of Vista and the Bank to consummate the transactions contemplated by the Agreement, the Bank Merger Agreement and the United Stock Option. Any shares of Vista Common Stock issued pursuant to the United Stock Option, when so issued in accordance therewith, will be duly authorized, validly issued, fully paid and non- assessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by Vista.

    (f) All actions of the directors and stockholders of Vista and of the Bank required by federal banking law or New Jersey, or by the respective certificate of incorporation or charter, as the case may be, or by-laws of Vista or the Bank, to be taken by Vista or the Bank to authorize the execution, delivery and performance of the Agreement, the Bank Merger Agreement and the United Stock Option and consummation of the Merger have been taken.

    (g) No approvals, authorizations, consents or other actions or filings under federal banking law, New Jersey law or Pennsylvania law ('Approvals') are required to be obtained by Vista or the Bank in order to permit the execution and delivery of the Agreement, the Bank Merger Agreement and the United Stock Option by Vista and the Bank and the performance by Vista and the Bank of the transactions contemplated thereby other than those Approvals which have been obtained or those Approvals or consents required to be obtained by United or UTB, or Approvals not required or necessary to be obtained on the date hereof.

    (h) Except as set forth in the Vista Disclosure Schedule and in Vista's certificate addressed to us and attached hereto, and other than ordinary routine litigation incidental to the business of Vista or its Subsidiaries, we are not aware of any material action, suit or proceeding or investigation pending or threatened in writing against or affecting the business, operations, property or financial condition of Vista or any of its Subsidiaries, at law or in equity, in any court or before any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, except those which, if decided adversely to Vista or any of its Subsidiaries, would not have a material adverse effect on Vista and its Subsidiaries, taken as a whole; provided, however, we are not counsel to Vista or its Subsidiaries in any litigation and with respect to litigation we are relying upon the representation and warranty of Vista made in Section 3.7 of the Agreement with respect to material litigation and on Vista's certificate addressed to us and attached hereto.

                                      *******

    We are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements and information contained in the Joint Proxy Statement/Prospectus and make no representation that we have independently verified the accuracy, completeness or fairness of such statements and information, but, without in any way limiting the generality of the foregoing, based upon our review of the Joint Proxy Statement/Prospectus
(i) the Joint Proxy Statement/Prospectus (except for financial statements and other tabular financial information, and other financial and statistical data and information, as to which we express no opinion) complies as to form in all material respects with the 1934 Act and the applicable laws and regulations thereunder, (ii) no facts have come to our attention that caused us to believe that (except for financial statements and other tabular financial information, as to which we do not express any belief) the Joint Proxy Statement/Prospectus on the date of the mailing thereof and on the date of the meeting of stockholders of Vista at which the Agreement was approved, contained any untrue statement of a material fact with respect to Vista or omitted to state a material fact with respect to Vista necessary in order to make the statements therein with respect to Vista, in light of the circumstances under which they were made, not misleading.

                                      *******

    In rendering their opinion, counsel to Vista (A) may, to the extent they deem proper and so specify in their opinion, rely upon the opinion of other counsel as to matters involving the application of laws of any jurisdiction other than the United States, or may exclude from their opinion the substance included in the opinions of other counsel given directly to UNB and (B) may rely, as to matters of fact, on certificates of responsible officers of Vista, the Bank, or other Subsidiaries of Vista and public officials; provided copies of any such opinions or certificates are delivered to Vista together with the opinion to be rendered hereunder by counsel to Vista. Counsel to Vista may assume that any agreement is the valid and binding obligation of any parties to such agreement other than Vista and the Bank. As to matters of fact, counsel to Vista may also rely upon the representations and warranties made by Vista to United in the Agreement as though such representations and warranties were made directly to counsel. Counsel to Vista may also rely upon the genuineness of signatures and the authenticity of copies.

                                  SCHEDULE 6.3
                         FORM OF OPINION OF COUNSEL TO
                           UNITED TO BE DELIVERED TO
                          VISTA AT THE EFFECTIVE TIME

    (Capitalized terms used herein and not otherwise defined have the meanings given them in the Agreement)

    (a) United is a corporation validly existing and in good standing under the laws of the State of New Jersey. United has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as
described in the Joint Proxy Statement/Prospectus on page   under the caption
            . United is registered as a bank holding company under the BHCA.

    (b) Each Subsidiary of United listed as such in the United Disclosure
Schedule is validly existing and in good standing under the laws of the jurisdiction of its incorporation. UTB is a New Jersey chartered commercial bank. UTB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as described in the Joint
Proxy Statement/Prospectus on page   under the caption             .

    (c) The authorized capital stock of United consists of       shares of
common stock, $1.25 par value per share ('United Common Stock') and       shares
of preferred stock,       par value per share ('United Preferred Stock'). Except
for any United Common Stock issuable upon exercise of outstanding stock options and stock appreciation rights granted pursuant to the United Option Plan, and except for any shares of United Services A Preferred Stock or shares of United Common Stock issuable pursuant to rights granted under the United Shareholder Rights Plan dated as of November 1, 2001, we have not become aware (through our representation of United in connection therewith or in the course of our representation of United in connection with the Agreement, or through United's representations to us in the attached certificate) of any outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating United to issue, deliver or sell, cause to be issued, delivered or sold, or restricting United from selling any additional United Common Stock or obligating United to grant, extend or enter into any such agreement or commitment except as may be provided in any acquisition agreement United may enter into after the date of execution of the Agreement. Based solely upon our review of the minute books of United and its Subsidiaries, and without independent verification of the matters recited therein, all of the outstanding shares of capital stock of each Subsidiary of United listed as such in the United Disclosure Schedule have been validly authorized and issued and we are not aware of any liens, claims, equities, restrictions or encumbrances created by United on United's ownership thereof. The United Common Stock to be issued in connection with the Merger in accordance with Article II of the Agreement, when so issued in accordance therewith, will be duly authorized, validly issued, fully paid and non-assessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by United.

    (d) The Agreement, the Bank Merger Agreement and the United Stock Option have been authorized, executed and delivered by United and UTB and constitute the valid and binding obligations of United and UTB, respectively, enforceable in accordance with their terms, except that the enforceability of the obligations of United and UTB may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, or laws affecting New Jersey chartered banks the deposits of which are insured by the FDIC or other laws heretofore or hereafter enacted relating to or affecting the enforcement of creditors' rights generally and by principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). In addition, certain remedial and other provisions of the Agreement, the Bank Merger Agreement and the United Stock Option may be limited by implied covenants of good faith, fair dealing, and commercially reasonable conduct, by judicial discretion, in the instance of equitable remedies, and by applicable public policies and laws.

    (e) The execution and delivery of the Agreement, the Bank Merger Agreement and the United Stock Option and the consummation of the transactions contemplated thereby will not (i) conflict with or violate any provision of or result in the breach of any provision of the respective certificates of incorporation or by-laws of United or UTB; (ii) conflict with or violate in any material respect, or result in a material breach or violation of the terms or provisions of, or constitute a default under, or result in (whether upon or after the giving of notice or lapse of time or both) any material obligation under, any indenture, mortgage, deed of trust or loan agreement or any other agreement, instrument, judgment, order, arbitration award or decree of which we are aware (through our representation of United in connection therewith or in the course of our representation of United in connection with the Agreement, the Bank Merger Agreement and the United Stock Option or through United's representations to us in the attached certificate) and to which United or UTB is a party or by which United or UTB is bound; or (iii) cause United or UTB to violate any law, rule or regulation applicable to United or UTB: except with respect to (ii) and (iii) above, such as in the aggregate will not have a material adverse effect on the ability of United and UTB to consummate the transactions contemplated by the Agreement, the Bank Merger Agreement and the United Stock Option.

    (f) All actions of the directors and stockholders of United and of UTB required by federal banking law or New Jersey law, or by the respective certificates of incorporation or by-laws of United or UTB, to be taken by United or UTB to authorize the execution, delivery and performance of the Agreement, the Bank Merger Agreement and the United Stock Option and consummation of the Merger have been taken.

    (g) Assuming that there has been due authorization of the Merger by all necessary corporate and governmental proceedings on the part of Vista and that Vista has taken all action required to be taken by it prior to the Effective Time, upon the appropriate filing of the Certificate of Merger in respect of the Merger with the New Jersey Secretary of State in accordance with Section 1.6 of the Agreement, the Merger will become effective at the time of such filing, and upon effectiveness of the Merger each share of Vista Common Stock will be converted as provided in Article II of the Agreement.

    (h) No approvals, authorizations, consents or other actions or filings under federal banking law or New Jersey law ('Approvals') are required to be obtained by United or UTB in order to permit the execution and delivery of the Agreement, the Bank Merger Agreement and the United Stock Option by United and UTB and the performance by United and UTB of the transactions contemplated thereby other than those Approvals which have been obtained or those Approvals or consents required to be obtained by Vista or the Bank, and Approvals not required or necessary to be obtained on the date hereof.

    (i) Except as set forth in the United Disclosure Schedule and in United's certificate addressed to us and attached hereto, and other than ordinary routine litigation incidental to the business of United or its Subsidiaries, we are not aware of any material action, suit or proceeding or investigation pending or threatened in writing against or affecting the business, operations, property or financial condition of United or any of its Subsidiaries, at law or in equity, in any court or before any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, except those which, if decided adversely to United or any of its Subsidiaries, would not have a material adverse effect on United and its Subsidiaries, taken as a whole; provided, however, we are not counsel to United or its Subsidiaries in certain litigation and with respect to any such litigation we are relying upon the representation and warranty of United made in Section 4.10 of the Agreement with respect to material litigation and on United's certificate addressed to us and attached hereto.

    (j) The Registration Statement has been declared effective by the SEC under the 1933 Act and we are not aware that any stop order suspending the effectiveness has been issued under the 1933 Act or proceedings therefor initiated or threatened by the SEC.

                                    *******

    We are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements and information contained in the Joint Proxy Statement/ Prospectus and make no representation that we have independently verified the accuracy, completeness or fairness of such statements and information, but, without in any way limiting the generality of the foregoing, based upon our review of the Joint Proxy Statement/ Prospectus
(i) the Joint Proxy Statement/ Prospectus (except for financial statements and other tabular financial information, and other financial and statistical data and information, as to which we express no opinion) complies as to form in all material respects with the 1933 Act and the applicable laws and regulations thereunder, (ii) no facts have come to our attention that caused us to believe that (except for financial statements and other tabular financial information, as to which we do not express any belief) the Joint Proxy Statement/ Prospectus on the date of the mailing thereof and on the date of the meeting of stockholders of Vista at which the Agreement was approved, contained any untrue statement of a material fact with respect to United or omitted to state a material fact with respect to United necessary in order to make the statements therein with respect to United, in light of the circumstances under which they were made, not misleading.

                                    *******

    In rendering their opinion, counsel to United (A) may, to the extent they deem proper and so specify in their opinion, rely upon the opinion of other counsel as to matters involving the application of laws of any jurisdiction other than the United States or the State of New Jersey, or may exclude from their opinion the substance included in the opinions of other counsel given directly to Vista and (B) may rely, as to matters of fact, on certificates of responsible officers of United, UTB, or other Subsidiaries of United and public officials; provided copies of any such opinions or certificates are delivered to Vista together with the opinion to be rendered hereunder by counsel to United. Counsel to United may assume that any agreement is the valid and binding obligation of any parties to such agreement other than United. As to matters of fact, counsel to United may also rely upon the representations and warranties made by United to Vista in the Agreement as though such representations and warranties were made directly to counsel. Counsel to United may also rely upon the genuineness of signatures and the authenticity of copies.

                                   EXHIBIT B
                              TO MERGER AGREEMENT

                                           INDEX
                                                                          MARKET     INDEX
                                                                          VALUE    WEIGHTING
              COMPANY NAME                 TICKER       CITY       STATE  ($SM)       (%)
              ------------                 ------       ----       -----  ------   ---------
Alabama National BanCorporation..........  ALAB     Birmingham     AL     362.18      5.26%
Capital City Bank Group, Inc. ...........  CCBG     Tallahassee    FL     247.98      3.60%
Community Bank System, Inc. .............  CBU      DeWitt         NY     301.14      4.38%
F&M Bancorp..............................  FMBN     Frederick      MD     299.83      4.36%
Financial Institutions, Inc. ............  FISI     Warsaw         NY     234.57      3.41%
First Charter Corporation................  FCTR     Charlotte      NC     546.56      7.94%
Hancock Holding Company..................  HBHC     Gulfport       MS     452.12      6.57%
Harleysville National Corporation........  HNBC     Harleysville   PA     405.57      5.89%
Independent Bank Corp. ..................  INDB     Rockland       MA     289.80      4.21%
National Penn Bancshares, Inc. ..........  NPBC     Boyertown      PA     467.30      6.79%
NBT Bancorp. Inc. .......................  NBTB     Norwich        NY     332.05      4.83%
S&T Bancorp., Inc. ......................  STBA     Indiana        PA     619.37      9.00%
Sandy Spring Bancorp., Inc. .............  SASR     Olney          MD     386.18      5.61%
Simmons First National Corporation.......  SFNCA    Pine Bluff     AR     227.17      3.30%
Sterling Financial Corporation...........  SLFI     Lancaster      PA     287.73      4.18%
TrustCo Bank Corp NY.....................  TRST     Glenville      NY     837.25     12.17%
U.S.B. Holding Co., Inc. ................  UBH      Orangeburg     NY     242.54      3.52%
WesBanco, Inc. ..........................  WSBC     Wheeling       WV     341.47      4.96%
                                           Total................................       100%

    If, at any time after the date of the Merger Agreement and before the Determination Date, the common stock of any company on this Exhibit B ceases to be publicly traded or any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization, such company shall be removed from the Index Group effective as of the Starting Date (i.e., such Company shall not be considered part of the Index Group for any purposes in connection with this Merger Agreement) and the Index Weighting of the remaining companies in the Index Group shall be increased proportionately to their prior Index Weighting, so that the total Index Weighting is 100%. If any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Exhibit B.

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT

    THIS STOCK OPTION AGREEMENT (this 'AGREEMENT') dated November 19, 2001, is by and between United National Bancorp, a New Jersey corporation and registered bank holding company ('UNITED'), and Vista Bancorp, Inc., a New Jersey corporation and registered bankholding company ('VISTA').

                                   BACKGROUND

    1. United, UnitedTrust Bank ('UTB'), Vista and Vista Bank, N.A. (the 'BANK'), as of the date hereof, have executed a definitive agreement and plan of merger (the 'MERGER AGREEMENT') pursuant to which United will acquire Vista through a merger of Vista with and into United (the 'MERGER').

    2. During the negotiation of the Merger Agreement, United and UTB advised Vista that they would not execute the Merger Agreement unless Vista executed this Agreement.

    3. As an inducement to United to enter into the Merger Agreement and in consideration for such entry, Vista has agreed to grant to United an option to purchase authorized but unissued shares of common stock of Vista in an amount and on the terms and conditions hereinafter set forth.

                                   AGREEMENT

    In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, United and Vista, intending to be legally bound hereby, agree:

        1. Grant of Option. Vista hereby grants to United the option to purchase 1,055,781 shares of the common stock, $.50 par value (the 'COMMON STOCK'), of Vista at a price of $21.50 per share (the 'OPTION PRICE'), on the terms and conditions set forth herein (the 'OPTION').

        2. Exercise of Option. This Option shall not be exercisable until the occurrence of a Triggering Event (as such term is hereinafter defined). Upon or after the occurrence of a Triggering Event (as such term is hereinafter defined), United may exercise the Option, in whole or in part, at any time or from time to time, subject to the termination provisions of Section 19 of this Agreement.

    The term 'Triggering Event' means the occurrence of any of the following events:

        A person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the 'EXCHANGE ACT'), and the rules and regulations thereunder) other than United or an affiliate of United:

           a. acquires beneficial ownership (as such term is defined in Rule 13d-3 as promulgated under the Exchange Act) of at least 20% of the then outstanding shares of Common Stock;

           b. enters into a letter of intent or an agreement, whether oral or written, with Vista pursuant to which such person or any affiliate of such person would (i) merge or consolidate, or enter into any similar transaction, with Vista or the Bank, (ii) acquire all or a significant portion of the assets or liabilities of Vista or the Bank, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing 20% or more of the then outstanding shares of Common Stock;

           c. makes a filing with any bank or thrift regulatory authority or publicly announces a bona fide proposal (a 'PROPOSAL') for (i) any merger, consolidation or acquisition of all or a significant portion of all the assets or liabilities of Vista or the Bank or any other business combination involving Vista or the Bank, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the outstanding shares of Common Stock, and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 15 days prior to the meeting of stockholders of Vista called to vote on the Merger and Vista' stockholders fail to approve the Merger by the vote required by applicable law at the meeting of stockholders called for such purpose; or

           d. makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, Vista willfully takes any action in any manner which would materially interfere with its ability to consummate the Merger or materially reduce the value of the transaction to United.

    The term 'Triggering Event' also means the taking of any material direct or indirect action by Vista or any of its directors, officers or agents, with the formal or informal approval or acquiescence of the Vista Board of Directors, with the intention of inviting, encouraging or soliciting any proposal which has as its purpose a tender offer for the shares of Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of Vista, or a sale of a significant number of shares of Common Stock or any significant portion of its assets or liabilities.

    The term 'significant portion' means 25% of the assets or liabilities of Vista. The term 'significant number' means 20% of the outstanding shares of Vista.

    'Publicly Withdrawn', for purposes of clauses (c) and (d) above, shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over Vista or the Bank or in soliciting or inducing any other person (other than United or any affiliate) to do so.

    Notwithstanding the foregoing, the Option may not be exercised at any time
(i) in the absence of any required governmental or regulatory approval or consent necessary for Vista to issue the shares of Common Stock covered by the Option (the 'OPTION SHARES') or United to exercise the Option or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

    Vista shall notify United promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by Vista shall not be a condition to the right of United to exercise the Option. Vista will not take any action which would have the effect of preventing or disabling Vista from delivering the Option Shares to United upon exercise of the Option or otherwise performing its obligations under this Agreement.

    In the event United wishes to exercise the Option after a Triggering Event has occurred and prior to the termination of this Agreement, United shall send a written notice to Vista (the date of which is hereinafter referred to as the 'NOTICE DATE'), specifying the total number of Option Shares it wishes to purchase and a place and date (not less than three days after such notice is sent to Vista) for the closing of such a purchase (a 'CLOSING'); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals and the expiration of any legally required notice or waiting period, if any.

    3. Payment and Delivery of Certificates. At any Closing hereunder (a) United will make payment to Vista of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by Vista, (b) Vista will deliver to United a stock certificate or certificates representing the number of Option Shares so purchased, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever created by or through Vista, registered in the name of United or its designee, in such denominations as were specified by United in its notice of exercise and, if necessary, bearing a legend as set forth below and (c) United shall pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

    If required under applicable federal securities laws, a legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Agreement, which legend will read substantially as follows:

        The shares of stock evidenced by this certificate have not been registered for sale under the Securities Act of 1933 (the '1933 ACT'). These shares may not be sold, transferred or otherwise disposed of unless a registration statement with respect to the sale of such shares has been filed under the 1933 Act and declared effective or, in the opinion of counsel reasonably acceptable to Vista Bancorp Inc., said transfer would be exempt from registration under the provisions of the 1933 Act and the regulations promulgated thereunder.

No such legend shall be required if a registration statement is filed and declared effective under Section 4 hereof.

    4. Registration Rights. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from United, Vista shall, if necessary for the resale of the Option or the Option Shares by United, prepare and file a registration statement with the Securities and Exchange Commission and any state securities bureau covering the Option and such number of Option Shares as United shall specify in its request, and Vista shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that United shall in no event have the right to have more than one such registration statement become effective.

    In connection with such filing, Vista shall use its best efforts to cause to be delivered to United such certificates, opinions, accountant's letters and other documents as United shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended. All expenses incurred by Vista in complying with the provisions of this Section 4, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for Vista and blue sky fees and expenses shall be paid by Vista. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to United and any other expenses incurred by United in connection with such registration shall be borne by United. In connection with such filing, Vista shall indemnify and hold harmless United against any losses, claims, damages or liabilities, joint or several, to which United may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of a material fact required to be stated therein or necessary to make the statements therein not misleading; and Vista will reimburse United for any legal or other expense reasonably incurred by United in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Vista will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement of omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of United specifically for use in the preparation thereof. United will indemnify and hold harmless Vista to the same extent as set forth in the immediately preceding sentence but only with reference to written information specifically furnished by or on behalf of United for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and United will reimburse Vista for any legal or other expense reasonably incurred by Vista in connection with investigating or defending any such loss, claim, damage, liability or action.

    5. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

    In the event any capital reorganization or reclassification of the Common Stock, or any consolidation, merger or similar transaction of Vista with another entity, or in the event any sale of all or substantially all of the assets of Vista shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holder hereof) shall be made whereby the holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option had such reorganization, reclassification, consolidation, merger or sale not taken place; provided, however, that if such transaction results in the holders of Common Stock receiving only cash, the holder hereof shall be paid the difference between the Option Price and such cash consideration without the need to exercise the Option.

    6. Filings and Consents. Each of United and Vista will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

    Exercise of the Option herein provided shall be subject to compliance with all applicable laws including, in the event United is the holder hereof, approval of the Board of Governors of the Federal Reserve System and Vista agrees to cooperate with and furnish to the holder hereof such information and documents as may be reasonably required to secure such approvals.

    7. Representations and Warranties of Vista. Vista hereby represents and warrants to United as follows:

        a. Due Authorization. Vista has full corporate power and authority to execute, deliver and perform this Agreement and all corporate action necessary for the execution, delivery and performance of this Agreement has been duly taken by Vista.

        b. Authorized Shares. Vista has taken and, as long as the Option is outstanding, will take all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

        c. No Conflicts. Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate regulatory approvals) will violate or result in any violation or default of or be in conflict with or constitute a default under any term of the certificate of incorporation or by-laws of Vista or any agreement, instrument, judgment, decree, statute, rule or order applicable to Vista.

    8. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable. Notwithstanding the foregoing, United shall have the right to seek money damages against Vista for a breach of this Agreement.

    9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

    10. Assignment or Transfer. United may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to an affiliate of United, except after the occurrence of a Triggering Event. United represents that it is acquiring the Option for United's own account and not with a view to or for sale in connection with any distribution of the Option or the Option Shares. United shall have the right to assign this Agreement to any party it selects after the occurrence of a Triggering Event.

    11. Amendment of Agreement. By mutual consent of the parties hereto, this Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

    12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

    13. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by express service, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

    (a) If to United, to:

        United National Bancorp
      1130 Route 22 East, P.O. Box 6000
      Bridgewater, New Jersey 08807-0010
      Attn.: Thomas C. Gregor, Chairman, President and Chief Executive Officer

    With a copy to:

       Bourne, Noll & Kenyon
      Attn.: Charles R. Berman, Esq.
      382 Springfield Avenue
      P.O. Box 690
      Summit, New Jersey 07902-0690

    (b) If to Vista, to:

        Vista Bancorp Inc.
      115 South Main Street
      Pillipsburg, New Jersey 08864-2894
      Attn.: Barbara Harding, President and Chief Executive Officer

    With a copy to:

       Saul Ewing, LLP
      Attn: John B. Lampi, Esq.
      2 North 2nd Street, 7th Floor
      Harrisburg, PA 17101

    or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date so delivered or telecopied and mailed.

    14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

    15. Captions. The captions in the Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

    16. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (i) compliance with any of the covenants of the other party contained in this Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Agreement.

    17. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as provided in Section 10 permitting United to assign its rights and obligations hereunder.

    18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    19. Termination. This Agreement shall terminate upon either the termination of the Merger Agreement as provided therein or the consummation of the transactions contemplated by the Merger Agreement; provided, however, that if termination of the Merger Agreement occurs after the occurrence of a Triggering Event (as defined in Section 2 hereof), this Agreement shall not terminate until the later of 18 months following the date of the termination of the Merger Agreement or the consummation of any proposed transactions which constitute the Triggering Event.

    IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Agreement to be executed by its duly authorized officer, all as of the day and year first above written.

ATTEST:                                                       VISTA BANCORP, INC.

             /s/ JILL S. PURSELL               BY:           /s/ BARBARA HARDING
 ............................................     .............................................
               JILL A. PURSELL                                   BARBARA HARDING
             CORPORATE SECRETARY                      PRESIDENT AND CHIEF EXECUTIVE OFFICER



ATTEST:                                        UNITED NATIONAL BANCORP

           /s/ RALPH L. STRAW, JR.             BY:          /s/ THOMAS C. GREGOR
 ............................................     .............................................
             RALPH L. STRAW, JR.                               THOMAS C. GREGOR
                  SECRETARY                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                                                      APPENDIX C


                                          March 25, 2002


The Board of Directors
United National Bancorp
1130 Route 22 East
Bridgewater, NJ 08807

Members of the Board:

    You have requested our opinion as investment bankers that the consideration in the Merger (the 'Merger') by and between United National Bancorp ('United National'), the holding company for UnitedTrust Bank and Vista Bancorp ('Vista'), the holding company for Vista Bank, pursuant to the Agreement and Plan of Merger dated as of November 19, 2001 is fair to the holders of United National Common Stock from a financial point of view.

    Pursuant to the Agreement and Plan of Merger (the 'Agreement') dated November 19, 2001, Vista shall be merged with and into United National with the surviving entity being United National Bancorp. Simultaneous with the Merger, Vista Bank will be merged into UnitedTrust Bank with UnitedTrust Bank being the surviving entity. Each share of Vista's issued and outstanding common stock will be converted into the right to receive, at the election of the holder thereof and subject to certain procedures and limitations set forth in the Agreement (as to which we express no opinion), (i) the number of shares of the common stock of United National ('United National Common Stock') equal to the quotient of the Cash Election Price (as defined below) divided by the Average Market Price (as defined below) (such quotient, the 'Exchange Ratio') or (ii) a cash amount equal to the sum of (x) 0.75 times 1.17 times the Average Market Price and (y) 0.25 times $28.36 (the 'Cash Election Price' and, together with the Exchange Ratio, the 'Merger Consideration'). The 'Average Market Price' means the average of the closing prices of United National Common Stock as reported on the NASDAQ/NMS for the ten consecutive full trading days ending on and including the Determination Date (as defined in the merger agreement).


    Ryan, Beck & Co., LLC. as a customary part of its investment banking business is engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In conducting our investigation and analysis of the Merger, we have met with members of senior management of both United National and Vista to discuss their operations, historical financial statements, strategic plans and future prospects. We have reviewed and analyzed material prepared in connection with the Merger, including but not limited to the following: (i) the Agreement and related documents; (ii) the Merger Proxy Statement; (iii) United National's Annual Report on Form 10-K for the fiscal years ended December 31, 2001, 2000, 1999 and 1998, Quarterly Reports on Form 10-Q for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001; (iv) United National's Proxy Statement Dated March 27, 2001; (v) Vista's Annual Report on Form 10-K for the fiscal years ended December 31, 2001, 2000, 1999 and 1998, Quarterly Reports on Form 10-Q for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001; (vi) Vista's Proxy Statement Dated March 27, 2001; (vii) the historical stock prices and trading volume of United National's common stock (viii) certain operating and financial information provided to Ryan, Beck by the management of United National relating to its business and prospects; (ix) the publicly available financial data of commercial banking organizations which Ryan, Beck deemed generally comparable to United National; and (x) the historical stock prices and trading volume of Vista's common stock (xi) certain operating and financial information provided to Ryan, Beck by the management of Vista relating to its business and prospects; (xii) the publicly available financial data of commercial banking organizations which Ryan, Beck deemed generally comparable to Vista; and (xiii) the terms of recent acquisitions of commercial banking organizations which Ryan, Beck deemed generally comparable in whole or in part to Vista. We also conducted or reviewed such other studies, analyses, inquiries and examinations as we deemed appropriate.


    While we have taken care in our investigation and analyses, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to us by the respective institutions or which was publicly available and have not assumed any responsibility for independently verifying such information. We have also relied upon the management of United National Bancorp as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us and in certain instances we have made certain adjustments to such financial and operating forecasts, which in our judgment were appropriate under the circumstances. In addition, we have assumed with your consent that such forecasts and projections reflect the best currently available estimates and judgments of management. We have also relied, without independent verification, upon the estimates and judgments of the managements of United National and Vista as to the potential cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. Ryan, Beck is not an expert in evaluating loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses. Therefore, Ryan, Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the balance sheets of United National and Vista at December 31, 2001, and Ryan, Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission as of the date of such financial statements. We also assumed that the merger in all respects is, and will be consummated in compliance with all laws and regulations applicable to United National and Vista and that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of United National, Vista, or the combined entity, as the case may be, or on the contemplated benefits of the Merger, including the expected synergies. We have not made or obtained any independent evaluations or appraisals of the assets and liabilities of either United National or Vista or their respective subsidiaries, nor have we reviewed any loan files of United or Vista or their respective subsidiaries. We have further assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.


    In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate in the circumstances. Our opinion is necessarily based on economic, market and other conditions and projections as they exist and can be evaluated on the date hereof.

    We have been retained by the Board of Directors of United National as an independent contractor to determine whether the consideration offered to Vista Shareholders in the Merger as provided and described in the Agreement is fair to United National shareholders. Ryan, Beck will receive a fee for rendering a fairness opinion, a significant portion of which is due upon issuance of this fairness opinion. Ryan, Beck has not had an investment banking relationship with United National in the past three years. Ryan, Beck provides published investment analysis on United National and acts as a market maker in United National common stock. Ryan, Beck has not had an investment banking relationship with Vista and Ryan, Beck's research department does not provide published investment analysis on Vista. However, Ryan, Beck does make a market in Vista's common stock.

    In the ordinary course of our business as a broker-dealer, we may actively trade equity securities of United National and Vista for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

    Our opinion is directed to the Board of Directors of United National and does not constitute a recommendation to any shareholder of United National as to how such shareholder should vote at any shareholder meeting held in connection with the merger. We have not considered, nor are we expressing any opinion herein with respect to, the price at which United National Common Stock will trade following the consummation of the Merger.

    Based upon and subject to the foregoing it is our opinion as investment bankers that the consideration offered to Vista Bancorp in the Merger as provided and described in the Agreement is fair to the holders of United National common stock from a financial point of view.

                                          Very truly yours,


                                          RYAN, BECK & CO., LLC.

                                                                      APPENDIX D

                                          February 27, 2002

The Board of Directors
Vista Bancorp, Inc.
305 Roseberry Street
Phillipsburg, NJ 08865

Members of the Board:

    You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Vista Bancorp, Inc. ('Vista') of the merger consideration in the proposed merger (the 'Merger') of with and into United National Bancorp ('United'), pursuant to the Agreement and Plan of Merger, dated as of November 19, 2001, between Vista and United (the 'Agreement'). Pursuant to the terms of the Agreement, each outstanding share of Vista common stock, par value $0.50 per share, of Vista (the 'Vista Common Shares') will be entitled to elect to receive merger consideration in the form of United common stock, par value $1.25 per share (the 'United Common Shares'), cash, or a combination of United Common Shares and cash as more fully described in the Agreement. The total amount of consideration payable in the merger is fixed as $37,615,527 cash and 4,655,518 United Common Shares.

    Holders of Vista Common Stock may elect to receive cash or stock, provided that $37,615,527 of the aggregate consideration to be received by holders of Vista Common Stock shall consist of cash and the remanding consideration shall consist of United Common Shares.

    Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Vista and United, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Vista and United for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Vista. We have acted exclusively for the Board of Directors of Vista in rendering this fairness opinion and will receive a fee from Vista for our services.

    In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Vista and United and the Merger, including among other things, the following: (i) the Agreement;
(ii) the Registration Statement on Form S-4 (including the proxy statement/prospectus for the special meeting of stockholders of Vista to be held in connection with the Merger) dated February 27, 2002; (iii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2000, of Vista and United; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Vista and United and certain other communications from Vista and United to their respective stockholders; and
(v) other financial information concerning the businesses and operations of Vista and United furnished to us by Vista and United for purposes of our analysis. We have also held discussions with senior management of Vista and United regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Vista and United with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

    In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Vista and United as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managments. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Vista and United are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Vista or United, nor have we examined any individual credit files.

    We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Vista and United; (ii) the assets and liabilities of Vista and United; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the merger consideration in the Merger is fair, from a financial point of view, to holders of the Common Shares.

                                          Very truly yours,


                                          KEEFE, BRUYETTE & WOODS, INC.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Indemnification. The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and
(b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term 'corporate agent' includes any present or former director, officer, employee or agent of the corporation, and a person serving as a 'corporate agent' at the request of the corporation for any other enterprise.

    With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

    The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or
(iii) by the stockholders.

    A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent's expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

    Exculpation. Article 4 of the certificate of incorporation of United provides:

        1. Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its stockholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.

        2. Elimination of Certain Liability of Officers. Unless provided otherwise by law, an officer of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its stockholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit.

        3. Repeal or Modification of this Article. Any repeal or modification of the foregoing paragraphs by the stockholders of the Corporation shall not adversely affect any right or protection of a director or an officer of the Corporation existing at the time of such repeal or modification.

The New Jersey Business Corporation Act, as it affects exculpation, has not been changed since the adoption of this provision by United in 1987.

ITEM 21.

A. Exhibits


 EXHIBIT
   NO.                            DESCRIPTION
---------                         -----------
 2(a)*    -- Agreement and Plan of Merger, dated November 19, 2001, by and among United National Bancorp, UnitedTrust Bank, Vista
             Bancorp, Inc. and Vista Bank, N.A, as amended, included at
             Appendix A to the Joint Proxy Statement-Prospectus.
 2(b)*    -- Stock Option Agreement, dated November 19, 2001, by and between United National Bancorp and Vista Bancorp, Inc.,
             included at Appendix B to the Joint Proxy
             Statement-Prospectus.
 5**      -- Opinion of Bourne, Noll & Kenyon as to the legality of
             the securities to be registered.
 8        -- Opinion of Bourne, Noll & Kenyon as to certain tax
             consequences of the merger.
23(a)     -- Consent of KPMG LLP with respect to United National
             Bancorp.
23(b)     -- Consent of McGladrey and Pullen, LLP with respect to
             Vista Bancorp, Inc.
23(b.1)** -- Consent of Rudolph, Palitz LLC.
23(c)**   -- Consent of Ryan, Beck & Co., LLC.
23(d)**   -- Consent of Bourne, Noll & Kenyon (included in Exhibits 5 and 8 hereto).
23(e)**   -- Consent of Keefe, Bruyette & Woods, Inc.
24**      -- Power of Attorney of Officers and Directors of United
             National Bancorp.
99(a)**   -- Form of Proxy Card to be utilized by the Board of
             Directors of United National Bancorp.
99(b)**   -- Form of Proxy Card to be utilized by the Board of
             Directors of Vista Bancorp, Inc.
99(c)     -- Consent of Barbara Harding regarding directorship.
99(d)     -- Consent of Harold J. Curry regarding directorship.
99(e)     -- Consent of J. Marshall Wolff regarding directorship.


---------
 * Included elsewhere in this registration statement.


** Filed with the prior registration statement.


B. Reports, Opinions or Appraisals

    Form of Fairness Opinion of the Ryan, Beck & Co, LLC is included as Appendix C to the Joint Proxy Statement-Prospectus.

    Form of Fairness Opinion of Keefe, Bryette & Woods, Inc. is included as Appendix D to the Joint Proxy Statement-Prospectus.

ITEM 22. UNDERTAKINGS

    1. The undersigned registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (b) That for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    4. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 2 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    6. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    7. Subject to appropriate interpretation, the undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Bridgewater, State of New Jersey, on March 26, 2002.


                                          UNITED NATIONAL BANCORP

                                          By:        /s/ THOMAS C. GREGOR
                                              ..................................
                                                      THOMAS C. GREGOR
                                                   CHAIRMAN, PRESIDENT AND
                                                   CHIEF EXECUTIVE OFFICER




           /s/ THOMAS C. GREGOR             Chariman, President and Chief          March 26, 2002
...........................................  Executive Officer
            (THOMAS C. GREGOR)
           /s/ ALFRED J. SOLES              Vice President and Treasurer           March 26, 2002
 .........................................    (Principal Financial Officer)
            (ALFRED J. SOLES)

        /s/ A. RICHARD ABRAHAMIAN           Senior Vice President and Chief        March 26, 2002
 .........................................    Accounting Officer of UnitedTrust
         (A. RICHARD ABRAHAMIAN)              Bank (Principal Accounting
                                              Officer)

           /s/ GEORGE W. BLANK*             Director                               March 26, 2002
 .........................................
            (GEORGE W. BLANK)

          /s/ C. DOUGLAS CHERRY*            Director                               March 26, 2002
 .........................................
           (C. DOUGLAS CHERRY)

      /s/ WILLIAM T. KELLEHER, JR.*         Director                               March 26, 2002
 .........................................
        (WILLIAM T. KELLEHER, JR.)

           /s/ JOHN R. KOPICKI*             Director                               March 26, 2002
 .........................................
            (JOHN R. KOPICKI)

         /s/ ANTONIA S. MAROTTA*            Director                               March 26, 2002
 .........................................
           (ANTONIA S. MAROTTA)

        /s/ JOHN W. MCGOWAN, III*           Director                               March 26, 2002
 .........................................
          (JOHN W. MCGOWAN, III)

        /s/ PATRICIA A. MCKIERNAN*          Director                               March 26, 2002
 .........................................
         (PATRICIA A. MCKIERNAN)

                SIGNATURE                                  TITLE                        DATE
                ---------                                  -----                        ----
        /s/ CHARLES N. POND, JR.*           Director                               March 26, 2002
 .........................................
          (CHARLES N. POND, JR.)

            /s/ PAUL K. ROSS*               Director                               March 26, 2002
 .........................................
              (PAUL K. ROSS)

            /s/ ARLYN D. RUS*               Director                               March 26, 2002
 .........................................
              (ARLYN D. RUS)

           /s/ DAVID R. WALKER*             Director                               March 26, 2002
 .........................................
            (DAVID R. WALKER)

           /s/ RONALD E. WEST*              Director                               March 26, 2002
 .........................................
             (RONALD E. WEST)

          /s/ GEORGE J. WICKARD*            Director                               March 26, 2002
 .........................................
           (GEORGE J. WICKARD)

          /s/ THOMAS C. GREGOR
 .........................................
          *BY (THOMAS C. GREGOR)
           AS ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


 EXHIBIT
   NO.                            DESCRIPTION
---------                         -----------
 2(a)*    -- Agreement and Plan of Merger, dated November 19, 2001, by and among United National Bancorp, UnitedTrust Bank, Vista
             Bancorp, Inc. and Vista Bank, N.A., as amended, included
             at Appendix A to the Joint Proxy Statement-Prospectus.
 2(b)*    -- Stock Option Agreement, dated November 19, 2001, by and between United National Bancorp and Vista Bancorp, Inc.,
             included at Appendix B to the Joint Proxy
             Statement-Prospectus.
 5**      -- Opinion of Bourne, Noll & Kenyon as to the legality of
             the securities to be registered.
 8        -- Opinion of Bourne, Noll & Kenyon as to certain tax
             consequences of the merger.
23(a)     -- Consent of KPMG LLP with respect to United National
             Bancorp.
23(b)     -- Consent of McGladrey and Pullen, LLP with respect to
             Vista Bancorp, Inc.
23(b.1)** -- Consent of Rudolph, Palitz LLC.
23(c)**   -- Consent of Ryan, Beck & Co., LLC.
23(d)**   -- Consent of Bourne, Noll & Kenyon (included in Exhibits 5 and 8 hereto).
23(e)**   -- Consent of Keefe, Bruyette & Woods, Inc.
24**      -- Power of Attorney of Officers and Directors of United
             National Bancorp.
99(a)**   -- Form of Proxy Card to be utilized by the Board of
             Directors of United National Bancorp.
99(b)**   -- Form of Proxy Card to be utilized by the Board of
             Directors of Vista Bancorp, Inc.
99(c)     -- Consent of Barbara Harding regarding directorship.
99(d)     -- Consent of Harold J. Curry regarding directorship.
99(e)     -- Consent of J. Marshall Wolff regarding directorship.


---------
 * Included elsewhere in this registration statement.


** Filed with the prior registration statement.